      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 2000

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           THE PETROLEUM PLACE, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             7389                            84-1491583
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                             ---------------------

                          5299 DTC PARKWAY, SUITE 815
                              ENGLEWOOD, CO 80111
                                 (303) 694-5350
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                                GARY R. VICKERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           THE PETROLEUM PLACE, INC.
                          5299 DTC PARKWAY, SUITE 815
                              ENGLEWOOD, CO 80111
                                 (303) 694-5350
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:

           JAMES C.T. LINFIELD, ESQ.                               RICHARD J. WILKIE, ESQ.
             LAURA M. MEDINA, ESQ.                                   SETH R. MOLAY, P.C.
            JONATHON J. TAYLOR, ESQ.                                JOHN T. GOODGAME, ESQ.
               COOLEY GODWARD LLP                         AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
        2595 CANYON BOULEVARD, SUITE 250                      1900 PENNZOIL PLACE -- SOUTH TOWER
             BOULDER, CO 80302-6737                                  711 LOUISIANA STREET
                 (303) 546-4000                                      HOUSTON, TEXAS 77002
                                                                        (713) 220-5800

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                             ---------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                    TITLE OF SECURITIES                          MAXIMUM AGGREGATE           AMOUNT OF
                      TO BE REGISTERED                         OFFERING PRICE(1)(2)      REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...............................       $100,000,000               $26,400
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                     SUBJECT TO COMPLETION -- MAY 19, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
             , 2000

                                     [LOGO]

                                   SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

THE PETROLEUM PLACE, INC.:

- We are a leading energy Internet marketplace serving the upstream petroleum industry. Our services enable the online discovery, evaluation, acquisition, divestiture and processing of petroleum properties.

- The Petroleum Place, Inc.
  5299 DTC Parkway, Suite 815
  Englewood, CO 80111
  (303) 694-5350
  www.PetroleumPlace.com

PROPOSED SYMBOL & MARKET:

- PPLC/Nasdaq National Market

THE OFFERING:

- The underwriters have an option to purchase an additional           shares of
  common stock from us to cover over-allotments.

- This is our initial public offering, and no public market currently exists for our shares.

- We anticipate that the initial public offering price will be between $     and
  $     per share.

- We plan to use the proceeds from this offering for working capital, potential acquisitions, repayment of outstanding borrowings and other general corporate purposes.

- Closing:           , 2000.

--------------------------------------------------------------------------------

                                                               Per Share    Total
       ----------------------------------------------------------------------------
       Public offering price:                                  $           $
       Underwriting fees:
       Proceeds to The Petroleum Place, Inc.:
       ----------------------------------------------------------------------------

    THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Nor have they made, nor will they make, a determination whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE                                SALOMON SMITH BARNEY

                                   BANC OF AMERICA SECURITIES LLC

                                                                  DLJDIRECT INC.

                               TABLE OF CONTENTS

                                        PAGE
Prospectus Summary....................    1
Risk Factors..........................    5
Forward-Looking Statements............   15
Corporate Information.................   16
Use of Proceeds.......................   17
Dividend Policy.......................   17
Dilution..............................   18
Capitalization........................   19
Unaudited Pro Forma Consolidated
  Financial Statements................   20
Selected Consolidated Financial
  Data................................   26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   27

                                        PAGE
Business..............................   33
Management............................   45
Certain Relationships and Related
  Transactions........................   54
Principal Stockholders................   55
Description of Capital Stock..........   57
Shares Eligible for Future Sale.......   61
Underwriting..........................   63
Legal Matters.........................   66
Experts...............................   66
Where You Can Find Additional
  Information.........................   66
Index to Financial Statements.........  F-1

                             ---------------------

     You should rely only on the information contained in this prospectus or to which we have referred you. Neither we nor any underwriter has authorized anyone to provide you with information that is different. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, even if this prospectus is delivered to you after the prospectus date, or you buy our common stock after the prospectus date.

                               PROSPECTUS SUMMARY

     This summary highlights some of the information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and the financial statements and accompanying notes before you decide to buy our common stock.

                                  OUR COMPANY

     Petroleum Place is a leading energy Internet marketplace serving the upstream petroleum industry. Through PetroleumPlace.com, which was launched in 1995, we seek to bring price and process efficiencies to each stage of the oil and gas property transaction lifecycle, streamlining the discovery, evaluation, acquisition, divestiture and processing of petroleum properties. Our marketplace and solutions include the following key components:

     - floor and Internet oil and gas property auctions conducted through the leading oil and gas property auction exchange in North America;

     - electronic catalogs of our auction properties, sophisticated electronic data rooms and a members-only listing service for properties, all accessible through our web site;

     - enterprise resource planning software, including accounting, billing and land and production management software systems for the upstream petroleum industry;

     - geotechnical data and analysis tools delivered over the Internet; and

     - content, community and e-commerce solutions for the worldwide petroleum industry.

     We currently operate the largest oil and gas property auction exchange in North America. The value of properties sold annually at our auctions has grown from approximately $3.0 million in 1993 to approximately $162.9 million in fiscal 1999. For the first eight months of fiscal 2000, we handled property transactions with a value of approximately $138.5 million and have current commitments to sell an additional estimated $135.0 million in oil and gas properties by the end of fiscal 2000.

     To increase the sales of our products and services and become the leading Internet marketplace for the petroleum industry, we intend to build upon our existing relationships with the integrated and large independent petroleum companies that currently use our services, some of which have made equity investments in us. The proven reserves reported by our petroleum industry equity investors had an estimated aggregate value of $25.2 billion as of December 31, 1999. We also intend to cross-sell our services to the 41,300 unique monthly visitors to our Internet marketplace, our qualified prospect base of 16,600 industry professionals and our paying subscriber base of 135 energy companies.

     Each stage of the transaction lifecycle has traditionally been costly, cumbersome and time-consuming, burdened by data-intensive, paper-based processes. The lack of a central marketplace to efficiently execute property transactions and the lack of back office interconnectivity to process them results in poor market liquidity and long transaction cycles. We intend to streamline the oil and gas property transaction lifecycle by pursuing the following strategies:

     - Leverage our Established Auction Exchange into the Leading Internet Marketplace for the Petroleum Industry. Through the credibility we have established during our eight years in the auction business, we believe we can drive rapid adoption of our Internet-based auction format for petroleum properties, which will attract a larger pool of buyers and sellers, thereby increasing the volume and size of properties sold through auctions.

     - Become the Leading ASP for Geotechnical Data and Applications. We intend to aggregate and provide both property-related geotechnical data and the relevant analytical software, which will provide substantial workflow efficiencies in the property discovery and evaluation process.

     - Create Broad Interconnectivity Among Upstream Trading Partners. We plan to offer XML-enabled software solutions to link the back office systems of our installed base of 150 independent petroleum companies with their respective trading partners through the Internet.

     - Establish an Internet Marketplace for New and Used Oilfield Equipment. We intend to capitalize on our database of over 8,500 items of pre-owned oilfield equipment to establish a central marketplace for new and used oilfield equipment.

     - Drive Adoption of Our Solutions Internationally. We intend to leverage our existing Canadian customer base to expand the distribution and use of our products and services to the Canadian market. We believe that properties in the North Sea are similarly suited for our marketplace.

                                  THE OFFERING

Common stock offered by
us.........................       shares

Common stock outstanding
after this offering........       shares

Use of proceeds............  For working capital, potential acquisitions, repayment of outstanding borrowings and other general corporate purposes. Please see "Use of Proceeds" for more information regarding our planned use of the proceeds from this offering.

Proposed Nasdaq National
Market Symbol..............  PPLC

     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2000. It also reflects:

     - the issuance of 16,856 shares of common stock in connection with our acquisition of all the assets of Strata Web Systems Ltd. in April 2000;

     - the issuance of 164,916 shares of Series C preferred stock in April and May 2000;

     - the pending acquisition of Paradigm Technologies, Inc. for aggregate consideration of $28.4 million, consisting of $12.0 million in cash and 151,216 shares of Series D preferred stock with an estimated value of $16.4 million, assuming the price per share of this offering exceeds a specified minimum; and

     - the automatic conversion of all outstanding series of preferred stock into common stock on a one-for-one basis upon completion of this offering assuming the price per share of this offering exceeds a specified minimum.

     In addition to the shares of common stock to be outstanding after this offering, there are:

     - 345,892 shares that could be issued upon the exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $0.75 per share; and

     - 28,522 shares that could be issued upon the exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $38.66 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables summarize the consolidated financial data for our business. You should read this data together with "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes, including the unaudited interim and pro forma financial information which appear later in this prospectus and other financial statements and notes in this prospectus. The historical financial information for the periods ended on or prior to May 31, 1999 reflects the financial information of the Clearinghouse, our Predecessor Company, in which we acquired a controlling interest in June 1999. The accompanying financial information of the Predecessor Company for periods ending on or prior to May 31, 1999 is not comparable in all material respects with our financial information subsequent to May 31, 1999, since that financial information reports financial position and results of operations on a different basis of accounting.

     The pro forma statements of operations data reflect the following as if the transactions had occurred on October 1, 1998, the beginning of our last full fiscal year:

     - the acquisition of all the outstanding shares of capital stock of the Clearinghouse in June 1999 and August 1999;

     - the acquisition of all the outstanding shares of capital stock of TradeBank in September 1999;

     - the acquisition of specified assets, including PetroleumPlace.com, from World Web Technologies in September 1999;

     - the acquisition of all the assets of Strata Web; and

     - the pending acquisition of Paradigm for aggregate consideration of $28.4 million, consisting of $12.0 million in cash and 151,216 shares of Series D preferred stock with an estimated value of $16.4 million, assuming the price per share of this offering exceeds a specified minimum.

     The pro forma balance sheet data gives effect to:

     - the acquisition of all the assets of Strata Web;

     - the issuance of 164,916 shares of Series C preferred stock, at a price of $59.12 per share, in April and May 2000 for aggregate consideration of $9.8 million; and

     - the pending acquisition of Paradigm for aggregate consideration of $28.4 million, consisting of $12.0 million in cash and 151,216 shares of Series D preferred stock with an estimated value of $16.4 million, assuming the price per share of this offering exceeds a specified minimum.

     The pro forma as adjusted balance sheet data gives effect to:

     - the automatic conversion of all outstanding series of preferred stock into common stock on a one-for-one basis upon completion of this offering assuming the price per share of this offering exceeds a specified minimum; and

     - our receipt of the estimated net proceeds from the sale of      shares of
       common stock in this offering at an assumed initial public offering price
       of $     per share, after deducting estimated underwriting discounts and commissions and offering expenses.

                                          PREDECESSOR COMPANY                                    PETROLEUM PLACE
                             ---------------------------------------------   -------------------------------------------------------
                                                                                                                  PRO FORMA
                                                                             JAN. 28, 1999                --------------------------
                             FISCAL YEAR ENDED   SIX MONTHS   EIGHT MONTHS    (INCEPTION)    SIX MONTHS      FISCAL
                               SEPTEMBER 30,       ENDED         ENDED          THROUGH        ENDED       YEAR ENDED     SIX MONTHS
                             -----------------   MARCH 31,      MAY 31,        SEPT. 30,     MARCH 31,    SEPTEMBER 30,     ENDED
                              1997      1998        1999          1999           1999           2000          1999        MARCH 31,
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)                                                                              2000
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue
  Net commission revenue...  $ 5,270   $ 6,323    $ 4,776       $ 5,547         $ 2,069       $  4,108       $ 7,616       $  4,108
  Software, maintenance and
    integration............       --        --         --            --              --             --        11,352          6,352
  Other revenue............      270       362        277           316             104            303         1,078            708
                             -------   -------    -------       -------         -------       --------       -------       --------
      Total revenue........    5,540     6,685      5,053         5,863           2,173          4,411        20,046         11,168
Cost of revenue............    1,979     2,763      1,759         2,290             961          1,848         8,754          5,179
                             -------   -------    -------       -------         -------       --------       -------       --------
        Gross profit.......    3,561     3,922      3,294         3,573           1,212          2,563        11,292          5,989
                             -------   -------    -------       -------         -------       --------       -------       --------
Operating expenses
  Sales, marketing,
    development, general
    and administrative.....    1,403     1,497      1,207         1,566           1,505          4,019         8,695          7,185
  Depreciation and
    amortization...........       51        96         35            47           1,179          3,262         9,409          6,053
                             -------   -------    -------       -------         -------       --------       -------       --------
      Total operating
        expense............    1,454     1,593      1,242         1,613           2,684          7,281        18,104         13,238
                             -------   -------    -------       -------         -------       --------       -------       --------
        Income (loss) from
          operations.......    2,107     2,329      2,052         1,960          (1,472)        (4,718)       (6,812)        (7,249)
Other income (expense),
  net......................       (1)       (2)        --            --            (113)           203          (343)           245
                             -------   -------    -------       -------         -------       --------       -------       --------
        Income (loss)
          before minority
          interest and
          taxes............    2,106     2,327      2,052         1,960          (1,585)        (4,515)       (7,155)        (7,004)
Income taxes...............       --        --         --            --             (37)            --           (37)            --
Minority interest..........       --        --         --            --          (4,549)            --            --             --
                             -------   -------    -------       -------         -------       --------       -------       --------
        Net income
          (loss)...........  $ 2,106   $ 2,327    $ 2,052       $ 1,960         $(6,171)      $ (4,515)      $(7,192)      $ (7,004)
                             =======   =======    =======       =======         =======       ========       =======       ========
Earnings (loss) per share--
  basic and diluted........  $210.64   $232.70    $205.22       $196.00         $(12.34)      $  (9.03)      $(13.92)      $ (13.55)
Weighted average common
  shares outstanding.......   10,000    10,000     10,000        10,000         500,000        500,000       516,856        516,856

                                                                    AS OF MARCH 31, 2000
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $53,108   $ 51,355
Current assets..............................................   53,509     53,880
Total assets................................................   73,639    102,873
Current liabilities.........................................    4,486      6,669
Long-term debt, excluding current portion...................    6,811      6,811
Total stockholders' equity..................................   62,341     89,192

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the events described in the following risks actually occur, our business, financial condition and operating results could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS ASSOCIATED WITH OUR BUSINESS

  OUR BUSINESS MODEL IS NOT PROVEN AND MAY NOT BE SUCCESSFUL.

     Our business-to-business e-commerce model is based on the development of our Internet marketplace for the purchase and sale of interests in oil and gas properties, equipment, geotechnical information and industry-specific software and content. Auctions conducted on the Internet, particularly the auction of oil and gas properties, is a new and unproven method. Until recently, our auction business depended upon attracting sellers and buyers to a physical location and conducting auctions through an oral bid system. We may not achieve or sustain revenue growth or generate any profits from our business model. Our growth strategy depends upon our ability to, among other things:

     - generate price and process efficiencies for our customers;

     - achieve high rates of adoption by migrating a significant portion of our existing live auction business to the Internet, as well as increasing the number of new auction participants, including broadening the acceptance of auctions and e-brokered transactions as a means of divestiture;

     - maintain an adequate inventory of high value oil and gas properties for divestiture through our auctions and e-brokered transactions;

     - develop or acquire online content, including additional geotechnical data, that will be useful to participants in the petroleum industry and help enable Internet sales of oil and gas property interests;

     - achieve a high rate of adoption of our application service provider, or ASP, services, in which users of industry-specific software rent and use the software through our web site rather than purchase and install the software on their servers;

     - gain the adoption by our existing enterprise resource planning system customers of newer Internet technologies, such as extensible markup language, or XML, to effect electronic interconnectivity between trading partners; and

     - generate significant revenue from our Internet-enabled solutions.

     The success of our business will require, among other things, that we develop and market solutions that achieve broad market acceptance by petroleum companies and industry professionals. Our solutions, services and brand may not achieve broad market acceptance. For example, purchasers may continue to acquire oil and gas properties, data, software applications and services and conduct transactions through existing methods rather than use our Internet-based solutions as a result of:

     - their comfort with existing methods;

     - direct relationships with sellers;

     - the costs and resources required to switch purchasing and information gathering methods;

     - security and privacy concerns; or

     - general reticence about conducting business and performing research over the Internet.

  OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND OUR PROSPECTS.

     We were formed in January 1999 and have a limited operating history upon which to evaluate the merits of investing in our common stock. Due to our limited operating history, we believe that period-to-period comparisons of our revenue and results of operations are not meaningful. As a result, you should not rely on our revenue or results of operations for any prior period as an indication of future performance or prospects. Prior to investing in our common stock, you should consider the risks and difficulties that we face as a young company in a new and rapidly evolving market. Some of these specific risks and difficulties include:

     - we may be unable to significantly increase and maintain customer adoption and use of our Internet-based solutions;

     - our growth strategy depends substantially on Internet solutions that have been present in the market for a limited time and may not be successful;

     - we may not be able to effectively integrate and manage the businesses and technologies that we have acquired to date;

     - we may be unable to develop and enhance our brand;

     - we may be unable to maintain existing relationships or establish new relationships with data providers, software application providers and buyers and sellers of oil and gas properties;

     - we depend substantially on revenue from auction sales and we may be unable to significantly increase revenue from auction sales or generate significant revenue from other sources;

     - we may be unable to adapt to rapidly changing technologies and developing markets;

     - we may be unable to effectively manage our rapidly expanding operations and the increasing use of our services; and

     - we may be unable to attract, retain and motivate qualified personnel.

  THE MARKET FOR PETROLEUM INDUSTRY BUSINESS-TO-BUSINESS E-COMMERCE SOLUTIONS IS VERY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

     The market for petroleum industry business-to-business e-commerce solutions is intensely competitive, evolving and subject to rapid technological change. We face competition from other traditional oil and gas service companies, property brokers and auction houses, as well as from existing or new Internet companies operating in or expanding into our vertical market. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than us, significantly greater name recognition and a larger installed base of customers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

     We also face the risk that existing and potential customers may choose to create or finance their own online petroleum industry marketplace, or that existing and potential customers may choose to partner with another Internet business-to-business e-commerce company, which could result in decreased use of our services. Many of our existing customers are large energy companies with access to many resources, and some have already entered into Internet ventures specific to other areas of the petroleum industry.

  WE INTEND TO GROW OUR BUSINESS BY ACQUIRING OTHER COMPANIES OR TECHNOLOGIES. IF WE ARE UNABLE TO SUCCESSFULLY IDENTIFY, ACQUIRE AND INTEGRATE NEW COMPANIES OR TECHNOLOGIES, OUR BUSINESS WILL BE HARMED.

     We have grown our business primarily through the acquisition of other companies and assets and plan to continue this growth strategy for the foreseeable future. If we are unsuccessful in identifying, acquiring and integrating other companies, we may not achieve our anticipated levels of growth. A substantial portion of our current revenue is derived from businesses or technologies that we have acquired. Although we continually evaluate acquisition opportunities, we may be unable to identify suitable acquisition candidates or successfully negotiate or finance any future acquisitions. We may also be unable to effectively integrate any acquired companies.

     Acquiring other companies or technologies involves many risks and difficulties, including:

     - diversion of management's attention from our existing business;

     - increased fixed costs, which could cause profits to decrease;

     - assumption of unknown material liabilities of acquired companies;

     - large write-offs and amortization expenses related to goodwill and other intangible assets;

     - difficulty in integrating an acquired company's personnel and culture with our personnel and culture;

     - difficulty in integrating an acquired company's accounting and information systems with our accounting and information systems;

     - difficulty in maintaining standards, controls, procedures and policies across the combined companies;

     - issuances of equity securities that may dilute your interest in our company;

     - incurring additional debt; and

     - disruption of our ongoing business and operations, which could, among other things, impair our reputation and our relationships with customers and employees and potentially cause the loss of our own key employees or those of an acquired company.

  WE ANTICIPATE FUTURE LOSSES, WHICH MAY CAUSE THE MARKET PRICE OF OUR STOCK TO DECREASE.

     We may not achieve profitability in the future or sustain any future profitability, which would cause the price of our stock to decrease. We incurred net losses in fiscal 1999 and for the six months ended March 31, 2000. We expect to incur losses for the foreseeable future as a result of the amortization of the purchase price of our acquisitions, amortization of deferred compensation expenses and our efforts to develop our Internet marketplace. Our profitability will depend on whether we can significantly increase revenue while controlling expenses. As a new company implementing a new business plan, we need to build awareness of our brand, generate traffic to our Internet marketplace and gain the acceptance of participants in the petroleum industry. We will incur significant marketing expenses in attempting to accomplish these objectives. If our marketing efforts are unsuccessful and do not generate a corresponding increase in revenue, then our losses will increase.

  FACTORS OUTSIDE OUR CONTROL, INCLUDING CHANGES IN THE ECONOMIC CONDITION OF THE PETROLEUM INDUSTRY, MAY HARM OUR TRANSACTION SERVICES AND OUR OPERATING RESULTS AND PROFITABILITY.

     The success of our transaction services is dependent upon achieving market liquidity through the participation of a substantial number of buyers and sellers. This market liquidity can vary widely and depends upon many factors outside of our control, including:

     - fluctuations in the price of oil and gas;

     - expectations of buyers and sellers regarding future oil and gas prices;

     - spending plans and specific acquisition or divestiture programs of petroleum companies;

     - seasonal and cyclical trends that influence asset purchase and sale decisions for the petroleum industry; and

     - the continued growth of auctions as a means of acquiring and divesting oil and gas properties.

  FAILURE TO MANAGE OUR GROWTH COULD RESULT IN INEFFICIENT OPERATIONS.

     Our planned rapid expansion could strain our infrastructure, management, internal controls and financial systems. We may not be able to effectively manage our present growth or any future expansion, which could cause substantial increases in our operating costs without corresponding increases in our revenue. To support our growth, we will need to continue to hire qualified employees in all areas of our business. This planned rapid growth could strain our ability to integrate and properly train our new employees. Inadequate integration and training of our employees may result in an inefficient workforce and may harm our operating results.

  OUR STRATEGY OF DISTRIBUTING SOFTWARE AND ANALYSIS TOOLS AS AN APPLICATION SERVICE PROVIDER IS UNPROVEN AND MAY NOT BE SUCCESSFUL.

     We intend to establish ourselves as an ASP serving the software needs of industry professionals, as well as the general enterprise resource planning needs of the upstream petroleum industry. The ASP model is a new and unproven distribution strategy, particularly in our marketplace. We have limited experience in distributing software as an ASP. To fully implement our ASP model, we will need to develop additional technology, as well as establish relationships with developers and distributors of software products, which we may be unable to do on a cost-effective basis, if at all. If we are unable to implement our ASP model, or if our ASP distribution model does not generate sufficient revenue to cover the costs of creating, deploying and supporting this distribution model, our operating results will be harmed. In addition, ASP revenue accounting generally recognizes revenue over the life of the particular contract. Therefore, it may take a significant amount of time to build a large enough revenue base to cover our fixed costs.

  OUR STRATEGY OF ESTABLISHING BACK OFFICE INTERCONNECTIVITY FOR TRADING PARTNERS WITHIN THE PETROLEUM INDUSTRY IS UNPROVEN AND MAY NOT BE SUCCESSFUL.

     As part of our business strategy, we intend to establish electronic links connecting selected enterprise resource planning systems of our clients, including their accounting, procurement and property management systems, with those of their suppliers, customers and other business partners. We may not be able to effectively implement this strategy because it is subject to a number of risks and uncertainties, including:

     - this business strategy is new and unproven and may not be adopted by petroleum industry participants;

     - we have no experience in establishing back office interconnectivity among industry participants;

     - we must develop a solution that incorporates the features and functionality that our customers require;

     - we depend on the general acceptance of the XML standard for document transmission over the Internet; and

     - we will need to develop or acquire new technology to implement this strategy.

     Any of these risks or uncertainties could prevent us from successfully effecting a back office interconnectivity solution, which would harm our operating results.

  IF WE DO NOT HIRE AND RETAIN QUALIFIED STAFF, OUR BUSINESS WILL NOT GROW AS EXPECTED.

     If we cannot attract, retain, manage and motivate skilled employees, the growth of our business will be limited. The programmers and network engineers that are necessary to deploy our Internet strategies are highly trained professionals that are in considerable demand consistent with the rapid expansion of the Internet. Additionally, our auction professionals include auctioneers, sales professionals, geologists, engineers and landmen that are highly sought after by other auction companies and energy companies.

     Our ability to obtain oil and gas properties for auction is often dependent upon the relationships of our individual employees with our clients. Changes in personnel within our company or within our client companies could impair our ability to obtain these properties. We typically do not enter into employment or non-competition agreements with our employees.

  WE MAY NOT BE ABLE TO SUCCESSFULLY OPERATE OUR BUSINESS IF OUR NEWLY FORMED MANAGEMENT TEAM DOES NOT WORK EFFECTIVELY TOGETHER.

     Our management team was formed in 1999 and has had a limited time to work together. If our management team is unable to work together effectively, our business could be harmed. We believe that our success will depend on the continued services of our key senior management personnel, especially Gary Vickers, our founder, president and chief executive officer. The loss of any member of our senior management team could significantly disrupt our operations.

  OUR FUTURE REVENUE IS UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     Our limited operating history and the emerging nature of the business-to-business e-commerce market make it very difficult for us to accurately forecast our revenue. We plan our operating expenditures based on anticipated revenue. As a result of the uncertainties associated with the risk factors described in this section, we may be unable to accurately forecast our revenue. Because we have many fixed operating expenses, if revenue in a particular period does not meet expectations, we will experience an unexpected increase in losses. Due to the nature of applying new technologies to an existing enterprise, period-to-period comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to decline.

  A SMALL NUMBER OF OUR CUSTOMERS ACCOUNT FOR A HIGH PERCENTAGE OF OUR REVENUE AND THE LOSS OF A MAJOR CUSTOMER COULD HURT OUR OPERATING RESULTS AND CAUSE OUR STOCK PRICE TO DECLINE.

     A small number of customers account for a high percentage of our revenue. The loss of any of these major customers could result in lower than expected revenue and cause our stock price to decline. For the fiscal year ended September 30, 1999 and for the six months ended March 31, 2000, one customer, Anadarko Petroleum, accounted for 16.5% and 10.6% of our revenue, respectively. A small number of customers may contribute a significant percentage of our revenue in any particular period. Most customers do not have any obligation to purchase additional services from us or to continue to use our current services. The loss of any major customer could substantially affect our operating results and harm our business.

  WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND ACQUISITIONS WHEN NEEDED.

     We believe that our cash resources, without the proceeds of this offering, will be sufficient to fund our operations for at least the next twelve months. When combined with the net proceeds of this offering, we will be able to take greater advantage of the opportunity to acquire or invest in complementary businesses, technologies, services and products, as well as repay existing debt. Additional financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. Additional financing may also dilute the equity ownership of existing stockholders.

     If we cannot obtain adequate funds on acceptable terms, we may be unable to:

     - fund our capital requirements;

     - take advantage of strategic opportunities;

     - respond to competitive pressures; or

     - develop or enhance our services.

  WE MAY BE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATIONS, INCLUDING REGULATIONS REGARDING THE SALE OF OIL AND GAS PROPERTIES AND THE SALE OF SECURITIES, AND OUR BUSINESS MAY BE HARMED IF WE ARE NOT IN COMPLIANCE WITH THESE REGULATIONS.

     Changes in the regulations or licensing requirements of the auction business could increase the complexity and costs of conducting auctions and decrease our ability to attract sellers and buyers.

Government regulation of auctions varies from jurisdiction to jurisdiction. Numerous states have regulations regarding the manner in which auctions may be conducted and the potential liability of auctioneers. In addition, we are required to obtain a license in various jurisdictions with respect to some of the oil and gas properties we sell at auction.

     The Clearinghouse is a registered broker-dealer with the Securities and Exchange Commission, or the SEC. As such, it must be in compliance with all state and federal securities laws applicable to the sale of oil and gas properties by auction. The laws regulating the sale of interests in oil and gas properties change from time to time. Moreover, the laws concerning the sale of such interests over the Internet are not well defined. Changes in or new interpretations of federal or state securities laws could decrease our ability to operate our business. Further, a claim of securities law violation brought against us by a buyer or seller participating in one of our auctions or by a state or regulatory agency could result in a sanction against us or revocation of our license by the SEC or similar state agency. This would significantly impair our ability to operate our business.

     Due to the increasing popularity and use of the Internet, laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, intellectual property, content, taxation, distribution and the characteristics and quality of products and services. In particular, states and other taxing jurisdictions may attempt to impose sales taxes on the purchase of goods and services over the Internet. Regulations like these could limit growth in use of the Internet or decrease the acceptance of the Internet as a commercial medium. Our Internet operations also may be subject to other federal, state, local or foreign laws, regulations and policies, either now existing or that may be adopted in the future. These laws or regulations could subject us to significant liability, prevent us from offering certain Internet products or services or otherwise have an adverse effect on our business.

  IF WE CANNOT ACCURATELY ADD PROPERTY DATA TO OUR ELECTRONIC DATA ROOMS, WE MAY LOSE SALES AND CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR REVENUE.

     Currently, we are responsible for loading information about the oil and gas properties to be auctioned or sold in brokered transactions into our electronic data rooms and categorizing the information for search purposes. This process entails a number of risks, including dependence on property sellers to provide us with accurate, complete and current information about their property. Timely loading of this data into our electronic data rooms depends upon a number of factors, including the file formats of the data provided to us by sellers and our ability to further automate and expand our operations to accurately load this data into our electronic data rooms. We may be unable to automate the loading and updating of seller data on our system in a timely manner. If sellers do not provide us with accurate, complete and current information about the properties we offer for auction or broker, our electronic data rooms may be less useful to our customers and users and may expose us to liability. Although we screen seller information before we make it available in electronic data rooms, the information available in our electronic data rooms may not always be accurate, complete, current or comply with governmental regulations. This could expose us to liability or result in decreased adoption and use of our online auction or e-brokered transaction solutions, which could reduce our revenue and therefore have a negative effect on our results of operations.

  THE PRIOR S-CORPORATION STATUS OF OUR SUBSIDIARIES COULD RESULT IN FUTURE TAX LIABILITY.

     Prior to their acquisition by us, two of our subsidiaries were S-corporations for federal income tax purposes. Unlike a C-corporation, an S-corporation generally is not subject to income tax at the corporate level. Although we are a C-corporation, our ownership of these subsidiaries could expose us to liabilities from the subsidiaries' previous tax activities if the S-corporation status were denied by the Internal Revenue Service for any period prior to our acquisition of these companies.

  WE FACE RISKS ASSOCIATED WITH OUR PLANNED INTERNATIONAL EXPANSION THAT MAY HARM OUR BUSINESS AND LIMIT OUR GROWTH PROSPECTS.

     We intend to further expand into international markets and to expend significant financial and managerial resources to do so. In particular, we intend to facilitate the purchase and sale of oil and gas properties in Canada and potentially the North Sea, as well as build upon our existing relationships with our investors based in the Middle East. If we are not able to do so, we may not be able to expand internationally, which may harm our business and limit our growth prospects. If our revenue from these and other international operations do not exceed the expense of establishing and maintaining these operations, our business will suffer.

     We have limited experience in international operations and may not be able to compete effectively in international markets. We face risks inherent in conducting business internationally, such as:

     - varying technology standards from country to country;

     - uncertain protection of intellectual property rights;

     - inconsistent regulations and unexpected changes in regulatory requirements;

     - difficulties and costs of staffing and managing international operations;

     - lack of well-developed Internet infrastructure internationally;

     - difficulties in collecting accounts receivable and longer collection periods;

     - political and economic instability;

     - wage and price controls;

     - fluctuations in currency exchange rates;

     - linguistic and cultural differences;

     - imposition of currency exchange controls; and

     - potentially adverse tax consequences.

     Any of these factors could harm our international operations and, consequently, our business and operating results.

  TWO OF OUR SIGNIFICANT STOCKHOLDERS, INCLUDING ONE CONTROLLED BY OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, HAVE INVESTED IN OUR COMPETITORS, SUPPLIERS OR CUSTOMERS, WHICH COULD CAUSE THEM TO ACT AGAINST OUR BEST INTERESTS.

     Two of our significant stockholders, Vickers Energy Services, LLC and Anschutz Family Investment Company, LLC, maintain equity investments in our competitors, suppliers or customers. Gary Vickers, our president and chief executive officer, controls Vickers Energy Services. These investments may present these stockholders with a conflict between our best interests and the best interests of a competitor, supplier or customer. In this case, these stockholders may not vote their shares with a view towards our best interests.
After completion of this offering, Vickers Energy Services will own   % of our
outstanding common stock and Anschutz Family Investment Company will own   %.

RISKS ASSOCIATED WITH OUR TECHNOLOGY

  OUR BUSINESS IS DEPENDENT UPON OUR ABILITY TO DEVELOP AND DEPLOY NEW PRODUCTS AND SERVICES.

     The business-to-business e-commerce market is characterized by rapidly changing technologies and frequent new product and service introductions. If we fail to introduce new technologies or to improve our existing technology in response to industry developments, we may lose customers, which would lead to a loss of revenue.

     We are in the process of developing new products and services for our customers, such as delivering software applications through our Internet marketplace, further enhancing our interactive data delivery services and providing back office integration tools, as well as integrating acquired technology. There are a number of risks associated with these projects, including:

     - we may not complete the technical innovations for Internet commerce or other software applications in a timely manner;

     - we may be unable to attract or retain required technical and management personnel to develop and manage these projects;

     - we might not accurately determine the features and functionality required by our customers and develop the wrong products; or

     - we may encounter technical challenges that we can not overcome with existing technology.

     Any one of the above could delay the timing of a product or service release or decrease the quality of our products and services and, thereby, decrease market acceptance of our products.

  FAILURES OF HARDWARE SYSTEMS OR SOFTWARE COULD UNDERMINE CUSTOMER CONFIDENCE IN THE RELIABILITY OF OUR PRODUCTS AND SERVICES, WHICH COULD HARM OUR BUSINESS AND REPUTATION.

     There are a number of circumstances that can lead to a customer having an unsatisfactory experience with our solutions.

     - Many of our products and services require our customers to access our web site through the Internet. To do so, they must be connected to the Internet and have sufficiently current hardware, operating system software, web browsers and other software. Because of the complex nature of software and hardware and the rapidly evolving nature of technology, a customers' system may become incompatible with our products or services. As a result, a customer may be unable to access our products or services or their access may be interrupted or delayed while using our products or services.

     - A significant disruption in our Internet services or the Internet service of our customers could seriously undermine their confidence in our business. During a disruption, participants may lose their online connection for an extended period of time and be unable to access our Internet marketplace.

     - Many of our products and services depend on complex software that is both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we test our software, we may not discover software defects that affect current or planned services or enhancements until after they are deployed. These defects could cause service interruptions.

Any of these events could lead to customer dissatisfaction with one or more of our solutions, damage our reputation, increase our service costs, cause us to lose revenue, delay market acceptance, result in legal proceedings against us or divert our development resources, any of which could cause our business to suffer.

  OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY NEGATIVELY AFFECT OUR COMPETITIVE POSITION.

     If we are unable to adequately protect our proprietary rights, our business, financial condition and operating results could be harmed. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and the outcome could be uncertain.

     Trademarks, service marks, trade secrets, copyrights and other proprietary rights are important to our success and competitive position. Our efforts to protect our proprietary rights may be inadequate and may not prevent others from claiming violations by us of their proprietary rights. Current trade secret, copyright and trademark laws offer only limited protection. Further, effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available and policing unauthorized use of our proprietary information is difficult.

  WE MAY BE UNABLE TO LICENSE NECESSARY TECHNOLOGIES ON COMMERCIALLY REASONABLE TERMS OR AT ALL.

     We are dependent on the technology we license from third-party providers, which enable us to deliver our solutions. We may need to license additional technologies to remain competitive, which we may not be able to do on commercially reasonable terms or at all. Our inability to license such technology could delay the development of our services until equivalent technology can be identified, licensed and integrated. Any delays could cause our business and operating results to suffer. In addition, we may not be able to integrate any licensed technology into our services. These third-party licenses may expose us to increased risks, including risks related to the integration of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs.

  WE MAY BE SUBJECT TO CLAIMS ALLEGING INTELLECTUAL PROPERTY INFRINGEMENT.

     We may be subject to claims alleging that we have infringed third party proprietary rights, which could divert management's attention and disrupt our business. If we were to discover that we have infringed third party rights, we may not be able to obtain permission to use those rights on commercially reasonable terms. If we resort to legal proceedings to enforce our proprietary rights or defend against alleged infringements, the proceedings could be burdensome and expensive and could involve a high degree of risk. Any of these events could harm our business.

  OUR COMPUTER AND TELECOMMUNICATIONS SYSTEMS ARE IN A SINGLE LOCATION, WHICH MAKES THEM MORE VULNERABLE TO DAMAGE OR INTERRUPTION.

     Substantially all of our computer and telecommunications systems are located in Englewood, Colorado. These systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins and similar events. Although we have business interruption insurance, this coverage may not adequately compensate us for lost business. Although we have implemented network security measures, our systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to effect and confirm transactions. Any of these occurrences could have a material adverse effect on our revenue and profitability.

  CAPACITY CONSTRAINTS COULD LIMIT OUR GROWTH.

     We may generate a high volume of traffic and transactions through our Internet marketplace. Although we are currently expanding and upgrading our Internet systems, any substantial increase above the expected traffic volume and participant numbers will require us to further expand and upgrade our technology, transaction processing systems and network infrastructure. We may be unable to accurately project the rate or timing of any increases or to expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner. The satisfactory performance, reliability and availability of our web site, processing systems and network infrastructure will be critical to our ability to attract large numbers of buyers and sellers and successfully execute their transactions.

     We depend on third parties to provide us with Internet capacity and other services. One or more of our third party providers may fail to provide us with the capacity or other services we require. The failure of any of these third-party systems or any interruption of the services that these third parties provide to us could result in an interruption of our Internet auctions or other online services. Any disruption that results in the unavailability of our services or reduced customer access to our portal would diminish the attractiveness of our Internet auctions or other online services.

  IF OUR SECURITY SYSTEM IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.

     Our activities involve the storage and transmission of proprietary information, such as technical and financial information about properties and potential buyers of these properties and security breaches could damage our reputation and expose us to a risk of loss or litigation. We rely on encryption and authentication technology licensed from third parties in an effort to secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise of the methods we use to protect customer transaction data. Anyone who is able to avoid our security measures or those of our business partners could misappropriate our proprietary information or cause interruptions in our Internet operations. We may need to spend significant funds or other resources to protect against the threat of security breaches or to address problems caused by breaches, which may not be effective.

     Despite the implementation of security measures, our networks and those of our business partners may be vulnerable to unauthorized access, computer viruses and other disruptions. Internet service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, employees or others. Additionally, concerns over the security of transactions conducted on the Internet may inhibit the growth of the Internet as a means of conducting commercial transactions.

RISKS ASSOCIATED WITH THIS OFFERING

  AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR OUR COMMON STOCK.

     Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which a trading market will develop or how active that market might become. The initial public offering price of our common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Further, you may be unable to resell your shares at or above the initial public offering price.

  OUR OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS AND THEIR AFFILIATES WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER OUR BUSINESS AFTER THE OFFERING.

     Upon completion of this offering, our executive officers, directors and
major stockholders will, in the aggregate, beneficially own approximately   % of
our common stock. These stockholders, if they vote together, will be able to significantly influence matters that our stockholders must approve, including electing directors and approving significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing us from effecting a change in control, which could cause our stock price to decline.

  OUR STOCK PRICE MAY BE VOLATILE, EXPOSING US TO EXPENSIVE AND TIME-CONSUMING SECURITIES CLASS ACTION LITIGATION.

     The stock market in general, and the stock prices of Internet-related companies in particular, have recently experienced extreme volatility, which has often been unrelated to the operating performance of any particular company or companies. There has been no prior public market for our stock, and if market or industry-based fluctuations continue, our stock price could decline below our initial public offering price regardless of our actual operating performance. In the past, securities class action litigation has often been brought against companies following periods of volatility in their stock prices. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's time and resources, which could harm our business. In addition, an active market for our stock may not develop after this offering.

  FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL AND DECREASE THE VALUE OF YOUR INVESTMENT.

     The market price of our common stock could fall if our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering. Such sales might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After
this offering, there will be           shares of our common stock outstanding.
Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock that may be sold in the public market. However, Donaldson, Lufkin & Jenrette may, in its sole discretion, release all or some portion of the securities subject to lock-up agreements. Some stockholders are entitled to certain registration rights. The exercise of such rights could adversely affect the market price of our common stock.

  THE ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY NEGATIVELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Certain provisions of our certificate of incorporation and Delaware law may make it more difficult for a third party to acquire control of us, even if a change of control would be beneficial to stockholders. These provisions include:

     - the issuance of up to           million shares of preferred stock by our
       board of directors without stockholder approval;

     - the inability to engage in a business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder;

     - a staggered board of directors, in which stockholders elect only a minority of the board each year;

     - advance notification procedures for matters to be brought before stockholder meetings;

     - a limitation on who may call stockholder meetings; and

     - a prohibition on stockholder action by written consent.

     These provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then-current market value of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. Our actual results could differ materially from those anticipated in these forward looking statements as a result of factors more fully described in the "Risk Factors" section and elsewhere in this prospectus.

                             CORPORATE INFORMATION

     We were incorporated in Delaware in January 1999 under the name Energy Auction Exchange, Inc. In December 1999 we changed our name to The Petroleum Place, Inc. Our principal executive office is located at 5299 DTC Parkway, Suite 815, Englewood, Colorado 80111 and our telephone number is (303) 694-5350. The information contained on our web site, www.PetroleumPlace.com, does not constitute part of this prospectus.

     Unless the context in which such terms are used would require a different meaning, all references to "Petroleum Place," "we," "our" or "us" refer to The Petroleum Place, Inc. and its subsidiaries, including the Clearinghouse for periods prior to its acquisition. Our subsidiaries include The Oil & Gas Asset Clearinghouse, Inc., which we refer to as the "Clearinghouse," EAEDP, Inc., which we refer to as "PetroleumPlace.com," TradeBank, Inc., which we refer to as "TradeBank" and EAESW, Inc., which we refer to as "Strata Web." We refer to Paradigm Technologies, Inc. as "Paradigm." Our trademarks include "The Oil & Gas Asset Clearinghouse." We have applied for federal registration of the following trademarks; "Selective Offerings" and "Data Room Explorer." Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the shares in this
offering at an assumed initial public offering price of $     per share, after
deducting estimated underwriting discounts and commissions and offering
expenses, will be $     . If the underwriters' over-allotment option is
exercised in full, we estimate that we will receive approximately $     in net
proceeds from this offering.

     The principal reasons for this offering are to raise funds for working capital, potential acquisitions, repayment of outstanding borrowings and other general corporate purposes, as well as to provide a means of incentive to our professionals through stock options, create a public market for our common stock and facilitate future access to the public markets.

     We expect to use approximately $7.6 million of the net proceeds to repay all of our outstanding borrowings under our credit facilities with Citicorp U.S.A., Inc., which bear interest at a variable rate, 9.0% as of March 31, 2000. These credit facilities mature upon the earlier to occur of the closing of this offering and July 2004. The proceeds of these borrowings were used to finance a portion of our acquisition of the Clearinghouse and for working capital.

     We plan to use the remaining proceeds from this offering for working capital and for other general corporate purposes, including:

     - continued development of our web site;

     - expansion of our sales and marketing activities; and

     - broaden our product and service offerings.

     We may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. Other than the pending Paradigm acquisition, we have no specific agreements or commitments with respect to any acquisition or investment and we are not currently engaged in any negotiations with respect to any other acquisition.

     Our management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information upon which we base our decisions on how to use the proceeds. Pending these uses, the net proceeds of this offering will be invested in short-term, investment grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                    DILUTION

     Our pro forma net tangible book value as of March 31, 2000, which includes the issuance of 16,856 shares of common stock in connection with our acquisition of all the assets of Strata Web in April 2000, the sale of 164,916 shares of Series C preferred stock at a price of $59.12 per share in April and May 2000 and the issuance of 151,216 shares of Series D preferred stock in connection
with our pending acquisition of Paradigm, was $41.0 million, or $       per
share. Pro forma net tangible book value per share represents the amount of our total pro forma tangible assets, reduced by the amount of our total pro forma liabilities, divided by the number of shares of common stock outstanding, assuming the conversion of all outstanding series of preferred stock into common stock. Common stock issuable upon the conversion of the Series C and Series D
preferred stock is based upon an assumed offering price of $       . Dilution in
pro forma net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the
sale of the      million shares of common stock offered by us at an initial
public offering price of $     per share, and after deducting estimated
underwriting discounts and commissions and offering expenses payable by us, our
pro forma net tangible book value at March 31, 2000 would have been $     , or
$     per share of common stock. This represents an immediate increase in pro
forma net tangible book value of $     per share to existing stockholders and an
immediate dilution of $     per share to new investors purchasing shares at the
initial public offering price. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share before this
     offering...............................................  $
  Increase per share attributable to new investors..........
                                                              --------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                         --------
Pro forma dilution per share to new investors...............
                                                                         ========

     The following table summarizes, on a pro forma basis as of March 31, 2000, the differences between the existing stockholders and new investors with respect to the number of shares of common stock and preferred stock purchased from us, the total consideration paid to us and the average price per share paid:

                                           SHARES PURCHASED      TOTAL CONSIDERATION
                                          -------------------   ---------------------   AVERAGE PRICE
                                           NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
Existing stockholders...................  4,043,627         %   $99,342,177         %      $24.57
New investors...........................
                                          ---------    -----    -----------    -----
          Total.........................               100.0%   $                   %
                                          =========    =====    ===========    =====

     The preceding table assumes no exercise of any outstanding stock options or warrants after March 31, 2000. As of March 31, 2000, there were outstanding options to purchase 345,892 shares of common stock at a weighted average exercise price of $0.75 per share and warrants to purchase 28,522 shares of common stock at a weighted average exercise price of $38.66 per share. There will be further dilution to the extent any of our options or warrants are exercised. Please see "Management -- Stock Plans" for a discussion of our employee benefit plans and "Description of Securities" for a discussion of our outstanding warrants.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2000. You should read this data along with "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes, which appear later in this prospectus and other financial statements and accompanying notes included in this prospectus. This information is presented:

     - on an actual basis;

     - on a pro forma basis to give effect to:

      - the issuance of 16,856 shares of common stock in connection with our acquisition of all the assets of Strata Web;

      - the issuance of 164,916 shares of Series C preferred stock at a price of $59.12 per share in April and May 2000 for total gross consideration of $9.8 million; and

      - the pending acquisition of Paradigm, for aggregate consideration of $28.4 million consisting of $12.0 million in cash and 151,216 shares of Series D preferred stock, with an estimated value of $16.4 million assuming the price per share of this offering exceeds a specified minimum.

     - on a pro forma as adjusted basis to give effect to:

      - the automatic conversion of all outstanding series of preferred stock into common stock on a one-for-one basis upon completion of this offering assuming the price per share of this offering exceeds a specified minimum;

      - our receipt of the estimated net proceeds from the sale of the shares of common stock in this offering at an assumed initial public
        offering price of $     per share, after deducting estimated
        underwriting discounts and commissions and offering expenses; and

      - an increase in our authorized common stock to      shares and an
        increase in our undesignated preferred stock to      shares effective
        immediately prior to the closing of this offering.

                                                                    AS OF MARCH 31, 2000
                                                             ----------------------------------
                                                                          PRO       PRO FORMA
                                                              ACTUAL     FORMA     AS ADJUSTED
                                                                   (DOLLARS IN THOUSANDS)
Cash and cash equivalents..................................  $ 53,108   $ 51,355     $
                                                             ========   ========     ========
Long-term debt, excluding current portion..................  $  6,811   $  6,811     $
                                                                                     --------
Stockholders' equity
  Convertible preferred stock, par value $0.001 per share,
     6,500,000 shares authorized actual and pro forma;
          shares authorized pro forma as adjusted
     Series A, 1,906,137 shares issued and outstanding
       actual and pro forma, none issued and outstanding
       pro forma as adjusted...............................    14,275     14,275
     Series B, 455,120 shares issued and outstanding actual
       and pro forma, none issued and outstanding pro forma
       as adjusted.........................................     8,647      8,647
     Series C, 849,382 shares issued and outstanding
       actual, 1,014,298 shares issued and outstanding pro
       forma, none issued and outstanding pro forma as
       adjusted............................................    47,521     56,888
     Series D, no shares issued and outstanding actual,
       151,216 shares issued and outstanding pro forma,
       none issued and outstanding pro forma as adjusted...        --     16,429
  Common stock, par value $0.001 per share, 15,000,000
     shares authorized actual and pro forma, 516,856
     outstanding actual and pro forma;      shares
     authorized pro forma as adjusted, none outstanding pro
     forma as adjusted.....................................         1          1
     Additional paid-in capital............................     7,647      8,644
     Warrants outstanding..................................       559        617
     Unearned stock based compensation.....................    (5,623)    (5,623)
     Retained earnings (deficit)...........................   (10,686)   (10,686)
                                                             --------   --------     --------
          Total stockholders' equity.......................    62,341     89,192
                                                             --------   --------     --------
          Total capitalization.............................  $ 69,152   $ 96,003     $
                                                             ========   ========     ========

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following presents our unaudited pro forma consolidated balance sheet as of March 31, 2000, and unaudited pro forma consolidated statements of operations for the fiscal year ended September 30, 1999 and for the six months ended March 31, 2000. The unaudited pro forma consolidated balance sheet as of March 31, 2000 gives effect to the acquisition of Strata Web and the pending acquisition of Paradigm as well as the issuance of 164,916 shares of Series C preferred stock at a price of $59.12 per share in April and May 2000 for aggregate consideration of $9.8 million as if they were completed as of that date. The unaudited pro forma consolidated statements of operations give effect to the following as if they occurred on October 1, 1998, the beginning of our last full fiscal year.

     - The acquisition of the Clearinghouse, which we completed in two stages, 80% of the outstanding shares of capital stock in June 1999 and the remaining 20% in August 1999. We paid an aggregate purchase price of $25.4 million as follows:

      - $16.8 million in cash; and

      - the issuance of 455,120 shares of our Series B preferred stock, valued at $8.6 million.

      The purchase price was allocated as follows:

      - $585,000 to acquired net tangible assets;

      - $4.6 million to minority interest expense, representing the excess consideration over the related fair market value of the 20% acquired in August 1999;

      - $3.0 million to an employment agreement with a key employee to be amortized over six years;

      - $3.0 million to the acquired customer list to be amortized over five years; and

      - $14.3 million to goodwill to be amortized over ten years.

     - The acquisition of all the outstanding shares of capital stock of TradeBank in September 1999 at an aggregate purchase price of approximately $650,000 as follows:

      - $348,000 in cash;

      - the issuance of warrants to purchase an aggregate of 10,000 shares of our common stock at an exercise price of $0.75 per share, which were valued at $234,000; and

      - the assumption of $68,000 in net liabilities.

      The purchase price was allocated to the acquired customer list and will be amortized over three years.

     - The acquisition of several assets, including the predecessor of PetroleumPlace.com, from World Web Technologies, in September 1999 for an aggregate purchase price of $538,000. The purchase price was allocated as follows:

      - $247,000 to acquired software to be amortized over three years; and

      - $291,000 to acquired customer lists to be amortized over three years.

     - The acquisition of all the assets of Strata Web in April 2000 in exchange for 16,856 shares of our common stock valued at approximately $1.0 million and the assumption of specified liabilities. The purchase price was allocated as follows:

      - $37,000 to acquired net tangible assets;

      - $231,000 to acquired software to be amortized over two years;

      - $231,000 to the acquired customer list to be amortized over two years;
        and

      - $498,000 to goodwill to be amortized over ten years.

     - The pending acquisition of all the outstanding shares of capital stock of Paradigm for an estimated aggregate purchase price of $28.4 million as follows:

      - $12.0 million in cash; and

      - 151,216 shares of our Series D preferred stock with an estimated value of $16.4 million assuming the price per share of this offering exceeds a specified minimum.

      We plan to allocate the purchase price as follows:

      - $826,000 to acquired net tangible assets;

      - $7.5 million to acquired software to be amortized over three years;

      - $7.5 million to the acquired customer list to be amortized over five years; and

      - $12.6 million to goodwill to be amortized over ten years.

     The unaudited pro forma consolidated balance sheet and statements of operations are being presented for informational purposes only and do not represent what our results of operations or financial position will be as of any future date or for any future period. You should read this financial information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes located in this prospectus.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2000

                                        PETROLEUM                            PRO FORMA
                                          PLACE     STRATA WEB   PARADIGM   ADJUSTMENTS   NOTES   PRO FORMA
                                                                  (IN THOUSANDS)
ASSETS
Cash and cash equivalents.............  $ 53,108      $   7       $1,990     $  9,750     1       $ 51,355
                                                                              (12,000)    3(a)
                                                                               (1,500)    3(b)
Accounts receivable...................       377        118        1,889           --                2,384
Other current assets..................        24          1          116           --                  141
                                        --------      -----       ------     --------             --------
          Total current assets........    53,509        126        3,995       (3,750)              53,880
Property and equipment, net...........       691         37          263           --                  991
Intangible assets, net................    19,383         --        2,250          960     2(a)      47,946
                                                                               25,353     3(c)
Other assets..........................        56         --           47          (47)    3(d)          56
                                        --------      -----       ------     --------             --------
          Total assets................  $ 73,639      $ 163       $6,555     $ 22,516             $102,873
                                        ========      =====       ======     ========             ========
LIABILITIES
Accounts payable......................  $  2,709      $  62       $  222     $     --             $  2,993
Accrued expenses......................       688        303          663          325     1          1,740
                                                                                 (239)    2(a)
Payable to affiliates.................       122         --           --           --                  122
Deferred revenue......................       126         --          787           --                  913
Deferred rent, current................        --         --           59           --                   59
Notes payable, current................       825         --           --           --                  825
Notes payable with related party,
  current.............................        17         --           --           --                   17
                                        --------      -----       ------     --------             --------
          Total current liabilities...     4,487        365        1,731           86                6,669
Line of credit........................     2,200         --           --           --                2,200
Notes payable.........................     4,603        615           --         (615)    2(a)       4,603
Notes payable -- related party........         8         --           --           --                    8
Other long-term liabilities...........        --         --          201           --                  201
                                        --------      -----       ------     --------             --------
          Total liabilities...........    11,298        980        1,932         (529)              13,681
                                        --------      -----       ------     --------             --------
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock:
  Series A............................    14,275         --           --           --               14,275
  Series B............................     8,647         --           --           --                8,647
  Series C............................    47,521         --           --        9,367     1         56,888
  Series D............................        --         --           --       16,429     3(e)      16,429
Common stock..........................         1         34           20          (34)    2(a)
                                                                                  (20)    3(f)           1
Additional paid-in capital............     7,647         --          911          997     2(b)       8,644
                                                                                 (911)    3(f)
Warrants..............................       559         --           --           58     1            617
Unearned compensation.................    (5,623)        --           --           --               (5,623)
Treasury stock........................        --         --         (845)         845     3(f)          --
Retained earnings (deficit)...........   (10,686)      (851)       4,537          851     2(b)     (10,686)
                                                                               (4,537)    3(f)
                                        --------      -----       ------     --------             --------
          Total stockholders' equity
            (deficit).................    62,341       (817)       4,623       23,045               89,192
                                        --------      -----       ------     --------             --------
          Total liabilities and
            stockholders' equity......  $ 73,639      $ 163       $6,555     $ 22,516             $102,873
                                        ========      =====       ======     ========             ========

                                                    Footnotes on following page.

     1. In April and May 2000, we issued an additional 164,916 shares of our Series C preferred stock at a price of $59.12 per share, for an aggregate consideration of $9.8 million. Offering costs were $325,000 and 3,298 warrants valued at $58,000.

     2. We made the following adjustments to reflect the acquisition of Strata Web in exchange for 16,856 shares of our common stock:

          (a) adjustments to reflect assets and/or liabilities not acquired or assumed as part of the purchase, elimination of Strata Web's accumulated deficit and allocation of remaining purchase price to an intangible; and

          (b) adjustment to reflect the value of the common stock issued as consideration for purchase of the assets acquired.

     3. We recorded the following adjustments to reflect the pending acquisition of Paradigm:

          (a) to reflect the payment of $12.0 million in cash to the stockholders of Paradigm;

          (b) adjustment to reflect cash excluded from the acquisition;

          (c) $28.4 million, representing the estimated total purchase price of Paradigm, less $826,000 of net assets acquired and the revaluation of $2.3 million of intangible assets;

          (d) the revaluation of $47,000 of other assets;

          (e) 151,216 shares of Series D preferred stock, with an estimated value of $16.4 million assuming the price per share of this offering exceeds a specified minimum; and

          (f) the elimination of $20,000 of common stock and related additional paid-in capital of $911,000, $845,000 of treasury stock and $4.5 million of accumulated retained earnings associated with the historical Paradigm financial statements.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR OUR FISCAL YEAR ENDED SEPTEMBER 30, 1999

                                  PETROLEUM   CLEARING-                                         PRO FORMA
                                    PLACE       HOUSE     TRADEBANK   STRATA WEB   PARADIGM    ADJUSTMENTS   NOTES   PRO FORMA
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenue
  Net commission revenue........  $  2,069     $5,547       $ --        $  --       $    --      $    --             $  7,616
  Software, maintenance and
    integration.................        --         --         --           --        11,352           --               11,352
  Other revenue.................       104        316        270          388            --           --                1,078
                                  --------     ------       ----        -----       -------      -------             --------
    Total revenue...............     2,173      5,863        270          388        11,352           --               20,046
Cost of revenue.................       961      2,290         --          112         5,391           --                8,754
                                  --------     ------       ----        -----       -------      -------             --------
        Gross profit............     1,212      3,573        270          276         5,961           --               11,292
                                  --------     ------       ----        -----       -------      -------             --------
Operating expenses
  Sales, marketing, development,
    general and
    administrative..............     1,505      1,566        192          572         4,860           --                8,695
  Depreciation and
    amortization................     1,179         47         --           --           659        7,524       1        9,409
                                  --------     ------       ----        -----       -------      -------             --------
    Total operating expenses....     2,684      1,613        192          572         5,519        7,524               18,104
                                  --------     ------       ----        -----       -------      -------             --------
        Income (loss) from
          operations............    (1,472)     1,960         78         (296)          442       (7,524)              (6,812)
Other income (expense), net.....      (113)        --         --          (32)          238         (436)      2         (343)
                                  --------     ------       ----        -----       -------      -------             --------
        Income (loss) before
          minority interest and
          income taxes..........    (1,585)     1,960         78         (328)          680       (7,960)              (7,155)
Income taxes....................       (37)        --         --           --            --           --                  (37)
Minority interest...............    (4,549)        --         --           --            --        4,549       3           --
                                  --------     ------       ----        -----       -------      -------             --------
        Net income (loss).......  $ (6,171)    $1,960       $ 78        $(328)      $   680      $(3,411)            $ (7,192)
                                  ========     ======       ====        =====       =======      =======             ========
Loss per share -- basic and
  diluted.......................  $ (12.34)                                                                          $ (13.92)
Weighted average common shares
  outstanding...................   500,000                                                        16,856       4      516,856

     The unaudited pro forma consolidated statement of operations for the fiscal year ended September 30, 1999 reflects the following pro forma adjustments:

          1. Additional amortization of $1.8 million due to the acquisition of the Clearinghouse; $208,000 related to the acquisition of TradeBank; $280,000 related to the acquisition of all the assets of Strata Web; $5.3 million related to the pending acquisition of Paradigm; and $22,000 related to the establishment of our credit facilities with Citicorp U.S.A., Inc.

          2. Adjustments to reflect additional interest expense in the amount of $482,000 as the proceeds were used in the acquisition of the Clearinghouse and to eliminate the interest expense related to the conversion of notes payable to Series A preferred stock in the amount of $46,000.

          3. Adjustments to eliminate the minority interest expense to reflect the acquisition of all of the outstanding shares of the Clearinghouse.

          4. Adjustment to reflect the additional shares of common stock issued in exchange for all the assets of Strata Web.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 2000

                                  PETROLEUM                            PRO FORMA
                                    PLACE     STRATA WEB   PARADIGM   ADJUSTMENTS   NOTES   PRO FORMA
                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenue
  Net commission revenue........  $  4,108      $  --       $   --      $    --             $  4,108
  Software, maintenance and
     integration................        --         --        6,352           --                6,352
  Other revenue.................       303        405           --           --                  708
                                  --------      -----       ------      -------             --------
     Total revenue..............     4,411        405        6,352           --               11,168
Cost of revenue.................     1,848        114        3,217           --                5,179
                                  --------      -----       ------      -------             --------
          Gross profit..........     2,563        291        3,135           --                5,989
                                  --------      -----       ------      -------             --------
Operating expenses
  Sales, marketing, development
     and general and
     administrative.............     4,019        370        2,796           --                7,185
  Depreciation and
     amortization...............     3,262         20           --        2,771       1        6,053
                                  --------      -----       ------      -------             --------
     Total operating expenses...     7,281        390        2,796        2,771               13,238
                                  --------      -----       ------      -------             --------
          Income (loss) from
            operations..........    (4,718)       (99)         339       (2,771)              (7,249)
Other income (expense), net.....       203        (37)          79           --                  245
                                  --------      -----       ------      -------             --------
          Income (loss) before
            income taxes........    (4,515)      (136)         418       (2,771)              (7,004)
Income taxes....................        --         --           --           --                   --
                                  --------      -----       ------      -------             --------
          Net income (loss).....  $ (4,515)     $(136)      $  418      $(2,771)            $ (7,004)
                                  ========      =====       ======      =======             ========
Loss per share -- basic and
  diluted.......................  $  (9.03)                                                 $ (13.55)
Weighted average common shares
  outstanding...................   500,000                               16,856       2      516,856

     The unaudited pro forma consolidated statement of operations for the six months ended March 31, 2000 reflects the following adjustments:

          1. Additional amortization of $2.6 million related to the pending acquisition of Paradigm and $140,000 related to the acquisition of all the assets of Strata Web.

          2. Adjustment to reflect the additional shares of common stock issued in exchange for all of the assets of Strata Web.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read this data together with "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, included in this prospectus.

     The following table provides our consolidated financial information. We have derived the consolidated statement of operations data for fiscal year end September 30, 1999 and our consolidated balance sheet as of September 30, 1999 from our consolidated financial statements that have been audited by Arthur Andersen LLP, our independent auditors, and are included elsewhere in this prospectus. We have derived the consolidated statement of operations data for the fiscal years ended September 30, 1997, 1998 and the eight months ended May 31, 1999 and our consolidated balance sheets as of September 30, 1998 and May 31, 1999 from the consolidated financial statements of the Clearinghouse, our Predecessor Company, which have been audited by Arthur Andersen LLP, and are included elsewhere in this prospectus. The statement of operations for the fiscal year ended September 30, 1995 and 1996 and balance sheet data as of September 30, 1995, 1996 and 1997 for the Clearinghouse and the consolidated balance sheet and the consolidated statement of operations as of and for the six months ended March 31, 2000 have been derived from the unaudited financial statements not included in this prospectus that have been prepared on the same basis as the audited financial statements and, in our opinion, contain all adjustments necessary for a fair presentation of the financial position and results of operations for this period. Historical results are not necessarily indicative of the results to be expected in the future and results for interim periods are not necessarily indicative of results for the entire year.

                                                               PREDECESSOR COMPANY                           PETROLEUM PLACE
                                           -----------------------------------------------------------   ------------------------
                                                                                                          JAN. 28,
                                                                                      SIX       EIGHT       1999
                                                                                    MONTHS     MONTHS    (INCEPTION)   SIX MONTHS
                                              FISCAL YEAR ENDED SEPTEMBER 30,        ENDED      ENDED      THROUGH       ENDED
                                           -------------------------------------   MARCH 31,   MAY 31,    SEPT. 30,    MARCH 31,
                                            1995      1996      1997      1998       1999       1999        1999          2000
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue
  Net commission revenue.................  $ 2,900   $ 3,320   $ 5,270   $ 6,323    $ 4,776    $5,547      $ 2,069      $  4,108
  Software, maintenance and
    integration..........................       --        --        --        --         --        --           --            --
  Other revenue..........................      106       184       270       362        277       316          104           303
                                           -------   -------   -------   -------    -------    -------     -------      --------
      Total revenue......................    3,006     3,504     5,540     6,685      5,053     5,863        2,173         4,411
Cost of revenue..........................      672     1,348     1,979     2,763      1,759     2,290          961         1,848
                                           -------   -------   -------   -------    -------    -------     -------      --------
        Gross profit.....................    2,334     2,156     3,561     3,922      3,294     3,573        1,212         2,563
                                           -------   -------   -------   -------    -------    -------     -------      --------
Operating expenses
  Sales, marketing, development, general
    and administrative...................    1,403       922     1,403     1,497      1,207     1,566        1,505         4,019
  Depreciation and amortization..........       --        25        51        96         35        47        1,179         3,262
                                           -------   -------   -------   -------    -------    -------     -------      --------
      Total operating expenses...........    1,403       947     1,454     1,593      1,242     1,613        2,684         7,281
                                           -------   -------   -------   -------    -------    -------     -------      --------
        Income (loss) from operations....      931     1,209     2,107     2,329      2,052     1,960       (1,472)       (4,718)
Other income (expense), net..............       --        (1)       (1)       (2)        --        --         (113)          203
                                           -------   -------   -------   -------    -------    -------     -------      --------
        Income (loss) before minority
          interest and taxes.............      931     1,208     2,106     2,327      2,052     1,960       (1,585)       (4,515)
Income taxes.............................       --        --        --        --         --        --          (37)           --
Minority interest........................       --        --        --        --         --        --       (4,549)           --
                                           -------   -------   -------   -------    -------    -------     -------      --------
        Net income (loss)................  $   931   $ 1,208   $ 2,106   $ 2,327    $ 2,052    $1,960      $(6,171)     $ (4,515)
                                           =======   =======   =======   =======    =======    =======     =======      ========
Earnings (loss) per share, basic and
  diluted................................  $ 93.08   $120.83   $210.64   $232.70    $205.22    $196.00     $(12.34)     $  (9.03)
Weighted average common shares
  outstanding............................   10,000    10,000    10,000    10,000     10,000    10,000      500,000       500,000
Dividends per weighted average common
  share outstanding......................  $ 20.00   $ 80.00   $170.00   $215.38    $150.00    $280.00          --            --

                                                                        PREDECESSOR COMPANY                 PETROLEUM PLACE
                                                              ----------------------------------------   ---------------------
                                                                   AS OF SEPTEMBER 30,         AS OF       AS OF       AS OF
                                                              -----------------------------   MAY 31,    SEPT. 30,   MARCH 31,
                                                              1995   1996    1997     1998      1999       1999        2000
                                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $342   $710   $1,013   $  395     $524      $ 3,325     $53,108
Current assets..............................................   368    762    1,084    1,536      688        3,527      53,509
Total assets................................................   418    832    1,228    1,650      793       24,816      73,639
Current liabilities.........................................    91     96       86      178      220        1,590       4,486
Long-term debt obligations, excluding current portion.......    --     --       --       --       --        5,808       6,811
Total stockholders' equity..................................   327    735    1,142    1,333      493       17,351      62,341

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the financial statements and notes attached to those statements included elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risks and uncertainties. Please see "Risk Factors" and "Forward-Looking Statements" included elsewhere in this prospectus.

OVERVIEW

     We are a leading energy Internet marketplace serving the upstream petroleum industry. Through PetroleumPlace.com, we enable the online discovery, evaluation, acquisition, divestiture and processing of petroleum properties.

     Since our inception in January 1999, we have grown primarily through the acquisition of companies, assets and technologies that have allowed us to reduce the time to market for our solutions. In view of the rapidly evolving nature of our business, our limited operating history and the number of our acquisitions since inception, we believe that period-to-period comparisons of our revenue and operating results, including our operating expenses as a percent of total revenue, are not meaningful and should not be relied upon as an indication of future performance. Since our inception we have made the following acquisitions, each of which was accounted for using the purchase method of accounting:

     - the Clearinghouse in June and August 1999;

     - TradeBank in September 1999;

     - specified assets, including PetroleumPlace.com, from World Web Technologies in September 1999; and

     - all the assets of Strata Web in April 2000.

     We also have signed a definitive agreement to acquire Paradigm, which we expect to close in the summer of 2000.

REVENUE AND EXPENSES

  COMMISSION REVENUE

     We derive a substantial portion of our revenue from our transaction services, consisting primarily of commissions earned on the sale of petroleum properties via traditional auctions, Internet auctions and e-brokered transactions. Our auction commissions are recognized upon the sale of particular petroleum properties at completion of the auction. Our commissions are based upon the gross proceeds of the sale. Commissions can range from 3% to 10% for auction properties based upon transaction size and from 1% to 2% for e-brokered transactions, depending upon the characteristics of the property offered.

     Immediately after an auction, we escrow significant cash balances as a result of collecting the sale price from auction buyers on the date of auction. Approximately 14 days after the sale, we settle auction sales by paying the amount due to the seller, net of any outstanding loan balances owed by the seller on the property and less our commission for selling the property. We retain the interest earned on cash held in escrow between the auction date and the settlement date as partial compensation for our transaction services.

     We also earn revenue from professional services provided to our customers in connection with a sale, including developing electronic data rooms and facilitating the conveyance of title from seller to buyer. This revenue is recognized at the same time as the related commission revenue.

  SOFTWARE, MAINTENANCE AND INTEGRATION REVENUE

     Subsequent to our acquisition of Paradigm, our software, maintenance and integration revenue will be comprised of accounting software license and maintenance fees and fees charged for integrating a customer's disparate data sources into a useable data environment over the Internet. Software revenue is recognized when persuasive evidence of an arrangement exists, the product is delivered, our fee is determinable and collectibility is probable. Maintenance revenue is recognized ratably over the period of the maintenance contract and integration revenue is recognized as services are provided. Revenue from our professional services is earned as our technical consulting personnel work on a customer's site to develop software or other routines to tie external data with a customer's accounting, asset management or geotechnical information systems. These services are billed on a project or time-and-materials basis and are recognized over the term of the development agreement.

  OTHER REVENUE

     We derive revenue from data sales through our Internet marketplace. Revenue from data sales is earned at the time the data is purchased at our web site.

     We also receive revenue from companies that advertise on our web site. These advertisements include listings of petroleum service providers, listings of surplus equipment for sale and banner advertisements. Advertising can be purchased through an annual subscription or through a placement fee for a particular time period.

     We also receive revenue from subscription fees paid by our customers that subscribe to our various Internet services. Subscriptions are usually paid annually or semi-annually in advance of service and are recognized over the service period.

  COST OF REVENUE

     Our cost of revenue consists of direct costs incurred relating to the operation of an auction, the cost to support and distribute our back office accounting software and the technical personnel costs necessary to integrate disparate data sources over the Internet and to implement our other solutions. The auction costs consist of pre-auction advertising and consulting, customer support, facility rental and conveyance and pre-auction advertising.

  OPERATING EXPENSES

     Sales and marketing expense includes the costs associated with attracting properties for auction, the cost of selling our accounting software and the costs associated with acquiring new subscribers, members, advertisers and other users of our other Internet services. These expenses include salaries, sales commissions, advertising and general marketing and promotional expenses. Sales and marketing expense are expected to increase substantially as our user base increases. Additionally, we plan to increase advertising as we continue to roll out our integrated Internet marketplace.

     Research and development expense consists primarily of personnel costs and related benefits, and are expected to increase as our operations expand.

     General and administrative expense consists primarily of personnel and related benefits, as well as rent, consulting and professional fees. These costs are expected to increase as we expand our infrastructure.

     Amortization expense primarily relates to the amortization of goodwill and other intangibles acquired in our various acquisitions. We have accounted for all acquisitions using the purchase method of accounting. With this method, the difference between the aggregate acquisition consideration and the fair market value of tangible assets acquired is considered to be identifiable intangible assets or goodwill. Our general policy is to amortize these intangible assets over their anticipated useful lives of three years for acquired software, five years for customer lists and ten years for goodwill. Employment contracts and non-competition agreements are amortized over the life of the specific contract. Amortization expense is expected to increase as we make additional acquisitions and will vary according to the purchase price and the nature of the assets we acquire. If our future revenue or business does not indicate the recovery of goodwill or other intangibles, we would record an impairment charge that could be substantial.

     Depreciation expense primarily relates to our furniture, fixtures and equipment and is recognized, using the straight-line method, based on the estimated useful lives of the assets ranging from three years to five years. Depreciation expense is expected to increase as we acquire additional equipment to support our Internet efforts.

     We recorded gross unearned compensation of $5.2 million in connection with certain stock options granted through September 30, 1999. We expensed $360,000 associated with our unearned compensation during fiscal 1999. The unearned compensation amounts are being amortized over the four-year vesting period of the options consistent with the method described in Financial Accounting Standards Board Interpretation No. 28 over the vesting period for individual options. We recorded an additional $2.4 million of gross unearned compensation during the six months ended March 31, 2000, and expensed $1.7 million of unearned compensation during this period.

     The following table sets forth the expected amortization charges associated with total unearned compensation and other intangibles through 2004:

                                                  FISCAL YEAR ENDED SEPTEMBER 30,
                                   --------------------------------------------------------------
                                      2000         2001         2002         2003         2004
Amortization of unearned
  compensation...................  $3,517,000   $2,120,000   $1,130,000   $  481,000   $   35,000
Amortization of intangibles......   4,819,000    7,625,000    7,501,000    6,136,000    4,473,000

     We incurred a net loss of $6.2 million from January 28, 1999 (inception) through September 30, 1999 and a net loss of $4.5 million for the six months ended March 31, 2000 and had an accumulated deficit of $10.7 million as of March 31, 2000. We expect to increase spending on sales and marketing as we expand our sales force and increase promotional and advertising expenditures. We also expect higher general and administrative, research and development and engineering expenses as we expand our infrastructure to support expected growth and as we implement our new business strategies with respect to back office integration and ASP distribution of our software products. As a result of these increases, as well as non-cash charges discussed above, we expect to continue to incur significant losses on a quarterly and annual basis for the foreseeable future.

RESULTS OF OPERATIONS

  JANUARY 28, 1999 (INCEPTION) THROUGH SEPTEMBER 30, 1999

     Revenue. Revenue was approximately $2.2 million for the period from inception through September 30, 1999. Revenue consisted primarily of commissions earned on $165.0 million worth of property transactions, related services and the interest earned on cash held in escrow between the auction date and the settlement date.

     Cost of Revenue. Cost of revenue was approximately $961,000 for the period from inception through September 30, 1999. Cost of revenue consisted primarily of rental of the facility where the monthly property auctions were held, the salaries of employees involved in the preparation of properties for sale and the conveyance of properties upon the sale.

     Sales, Marketing, Development, General and Administrative. Sales, marketing, development, general and administrative costs were approximately $1.5 million for the period from inception through September 30, 1999. Costs consist primarily of salaries as well as travel, infrastructure, advertising and other promotional costs. We expect to significantly increase the number of employees, as well as advertising and promotional spending in this area as we further expand our Internet marketplace.

     Depreciation and Amortization. Depreciation and amortization expense was $1.2 million for the period from inception through September 30, 1999. Depreciation and amortization expense consisted of $791,000 from the amortization of intangible assets related to acquisitions we made during the period, $360,000 from the amortization of unearned compensation related to the grants of certain stock options during the period and $28,000 of depreciation for furniture, fixtures and equipment.

     Minority Interest. Minority interest expense was $4.5 million for the period from inception through September 30, 1999. Minority interest expense was principally related to the settlement of a put option held by Clearinghouse minority shareholders in excess of the fair market value of the underlying assets.

  SIX MONTHS ENDED MARCH 31, 2000 COMPARED TO SIX MONTHS ENDED MARCH 31, 1999 FOR THE PREDECESSOR COMPANY

     Revenue. Total revenue decreased to $4.4 million for the six months ended March 31, 2000 as compared to $5.1 million recorded by our Predecessor Company for the same period in 1999. The decrease was primarily the result of lower commission revenue related to a decrease in the total value of properties sold during the period, which was due primarily to volatile oil prices during the six months ended March 31, 2000. The total value of properties sold during the six months ended March 31, 2000 was $94.0 million, a decrease from $111.0 million during the same period in 1999. Periods of extreme oil price volatility can cause both buyers and sellers to postpone acquisition or divestiture decisions until oil prices stabilize.

     Cost of Revenue. Cost of revenue remained steady at $1.8 million for the six months ended March 31, 2000 compared to the same period in 1999. For the periods discussed, the majority of cost of revenue related to fixed technical personnel costs and fixed auction costs including facility rental, conveyance and advertising.

     Sales, Marketing, Development, General and Administrative. Sales, marketing, development, general and administrative expense increased to $4.0 million for the six months ended March 31, 2000 from $1.2 million recorded by our Predecessor Company for the same period in 1999. The increase was primarily related to the development of our web site and auction technology, a general increase in marketing expense and increased general and administrative expenses as we expanded our operations. These expenses included salaries and related benefits, rent and professional fees.

     Depreciation and Amortization. Depreciation and amortization increased to $3.3 million for the six months ended March 31, 2000 from $35,000 recorded by our Predecessor Company for the same period in 1999. The increase was primarily due to the amortization of the purchase price of the Clearinghouse and TradeBank acquisitions and the amortization of the unearned compensation from common stock options granted in August and December 1999.

  FISCAL YEAR ENDED SEPTEMBER 30, 1998 FOR THE PREDECESSOR COMPANY COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1997 FOR THE PREDECESSOR COMPANY

     Revenue. Total revenue increased to $6.7 million in fiscal 1998 from $5.5 million in fiscal 1997. The total value of properties sold increased to $128.0 million in fiscal 1998 from $111.0 million in fiscal 1997, which, in turn, resulted in commission revenue increasing to $6.3 million in fiscal 1998 from $5.3 million in fiscal 1997. The increase was primarily attributable to the increased participation by large independent and major oil companies in our oil and gas property auctions. Additionally, interest income earned on sale proceeds held in escrow increased to $362,000 in fiscal 1998 from $270,000 in fiscal 1997.

     Cost of Revenue. Total cost of revenue increased to $2.8 million in fiscal 1998 from $2.0 million in fiscal 1997. For the periods discussed, the majority of cost of revenue related to fixed technical personnel costs and fixed auction costs including facility rental, conveyance and advertising. The increase is the primary the result of increasing technical staff in expectation of the growing value of properties sold at auction.

     Sales, Marketing, Development, General and Administrative. Sales, marketing, development, general and administrative expense increased to $1.5 million in fiscal 1998 from $1.4 million in fiscal 1997. The increase was attributable to an increase in sales and marketing expense in order to boost the number and value of properties sold at auction and increased commissions related to transacting a higher volume of properties.

     Depreciation and Amortization. Depreciation and amortization increased to $96,000 in fiscal 1998 from $51,000 in fiscal 1997 related to the addition of $67,000 of property and equipment purchased to support the growth of our business.

  EIGHT MONTHS ENDED MAY 31, 1999 FOR THE PREDECESSOR COMPANY COMPARED TO EIGHT MONTHS ENDED MAY 31, 1998 FOR THE PREDECESSOR COMPANY

                                                               EIGHT MONTHS
                                                               ENDED MAY 31,
                                                              ---------------
                                                               1998     1999
                                                              (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total revenue.............................................  $4,735   $5,863
  Cost of revenue...........................................   1,725    2,290
  Gross margin..............................................   3,010    3,573
  Sales, marketing, development, general and
     administrative.........................................   1,283    1,566
  Depreciation and amortization.............................      73       47
  Net income................................................   1,654    1,960

     Revenue. Total revenue increased to $5.9 million for the eight months ended May 31, 1999 from $4.7 million for the eight months ended May 31, 1998. This increase was due primarily to the increase in the total value of property transactions to approximately $125.0 million for the eight months ended May 31, 1999 from approximately $98.0 million for the eight months ended May 31, 1998.

     Cost of Revenue. Cost of revenue increased to $2.3 million for the eight months ended May 31, 1999 from $1.7 million for the eight months ended May 31, 1998. This increase was primarily related to the addition of technical and other administrative personnel in anticipation of increasing future property transactions.

     Sales, Marketing, Development, General and Administrative. Sales, marketing, development, general administrative expense increased to $1.6 million for the eight months ended May 31, 1999 from $1.3 million for the eight months ended May 31, 1998. The increase is related to the addition of general sales and marketing resources and infrastructure in order to support and grow the value of property transactions.

     Depreciation and Amortization. Depreciation and amortization expense decreased to $47,000 for the eight months ended May 31, 1999 from $73,000 for the eight months ended May 31, 1998. The decrease was primarily the result of assets becoming fully depreciated.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily from sales of our preferred stock and, to a lesser extent, bank debt. Net cash provided by financing activities was $51.2 million for the six months ended March 31, 2000. Financing activities since inception consisted of:

     - From March to June 1999, we raised an aggregate of $14.3 million from the sale of shares of our Series A preferred stock and upon conversion of debt;

     - In July 1999, we obtained a credit facility from Citicorp U.S.A., Inc. in the amount of $9.0 million. The primary facility is a $6.0 million term loan and bears interest at a variable rate, 9.0% at March 31, 2000. As of March 31, 2000, $5.4 million was outstanding under this facility. We used the proceeds from this facility primarily to refinance loans made to former Clearinghouse shareholders in an aggregate amount of $5.0 million, as well as for additional working capital. In addition, Citicorp U.S.A., Inc. extended a short-term working capital line of credit in the amount of $3.0 million that bears interest at a variable rate, 9.0% at March 31, 2000, to fund working capital and provide for future acquisitions. At March 31, 2000, $2.2 million was outstanding under this line of credit. Both the credit facility and revolving line of credit mature on the earlier to occur of the closing of this offering or July 2004. Accordingly, we intend to use $7.6 million of the net proceeds from this offering to repay the outstanding borrowings; and

     - From March to May 2000, we raised aggregate net proceeds of $57.3 million from the sale of shares of our Series C preferred stock.

     Net cash used in operating activities was $1.0 million and $75,000 for the six months ended March 31, 2000 and for the period from January 28, 1999 (inception) through September 30, 1999, respectively.

     Net cash used by investing activities was $427,000 and $12.4 million for the six months ended March 31, 2000 and the period from January 28, 1999 (inception) through September 30, 1999, respectively. Net cash used by investment activities consisted primarily of our acquisitions during the period from January 28, 1999 (inception) to September 30, 1999 of the Clearinghouse, TradeBank and PetroleumPlace.com.

     The Clearinghouse, prior to its acquisition by us, had historically paid distributions to its shareholders as an S-corporation. The Clearinghouse is no longer eligible for S-corporation status and, therefore, no additional distributions will be required. Similarly, Paradigm is currently an S-corporation and has historically paid distributions to its stockholders. Upon closing, Paradigm's S-corporation status will terminate and no additional distributions will be required.

     As of March 31, 2000, we had $53.1 million in cash and cash equivalents and $49.0 million in working capital. Our working capital requirements relate primarily to cash needed to fund the development of the business, including the integration of the assets we have acquired via acquisition. We believe that our cash resources, without the proceeds of this offering, will be sufficient to fund our operations for at least the next twelve months. When combined with the net proceeds of this offering, we will be able to take greater advantage of the opportunity to acquire or invest in complementary businesses, technologies, services and products, as well as repay existing debt. To raise additional funds, we will need to sell additional equity or incur additional debt. The sale of additional equity securities could result in more dilution to our stockholders. Incurring additional debt could result in greater interest expense and impair our cash flow. If we are not successful in raising additional funds, if required, our business will be harmed.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We currently are exposed to market risks related to changes in interest rates because our long-term debt has floating interest rates. Upon the closing of this offering, a portion of the proceeds will be used to pay all of our outstanding bank debt. The remaining proceeds from this offering will be invested in short-term financial instruments. The value of these financial instruments will be affected by fluctuations in interest rates and could fall in value if interest rates rise. Additionally, our future borrowings may have a variable component that will fluctuate as interest rates change.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective, as amended, for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging securities. To the extent we begin to enter into these transactions in the future, we will adopt the statement's disclosure requirements in our financial statements for the year ending December 31, 2000.

     In December 1999, the staff of the SEC released Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition" to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. We believe that our revenue recognition practices are in conformity with SAB 101.

     In March 2000, the Emerging Issues Task Force reached consensus on Issue No. 00-2, "Accounting for Website Development Costs." The guidance of this consensus must be applied to our financial statements beginning after July 1, 2000.

     In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44"). The interpretation clarifies the application of Accounting Principles Board Opinion No. 25 for certain issues related to equity based instruments issued to employees. FIN No. 44 is effective on July 1, 2000, except for certain transactions, and will be applied on a prospective basis. Management believes that FIN No. 44 will not have a significant impact on its financial statements.

                                    BUSINESS

OVERVIEW

     Petroleum Place is a leading energy Internet marketplace serving the upstream petroleum industry. Through PetroleumPlace.com, we provide products and services that enable the online discovery, evaluation, acquisition, divestiture and processing of petroleum properties.

     Our marketplace and solutions include the following key components:

     - floor and Internet oil and gas property auctions conducted through the leading oil and gas property auction exchange in North America;

     - enterprise resource planning software, including accounting, billing and land and production management software systems, for the upstream petroleum industry;

     - geotechnical data and analysis tools delivered over the Internet; and

     - content, community and e-commerce solutions for the worldwide petroleum industry through PetroleumPlace.com, which was launched in 1995.

     We seek to bring price and process efficiency to each stage of the oil and gas property transaction lifecycle by providing a broad range of integrated and Internet-enabled services. The transaction lifecycle, which has historically been cumbersome, costly and time-consuming, consists of four components:

     - the discovery of a property for sale or purchase;

     - the evaluation and due diligence of the property, both technical and financial;

     - the transaction or exchange of ownership interest; and

     - the processing of the transaction, which begins with the property conveyance, and also includes:

      - notification of interested parties;

      - ongoing accounting and billing;

      - production and land management; and

      - procurement.

                             TRANSACTION LIFECYCLE

                        [TRANSACTION LIFECYCLE GRAPHIC]

     [Depicted here is a graphical representation of the petroleum property transaction lifecycle. The graphic is a series of arrows forming a circle, with the terms "Discover," "Evaluate," "Transact" and "Process" superimposed on the top, right, bottom and left sides, respectively, of the circle. Next to those terms are the following:

     Discover: TradeBank, Property Listing, E-catalogs
     Evaluate: Strata Web, Data Resales, Electronic Data Room, Software and
               Tools (ASP)
     Transact: Clearinghouse, Auctions, Internet Auctions, E-brokered
               Transactions, Reverse Auctions and RFQs
     Process: Paradigm, Accounting and Billing, Conveyance, Web
              Interconnectivity, Procurement]

     To increase the sales of our services that address each stage of the transaction lifecycle, we intend to build upon our existing relationships with integrated and large independent energy companies that currently use one or more of our services, some of which have made an equity investment in us. We also intend to cross-sell our range of services to our 41,300 unique monthly visitors to the marketplace, our qualified prospect base of 16,600 industry professionals and our paying subscriber base of 135 energy companies.

INDUSTRY BACKGROUND

  GROWTH OF BUSINESS-TO-BUSINESS COMMERCE ON THE INTERNET

     The rapid rise of the Internet as a medium of communication and exchange has profoundly changed the modern business landscape. Business-to-business e-commerce solutions typically focus on improving the efficiency of companies by replacing various fundamental paper-based transactions with electronic communications. According to the Gartner Group, business-to-business e-commerce will increase from $145 billion in 1999 to $7.3 trillion in 2004. This expected growth has given rise to a variety of electronic marketplaces that bring together buyers and sellers in an efficient manner, allow access to technical information and provide a forum for participants to share ideas. These marketplaces are growing in popularity because they offer the potential to bring together large numbers of buyers and sellers and reduce paperwork and transaction costs. We believe that the decision to employ a particular marketplace represents a significant commitment, and the cost of switching to an alternative marketplace is high. These solutions are particularly valuable to industries, such as the petroleum industry, which are characterized by a large number of industry participants, significant dependence on information exchange and large transaction volume.

  THE PETROLEUM INDUSTRY

     The petroleum industry is a data-intensive, complex global industry. The industry consists of three distinct sectors: upstream, midstream and downstream. Upstream activities include exploring for, producing and selling crude oil, natural gas and gas liquids. Midstream activities typically encompass the gathering, transportation and storage of crude oil, natural gas and gas liquids. Downstream activities include refining crude oil into petroleum products, trading crude oil and petroleum products and distributing and marketing refined products. Within the upstream sector, the exploration and production divisions of oil and gas companies are chartered with finding, developing and managing the production of oil and gas reserves. Petroleum companies need to continually add new reserves of oil and gas at a faster rate than existing reserves are depleted. Optimizing a portfolio of oil and gas reserves is an ongoing process whereby petroleum companies explore for, evaluate, develop, manage and divest petroleum properties.

     Discovering and Evaluating Oil and Gas Reserves

     Exploring for and developing petroleum reserves is a risky, capital intensive endeavor. While petroleum itself is a commodity, petroleum properties are unique assets whose perceived value is primarily based on data gathered to quantify the recoverable volume of in-ground petroleum reserves. In order to value these assets, companies spend substantial amounts of time and resources gathering and analyzing geotechnical, engineering, financial and land-related data.

     Buying, Selling and Trading Oil and Gas Reserves

     In addition to finding and developing new oil and gas reserves, companies also buy, sell and trade existing properties containing proven reserves, as well as unproven properties with strong prospects for oil and gas discovery. These properties often move from one petroleum company to another through business combinations or through the acquisition and divestiture, or A&D, of specific oil and gas properties. Properties that cannot be efficiently operated by one company are often attractive to other companies that have specialization in a particular attribute of the property, such as geographic location or production technique.

     Recent consolidation among petroleum companies has accelerated the availability of properties for divestiture as companies review their combined portfolios. According to industry sources, during 1998, the

North American petroleum industry recorded $82 billion of such transactions, of which we estimate $13 billion involved asset divestiture packages.

     Managing Petroleum Properties

     Property portfolio management involves constant review of the production and financial performance of the component properties, in an attempt to focus capital resources on properties with the highest potential for return. Properties that are deemed to be non-core or marginal are often divested. In addition to reviewing property performance, an upstream petroleum company incurs substantial administrative burdens in managing the revenue and production cost reporting related to specific properties.

  INEFFICIENCIES OF THE UPSTREAM PETROLEUM INDUSTRY

     The discovery, evaluation, acquisition and processing of properties within the upstream petroleum industry are typically cumbersome, costly and time-consuming and are characterized by the following:

     - Data-Intensive, Paper-Based Process. Large amounts of geotechnical, engineering, land-related, financial and accounting data must be compiled and integrated from disparate, non-standardized, paper-based and digital sources in order to evaluate and manage properties.

     - Long Transaction Cycle. Traditional methods of acquiring or divesting oil and gas properties through a broker are labor-intensive, typically require six months to one year to complete and may not result in the optimal price for the buyer or the seller.

     - Lack of a Central Marketplace. A large amount of the oil and gas properties and equipment that are available for sale at any given time remain unsold or are sold for less than their perceived value because no central marketplace exists for the purchase and sale of such properties and equipment.

     - Geographic Dispersion of Resources. Many new exploration and development projects are conducted in remote parts of the world, which creates significant costs and numerous inefficiencies in the management of an upstream business.

     - Lack of Back Office Interconnectivity. The ability of companies to exchange data electronically and effect transactions in an efficient manner is currently limited by the numerous incompatible back office land, production and accounting systems.

BUSINESS STRATEGY

     Our objective is to become the leading Internet marketplace for the petroleum industry. Through our integrated product and service offerings, we intend to streamline the transaction lifecycle. We plan to achieve this objective by pursuing the following strategies:

  LEVERAGE OUR ESTABLISHED AUCTION EXCHANGE INTO THE LEADING INTERNET MARKETPLACE FOR THE PETROLEUM INDUSTRY

     We are leveraging our position as the largest oil and gas property auction exchange in North America to develop the premier Internet marketplace for trading in petroleum properties. Through the credibility established by the volume of properties exchanged during our eight years in the auction business, we believe that we can drive rapid adoption of our Internet-based auction format for petroleum properties. We believe that an Internet-based auction format will attract a larger pool of buyers and sellers on a more frequent basis, which will increase the volume and size of properties sold through auctions. In addition, we intend to facilitate the sale of higher valued, more complex properties through our e-brokered transaction services.

  BECOME THE LEADING ASP FOR GEOTECHNICAL DATA AND APPLICATIONS

     As a leading marketplace serving the upstream petroleum industry, we believe we are uniquely positioned to gather, aggregate, evaluate and resell strategic production, engineering and seismic data to our customers. We currently integrate data from multiple databases and present it in a graphical format that is easy to use and understand by our users through our geographic information system interface. We are in the process of expanding our offerings by adding new data sources and new data types, as well as expanding the depth and breadth of software products and tools available on an as-needed, pay-per-use basis for geotechnical and financial analysis through strategic partnerships with software and data providers. We believe our ability to provide both property-related geotechnical data and the relevant analytical software to support the evaluation of property transactions will provide substantial workflow efficiencies with respect to the property discovery and evaluation process.

  CREATE BROAD INTERCONNECTIVITY AMONG UPSTREAM TRADING PARTNERS

     In order to improve back office processes, we intend to create broad interconnectivity among upstream trading partners. We plan to offer software solutions to link the back office systems of our installed base of 150 independent petroleum companies with their respective trading partners through the Internet using XML. XML provides an Internet data format standard that allows various enterprise resource planning systems to communicate with each other. In particular, we plan to streamline the labor intensive, industry-specific functions such as property conveyance, joint interest billing and royalty receipt and disbursement.

     We also intend to apply the ASP distribution model to our enterprise resource planning product and many of its 30 specific modules. We will host, manage and deploy our software through our data centers, relieving our customers of the cost and administrative burden of purchasing and updating software and hardware, security, back-up and integration with other databases. Customers using our ASP products will benefit from full integration with other trading partners, allowing producing properties to be marketed, transacted and conveyed seamlessly and with minimal paperwork.

  ESTABLISH AN INTERNET MARKETPLACE FOR NEW AND USED OILFIELD EQUIPMENT

     We intend to capitalize on our database of over 8,500 items of pre-owned equipment and establish procurement services for new and used equipment. According to an Arthur Andersen report, the upstream petroleum industry had approximately $48.0 billion of capital expenditures in North America in 1998, a substantial portion of which represented the acquisition of new and used oilfield equipment. Because no established central marketplace for oilfield equipment exists, a substantial amount of a petroleum company's equipment sits idle at any given time or is underutilized. We intend to use auctions, reverse auctions and requests for quotation in order to effectively match potential sellers and buyers.

  DRIVE ADOPTION OF OUR SOLUTIONS INTERNATIONALLY

     Our Internet-based products and services eliminate geographic barriers and decrease the time and expense required to transact business internationally. We intend to leverage our existing Canadian customer base to expand the distribution and use of our products and services, particularly our transaction services, to the Canadian market. In addition, we believe that North Sea properties are similarly suited for an online A&D marketplace. We also intend to explore opportunities in the Middle East, building upon our existing relationship with our stockholders based in that region. Over time, we believe we can facilitate property transactions for exploration and development projects sponsored by national oil companies and governments worldwide, specifically through the use of comprehensive electronic data rooms for large exploration prospects.

  EXTEND AND BUILD UPON OUR AUCTION CUSTOMER BASE AND OUR PETROLEUM INDUSTRY EQUITY INVESTORS

     We intend to cross-sell our range of services to our 41,300 unique monthly visitors to the marketplace, our qualified prospect base of 16,600 industry professionals and our paying subscriber base of 135 energy companies. We also intend to build upon our existing relationships with integrated and large independent energy companies that currently use one or more of our services, some of which have made an equity investment in us, such as El Paso Energy, EOG Resources, Forest Oil, Occidental Petroleum, Ocean Energy and Tom Brown, Inc. Our strategic equity investors reported aggregate proven reserves with an estimated value of $25.2 billion as of December 31, 1999.

OUR SOLUTIONS

     Our solutions streamline the transaction lifecycle by enabling buyers and sellers to efficiently discover, evaluate, transact and process petroleum properties and other industry-related goods and services.

  DISCOVERING AND EVALUATING PROPERTY

     We offer a series of products and services to improve the workflow of industry professionals in the discovery and evaluation of petroleum properties and prospects. Because larger and more complex transactions typically require more sophisticated data and analytical tools, our service offerings are designed to meet these needs and include:

     E-Catalog. We offer our entire oil and gas property auction catalog online, which typically contains 1,500 to 2,000 petroleum properties for each auction. Our e-catalog contains an advanced search and query tool that allows the user to locate properties by specific attributes, including name of operator, name of seller, location, field, production rate and type and amount of ownership interest. Our e-catalog also offers an online "shopping cart" feature that allows the user to purchase due diligence information for each auction lot, including a detailed data book that can be viewed in hard copy or in digital scanned format. This information can be integrated with various analytical applications to allow the user to evaluate properties online. The user can view wells on a map together with other pertinent spatial data, including landgrid and lease boundaries, pipeline facilities, active rig locations and seismic data. In addition, our e-catalog can be integrated with various petroleum engineering tools. Using this integrated approach, the user's workflow cycle time is greatly reduced.

     Electronic Data Rooms. Our electronic data rooms replace traditional, physical data rooms while providing the seller with broader exposure of its property, reducing the cost of distributing selling materials and updates, and allowing a potential buyer to conduct due diligence at substantially lower cost. Material traditionally available only in a physical data room is accessible online at PetroleumPlace.com. Our electronic data rooms consist of a series of secure web pages that illuminate the property through a combination of narratives, maps, three-dimensional displays, tables and graphs containing geological data, geophysical data, well logs, engineering reports, financial and ownership data organized in a comprehensive selling package.

     We employ a variety of techniques to present relevant data in the electronic data room, including static and dynamic image display, interactive document management and navigation, three-dimensional visualization and the online geographic information system. We may include in our electronic data rooms geophysical and/or geological software applications that we intend to offer as an ASP. This gives qualified buyers the opportunity to access and interpret the project data remotely through their Internet browser and evaluate the information using tools familiar to them.

     Exclusive Online Property Database. We also provide an exclusive online properties listing service called TradeBank, a members-only service. This service contains listings for over 21,000 properties for sale, trade or exchange. Our members, which include many major oil companies, gain access to the listings on an annual subscription basis. The estimated market value of the listed properties was approximately $1.0 billion at March 31, 2000.

     We intend to implement a request for quotation, or RFQ, process into our TradeBank database. The RFQ process creates a detailed buyer profile which allows us to match specific property requirements of buyers with existing inventory in the TradeBank database and to also proactively notify buyers when appropriate properties are added to the database. In addition, we intend to use our geographic information system, as well as other third party applications, to present the TradeBank data to our members via an ASP model.

     Data Sales. We aggregate and sell petroleum industry data obtained from a variety of public and private sources, as well as from the seller of a particular property, to facilitate the due diligence evaluation process. A portion of this data and information is readily available from other sources, some is in the public domain but difficult to access, some is privately owned and the remainder is derived or extracted from other data. We integrate this data and present it in a graphical format that is easy to access and understand by our users through use of a geographic information system interface that guides the user to a particular area of interest.

     Analysis Tools and Software Hosted and Sold Online. We are an ASP for various geoscientific and financial analysis software. We intend to offer software tools through our site on an as-needed, pay-per-use basis to facilitate the economic evaluation, risk analysis and portfolio management of properties. By pre-packaging the data with various analysis tools for the property being offered, we are streamlining the workflow process of property discovery and evaluation process.

  TRANSACTION SERVICES

     We offer a broad range of services to market and exchange oil and gas properties. Our Internet marketplace provides sellers with broad exposure for their properties, fair market pricing from competitive bids and a more timely and efficient completion of the transaction than can be achieved through traditional means.

     Our transaction services include property auctions, including floor and Internet auctions, Internet-enabled brokered transactions, which we refer to as e-brokered transactions, and our electronic data rooms. We typically use our auction services to sell mature producing properties and our e-brokered transactions to enable the sale of more complex, higher-valued properties. Our ability to market properties through both auctions and e-brokered transactions uniquely positions us to organize a large property package for sale utilizing a combination of services to achieve the highest return for the seller.

     We employ a team of petroleum engineers, landmen, geoscientists and professional sales and marketing personnel to conduct the following property transaction process:

     - Capturing the Asset for Sale. We secure an agreement to sell a property and determine the combination of our services that is most likely to maximize value for the seller.

     - Illuminating the Asset. We highlight a property's features, especially its upside potential, through our electronic data rooms, which also include supporting data and tools to assist the potential buyer in online analysis.

     - Selling and Closing. Depending on the nature of the property, we will conduct a hybrid floor and Internet auction, an Internet-only auction or an e-brokered transaction.

     - Settling the Transaction. We facilitate the conveyance of the property, which involves settling with the seller, clearing title, paying all necessary taxes and transfer fees, and transferring title to the property to the buyer.

     We handled property transactions with a value of approximately $162.9 million during fiscal 1999 and with a value of approximately $138.5 million in the first eight months of fiscal 2000. In fiscal 1999, over 1,300 bidders participated in our auctions and we facilitated the sale and conveyance of over 2,800 lots consisting of an aggregate of over 14,000 wells. As of May 17, 2000, we had existing commitments to sell an estimated $135.0 million in oil and gas properties through our transaction services, which we anticipate will be sold by the end of fiscal 2000.

     Auctions and Internet Auctions. We operate the largest oil and gas property auction house in North America. In March 2000, we introduced our hybrid floor and Internet auctions, which enable Internet bidders to simultaneously participate in our live floor auctions. Through their Internet browser, a registered bidder can follow the auction, study vital information on the property and submit bids and monitor the bids of other auction participants in real time. We also conduct auctions that occur solely on the Internet, which substantially reduce the set-up costs and eliminate the volume limitations and geographic barriers to participation of physical property auctions.

     We believe that the addition of Internet bidders will further improve market liquidity by eliminating geographic barriers to participation. We believe that the establishment of a centralized Internet hub for oil and gas property transactions will significantly increase the number of buyers and sellers participating in our auctions, thereby further enhancing market liquidity.

     E-Brokered Transactions. In addition to our established auction services, we believe that a significant opportunity exists to market higher-valued, complex properties through Internet-enabled e-brokered transactions. Complex properties often contain unproven or undeveloped reserves of oil and gas and are valued based on various subjective factors relating to the estimated size of the potential reserves. Our e-brokered transactions enable sellers to efficiently provide detailed information on these complex properties and provide buyers with the time required to sufficiently review this information and negotiate the sale with the seller. The addition of e-brokered transactions to our Internet marketplace better enables us to sell large property packages that often contain a mix of proven and unproven reserves.

     Our e-brokered transactions, which significantly improve the efficiency of the traditional broker-assisted process, consist of the following:

     - Conduct Internal Property Analysis. We analyze the property package and organize it into parcels which are best suited for disposition through auction and those which are more suited to an e-brokered transaction.

     - Build Electronic Data Room. Using our proprietary web-based technology, we build an electronic data room that provides prospective buyers with both summary level and detailed information on oil and gas properties and prospects for sale.

     - Target Prospective Buyers. We use our database to match interested buyers with a particular property and notify prospective buyers via e-mail.

     - Facilitate Due Diligence Process. We enable potential buyers to conduct online due diligence through an interactive electronic data room combined with online analysis tools without having to travel to a physical data room.

     - Target Pool of Buyers. We have the ability to direct our selling efforts toward potential buyers who have shown a high level of interest in a particular property through their electronic data room use. We then qualify prospective buyers and narrow the field of buyers through preliminary bidding.

     - Facilitate Closing and Conveyance. We facilitate the final negotiations and the closing through either face-to-face negotiations between buyer and seller or an auction format.

                        [E-BROKERED TRANSACTION GRAPHIC]

     [Pictured here is a graphical depiction of our e-brokered transaction service as compared to the traditional brokered sale process. The first graphic, captioned "Traditional Brokered Sale - 6 to 12 Months," depicts the following stages of a brokered sale, with arrows leading from one stage to the next:
Aggregate Data (collect data from seller); Publish Offering Document (prepare offering document and print); Identify Prospective Buyers (develop prospective buyer list from seller and broker contacts); Mail Confidential Info (distribute printed offering document); Follow-up Visits (on-site due diligence by buyer, face to face meetings); and Negotiate and Close.

     The second graphic, captioned "E-brokered Sale - 45 to 90 Days," depicts the following stages of an e-brokered sale, with each stage represented by an arrow which leads to the next stage: Conduct Property Analysis (we analyze property package and determine the optimal disposition strategy); Build EDR (we build an electric data room of maps, narrative and summary level and detailed data); Target Prospective Buyers (we use our qualified prospect database of 16,600 industry professionals to match prospective buyers with the seller); On-Line Due Diligence (use interactive EDR, data and analysis tools to verify and validate property); Target Buyers (direct sales efforts to prospective buyers with high interest); and Negotiate and Close (E-auction or negotiated close -- Qualifying auction, final negotiations and close via auction through traditional method).]

  PROCESS MANAGEMENT PRODUCTS AND SERVICES

     We also provide technology products and services to support the ongoing management of an upstream petroleum business. We offer a range of products to facilitate the processing of a transaction through the back office systems of buyers, sellers and traders of petroleum properties. Our products include Excalibur, an enterprise resource planning software package, and DataMap, a geographic information system.

     Excalibur is a back office enterprise resource planning system designed to facilitate management of businesses in the upstream petroleum industry and is currently installed in over 150 upstream petroleum companies. We plan to further distribute Excalibur by offering it as a software application service delivered over the Internet. It includes more than 30 applications specific to the accounting, billing, financial analysis and land, royalty and production management functions of a petroleum company. We are developing a modified version of Excalibur with XML capabilities to integrate the back office systems of our customers with their trading partners.

     DataMap provides a link from external public geotechnical and financial databases to the customer's internal proprietary geotechnical and engineering databases via the Internet. Accessing external and internal data through a common map interface provides the customer with real-time data integration with which it can perform analysis and continually monitor its portfolio of reserves.

     We also provide professional technical services that enable our customers to define, develop and implement network-based information systems that leverage the capabilities of the PetroleumPlace.com marketplace. We integrate our Internet solutions with a customer's intranet, which allows the customer to integrate external publicly available data with their internal proprietary geophysical, financial and accounting data.

  CONTENT AND COMMUNITY FEATURES OF PETROLEUMPLACE.COM

     During April 2000, PetroleumPlace.com was accessed by 41,300 unique visitors who viewed over 288,000 pages. The site also received 3.1 million hits. In addition to serving as the marketplace for our current products and services, PetroleumPlace.com includes many elements of content and community, some of which may become revenue opportunities as our business matures. These elements include:

     EnergyGate. EnergyGate, our online industry magazine, provides the user with access to information about specific acquisition and divestitures of properties and merger transactions and the broad range of events and issues affecting the upstream petroleum industry. We also provide content in the form of columns and interviews presenting the viewpoints of industry and government leaders, analysts and commentators. Our editor-in-chief, who has over 20 years of industry journalism experience, aggregates and categorizes the third-party content available on EnergyGate and also routinely contributes editorial content.

     Petroleum Directory Services. Our petroleum directory allows users to search and select from a list of over 8,600 service listings to the oil and gas industry from around the world. The most basic listings are free, with preferential listings and banner advertisements available for a fee.

     Industry Employment. Our industry employment database contains a listing of career opportunities posted by energy industry employers from around the world, as well as over 950 industry-specific resumes.

     Financial Information. Our financial information section provides access to most of the major indices covering the financial state of the global petroleum industry, including real-time oil and gas prices, weekly postings of crude oil and propane-butane prices and a forecast of gasoline, oil and natural gas prices of major regional energy producing areas.

CUSTOMERS

     The following customers have sold petroleum properties in at least two of our auctions.

     INTEGRATED ENERGY COMPANIES
     Amerada Hess
     BP Amoco
     Chevron
     Conoco
     Fina Oil & Chemical
     Marathon Oil Company
     Mobil
     Oxy USA
     Phillips
     Shell
     Spirit Energy
     Texaco
     TotalFinaElf

     LARGE INDEPENDENT PETROLEUM COMPANIES
     Altura Energy
     Anadarko Petroleum
     Burlington Resources
     Devon Energy Corp.
     EOG Resources
     Kerr McGee
     Ocean Energy
     Pioneer Exploration
     Union Pacific Resources

     OTHER INDEPENDENT PETROLEUM COMPANIES
     Anderman
     Bevo Production
     Broughton Petroleum
     BWAB Incorporated
     Chesapeake Exploration
     Chisholm Exploration
     Citation Oil & Gas
     Continental Resources
     Cross Timbers Oil
     Diasu Energy
     Diverse Energy
     Durango Production
     Eland Energy
     Ensign Oil & Gas
     Five States
     Forest Oil
     Hamill Resources
     Matthew Fatheree
     Merit Energy
     Oneok Exploration
     Parks & Luttrell
     Petro-Hunt
     Questar Exploration and Production
     Range Resources
     Samedan Oil
     Samson Resources
     Southwestern Energy
     Swift Energy
     Synergy
     Unit Petroleum
     Vintage Petroleum
     Whiting Petroleum

SALES AND MARKETING

  SALES STRATEGY

     To locate properties to auction or sell through e-brokered transactions, we call on the A&D departments of major and independent oil companies, as well as financial institutions and investment banking firms that specialize in brokering petroleum industry transactions. We help the customer design a divestiture program utilizing the most effective combination of our e-brokered and auction transaction services.

     To discover opportunities to sell our enterprise resource planning software packages and Internet integration solutions, we call on our existing customer base, as well as leads we receive from customers, inquiries in response to tradeshows and advertisements.

     We intend to open additional sales and service offices in oil producing regions in the United States and Canada. We also intend to expand our direct sales force as we expand the services we offer and the markets we serve.

  MARKETING STRATEGY

     To find qualified participants for our auctions, we are able to leverage our qualified prospect database of approximately 16,600 industry professionals. We produce a printed catalog of available properties that we distribute to our customer base. This information is also available electronically at PetroleumPlace.com with added search, sort and cross-reference capabilities, which will replace the printed catalog over time.

     To find qualified buyers for our e-brokered transactions, we match our property database to the specified criteria of our potential buyers. We stimulate the interest of potential buyers by providing a convenient method to conduct due diligence through the use of our electronic data rooms.

     We also conduct a variety of marketing programs to educate our target market, create awareness and attract visitors to PetroleumPlace.com. We use traditional marketing methods, including advertisements, direct mail, trade shows, speaking engagements and public relations programs aimed at key industry press. As we expand our products and services, we plan to use product managers to develop and execute the marketing strategies for their particular product or service. In addition, our portal contains advertisements and other marketing programs designed to encourage visitors to learn about and use our other services.

STRATEGIC RELATIONSHIPS AND KEY SERVICE PROVIDERS

     We seek to enter into strategic relationships and work with key service providers to expand our services and product offerings. Our strategic relationships and key service providers include:

  QWEST COMMUNICATIONS INTERNATIONAL

     Qwest Communications International provides us with various telecommunications solutions that help us conduct our simultaneous Internet and floor auctions. Qwest has also developed a series of telecommunications and hosting facilities that provide software and data distribution solutions and offsite information technologies infrastructure. We intend to leverage this relationship in order to assist us with the deployment of our ASP model.

  AUTODESK

     Autodesk is a leading developer of design and digital content creation technologies. We are a Unique Application Reseller of their web-based MapGuide product, which we use to connect our multiple data sources to our customers. MapGuide is an open architecture geographical information system that allows us to organize our data solutions in a distributed infrastructure environment that ties our customer directly with a data source over our web site. This structure is more efficient for both the data user and provider as it does not involve us hosting and managing the databases on our site and ensures current information for the customer.

  J.D. EDWARDS

     J.D. Edwards is the developer of OneWorld, a leading enterprise resource planning system for large and mid-sized businesses. We have a joint development and marketing arrangement with J.D. Edwards that provides for the development and integration of many of our modules with the Financial, Foundation and Job Costing modules of OneWorld. This integrated solution set gives us a platform independent, multi-currency and multi-lingual product to meet the international accounting and management needs of large independent and major producers. This agreement provides us with exclusive rights to market the various OneWorld offerings to the upstream petroleum industry in North America and non-exclusive rights worldwide.

TECHNOLOGY

     We have designed our Internet marketplace and supporting infrastructure to be robust, flexible and expandable to support new products and increased traffic. For the period from January 28, 1999 (inception) through September 30, 1999, we spent $152,000 on research and development and we spent $442,000 in the six months ended March 31, 2000 on research and development. We maintain full system backups and have emergency recovery procedures and facilities available. We have a fully redundant server configuration with redundant power and high-speed network connections providing theoretical 100% availability. Our production server configurations use a load balancing clustering solution to split web traffic among our web servers and a separate database clustering service for the database and file servers. Our external network traffic is managed by distribution systems connected to Cisco routers and 3COM switches. The infrastructure is secured by Cisco router firewalls. As we continue to grow our need for greater stability, scalability and flexibility will increase. We are actively pursuing partnerships with technology vendors to meet the growing demand for our services.

INTELLECTUAL PROPERTY

     We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as a contributing factor to our success and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. It may be possible for unauthorized third parties to copy portions of our products or reverse engineer to obtain and use information that we regard as proprietary. Many end-user license provisions protecting against unauthorized use may be unenforceable under the laws of a number of jurisdictions and foreign countries. Our efforts to protect our proprietary rights in the United States or abroad may not be adequate or competing companies may independently develop similar technology.

     We also license technology and content from third parties and may need to license additional technology and content in the future. We cannot be certain that third-party licenses will be available to us on commercially reasonable terms or at all or that we will be able to successfully integrate the technology into our products and services. Licensing may expose us to increased risks, including risks associated with the assimilation of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs. The inability to obtain any of these licenses could result in delays in product and service development until equivalent technology can be identified, licensed and integrated. Any delays in services could cause our business, financial condition and operating results to suffer.

COMPETITION

     The business-to-business e-commerce market for the petroleum industry is intensely competitive and rapidly evolving. We face competition from numerous companies, some of which have more experience and greater financial resources than we do. We expect to face competition from several classes of competitors, including:

     - existing companies offering traditional oil and gas acquisition and divestiture services such as investment banking firms and brokers and other auction houses that are moving or may move their business to the Internet;

     - existing companies that provide goods and services to the energy industry and view the Internet as a more efficient distribution model, including large established companies such as Schlumberger, Halliburton and Baker Hughes;

     - Internet companies that have established sites that are pursuing various e-commerce initiatives in the areas of equipment resale and MRO procurement, such as Ariba, CommerceOne and FreeMarkets; and

     - existing and new Internet companies that specialize in bringing e-commerce to the petroleum industry, such as Indigopool.com, a Schlumberger company, Oil & Gas Online.com, a VerticalNet company, Oil Online.com, Oil-Gasoline.com, OilProperties.com, NetworkOil.com, penn/NET, a PennWell company, Petro-Web.com and WorldOil.com.

     In addition, several competitive initiatives have been announced recently by consortiums and companies with substantially greater resources than us. These announcements include an electronic procurement exchange that includes 14 major oil and chemical companies, including Royal Dutch/Shell, BP Amoco, Dow Chemical, Mitsubishi, Conoco, Occidental Petroleum, TotalFinaElf and Repsol YPF. This exchange will use CommerceOne's Marketsite platform. Chevron, Texaco and Ariba have announced that they are creating a similar supply procurement exchange called Petrocosm.com. Chevron, EDS, Raytheon and The Information Store have also recently announced the formation of UpstreamInfo.com, an e-business business-to-business portal and application service provider to the upstream petroleum industry.

GOVERNMENT REGULATION

     Regulation of the auction business varies from jurisdiction to jurisdiction. Numerous states have regulations regarding the manner in which auctions may be conducted and the liability of auctioneers in conducting such auctions. In addition, we may be subject to requirements of the Securities and Exchange Commission with respect to the properties we sell at auction. We are currently a registered broker/dealer holding a Series 37 license with the SEC. We believe we are in full compliance with the requirements thereof. We do not believe we are required to hold this license to conduct our business.

     As we begin to conduct business over the Internet, we will be subject to regulations relating to Internet or other online services. Our intentional or unintentional failure to comply with any current or future laws and regulations could result in an injunction to cease a specific practice or activity and could subject us to civil and/or criminal penalties.

FACILITIES

     Our corporate headquarters are located in Denver, Colorado. We also have offices in Calgary, Alberta, Canada; Dallas, Texas; Houston, Texas; and Oklahoma City, Oklahoma.

     All of our facilities are leased from third parties. The lease for our headquarters covers approximately 3,700 square feet, plus an additional 500 square feet at a secondary location. This lease expires on September 30, 2000.

     Our Clearinghouse subsidiary leases approximately 25,000 square feet of space in Houston, Texas in which it maintains its corporate offices and operations center. This lease expires on October 15, 2009.

     Upon the completion of our acquisition of Paradigm, we will lease an additional aggregate 40,000 square feet of space in Denver and Houston.

     We believe our primary facilities are in good operating condition and adequately serve our current and anticipated near-term business needs.

EMPLOYEES

     At April 30, 2000, we had 70 employees, including 26 in sales and marketing, ten in operations, ten in geotechnical services, 15 in software development and nine in finance and administration. We are not party to any collective bargaining agreements. We believe that our relationship with our employees is satisfactory.

     Following the closing of the acquisition of Paradigm, we will add approximately 97 employees.

LEGAL PROCEEDINGS

     From time to time, we may be subject to legal proceedings arising out of our operations. We are not currently a party to any legal proceedings, which if determined adversely to us would have a material adverse effect on our operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

     Our executive officers, directors and other key employees are as follows:

NAME                                   AGE                  POSITION WITH US
Executive Officers and Directors
Gary R. Vickers......................  40    President, Chief Executive Officer and Director
Richard E. Herrmann..................  36    Senior Vice President of Geotechnology and
                                             Business Development
Jeffrey M. Holben....................  36    Chief Financial Officer, Vice President of
                                             Finance, Treasurer and Secretary
Eric G. Edwards......................  42    Vice President of Operations
Kenneth R. Olive, Jr. ...............  48    President and Chief Executive Officer of the
                                               Clearinghouse and Director
Michael F. Bennet(1)(2)..............  35    Director
Marc Cummins(1)(2)...................  40    Director
Thomas G. Washing(1).................  58    Director

Other Key Employees
Kimberly A. Pickett..................  33    Director of Marketing
Ramki Thurimella.....................  41    Director of Engineering

------------------------------

(1) Member of Audit Committee
(2) Member of Compensation Committee

EXECUTIVE OFFICERS AND DIRECTORS

     Gary R. Vickers has served as president and chief executive officer and as a director since founding our company in January 1999. In November 1998, Mr. Vickers founded Vickers Energy Services LLC to pursue opportunities in applying web-based electronic commerce to the energy industry. Prior to founding Vickers Energy Services LLC, Mr. Vickers served as a consultant to the IHS Energy Group Companies after their acquisitions of Petroleum Information Corp., Dwights Energy Data and Petro Consultants. From August 1993 until November 1998, Mr. Vickers served as president and chairman of Creative Programming and Technology Ventures, Inc., a publicly-traded software technology company specializing in the development and publication of advanced platform interactive game technology.

     Richard E. Herrmann has served as senior vice president of geotechnology and business development since September 1999. From April 1995 to August 1999, Mr. Herrmann served as director of geotechnology and project manager at GeoGraphix, Inc., an oil and gas software subsidiary of Halliburton Corp. From 1987 to 1995, Mr. Herrmann was an exploration geophysicist and development geologist with Chevron USA. Mr. Herrmann holds an M.S. in exploration geophysics from Stanford University and a B.S. in earth, atmospheric and planetary sciences from the Massachusetts Institute of Technology.

     Jeffrey M. Holben has served as chief financial officer, vice president of finance, treasurer and secretary since September 1999. From October 1998 to September 1999, Mr. Holben served as vice president and chief financial officer at Avalon Imaging, Inc., a vision automation company. From July 1993 to October 1998, he served as director of finance at GeoGraphix, Inc., an oil and gas software subsidiary of Halliburton Corp. Mr. Holben holds an M.B.A. from Notre Dame University and a B.S. in finance from the University of Denver.

     Eric G. Edwards has served as vice president of operations since November 1999 and served as a consultant to the Company from March 1999 until joining us in his current capacity. From September 1997 to March 1999, Mr. Edwards served as president of Call US, Inc., a company that provided third party technical services to the software industry. From September 1995 to October 1997, he served as senior vice president and chief financial officer of Pacer/CATS/CCS, a Wembley-Ticketmaster joint venture which provided software for the stadium and movie theatre ticket business. From January 1991 to September 1995, Mr. Edwards was a principal in Upside Management, a business strategy and development consulting company. Mr. Edwards holds a B.S. in accounting from the University at Albany, State University of New York.

     Kenneth R. Olive, Jr. has served as a director since October 1999 and as president and chief executive officer of the Clearinghouse since founding that company in December 1992. Mr. Olive has held positions in the oil industry since 1969, beginning as an oilfield roustabout. He managed onshore and offshore oil and gas properties throughout the world for a number of companies including Pennzoil Company, Columbia Gas Development and Case-Pomeroy Oil Corporation. Mr. Olive holds a B.B.A. in marketing from Texas Tech University.

     Michael F. Bennet has served as a director since May 1999. Since November 1997, Mr. Bennet has been employed by, and currently serves as vice president of, Anschutz Investment Company. In that role, he undertakes and directs private equity investments ranging from start-up venture capital to large public market transactions. From November 1995 to October 1997, Mr. Bennet served as a special assistant and counsel to Deputy Attorney General Jamie Gorelick of the U.S. Department of Justice. From January to September 1995, Mr. Bennet was an attorney with the Washington, D.C. law firm of Wilmer, Cutler & Pickering. Mr. Bennet also serves as a director of Forcenergy, Inc., an oil and gas exploration and production company. Mr. Bennet holds a J.D. from Yale Law School and a B.A. in history from Wesleyan University.

     Marc Cummins has served as a director since March 2000. Since January 1999, Mr. Cummins has served as a general partner of Catterton Partners, a private equity investment firm and as chairman of Channel Capital Group, an investor in business-to-business e-commerce. From 1981 to 1998, Mr. Cummins served as an investment banker with Donaldson, Lufkin & Jenrette Securities Corporation, most recently as managing director of the Retail and Specialty Distribution Investment Banking Group. Mr. Cummins holds an M.B.A. from The Wharton School of the University of Pennsylvania and a B.A. in economics from Middlebury College.

     Thomas G. Washing has served as a director since April 1999. Since September 1996, Mr. Washing has been a managing director of Sequel Venture Partners, a venture capital firm specializing in emerging growth technology companies in the fields of information technology, health care and telecommunications. From April 1994 to September 1996, Mr. Washing was a private investor and consultant to a number of technology companies. From January 1986 to April 1994, Mr. Washing served as a partner in the private equity investment firm of Hill, Carmen & Washing. Mr. Washing holds a J.D. from the University of Michigan Law School and a B.A. from Dartmouth College.

     OTHER KEY EMPLOYEES

     Kimberly A. Pickett has served as director of marketing since February 2000. From December 1998 to February 2000, Ms. Pickett served as a product manager for Oracle Corporation. From March 1998 to November 1998, Ms. Pickett served as vice president, business development and marketing at Qubit Technology, a start-up company developing a non-PC Internet appliance. From July 1997 to March 1998, Ms. Pickett was a marketing manager at Microsoft Corporation. From October 1991 to July 1997, Ms. Pickett held various positions with GeoGraphix, Inc., including most recently as director of marketing. Ms. Pickett holds a B.S. in business administration from the University of Colorado at Boulder.

     Ramki Thurimella has served as director of engineering since August 1999. From 1991 to December 1999, Dr. Thurimella was a faculty member in the department of mathematics and computer science at the University of Denver. In this capacity, he conducted a variety of projects, including the implementation of heuristics to store and deliver continuous media from secondary storage, efficient multimedia indexing, evaluation of distributed technologies for virtual enterprises and object-oriented installation tools for enterprise resource planning software. Dr. Thurimella has done pioneering work in the areas of design and analysis of algorithms that appeared in many national and international journals. He is also a recipient of funding from the National Science Foundation. Dr. Thurimella holds a Ph.D. in computer science from The University of Texas at Austin and an M.S. in computer science from the Indian Institute of Technology.

CLASSIFIED BOARD OF DIRECTORS

     We currently have five directors. In April 2000, our board of directors approved, subject to stockholder approval, our restated certificate of incorporation to provide for, among other things, a classified board of directors. The restated certificate of incorporation states that the terms of office of the board of directors will be divided into three classes:

     - class I, consisting of Mr. Washing, whose term will expire at the annual meeting of stockholders to be held in 2001;

     - class II, consisting of Messrs. Olive and Cummins, whose terms will expire at the annual meeting of stockholders to be held in 2002; and

     - class III, consisting of Messrs. Vickers and Bennet, whose terms will expire at the annual meeting of stockholders to be held in 2003.

     At each annual meeting of stockholders beginning with the 2001 annual meeting, the successors to directors whose terms expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been elected.

BOARD COMMITTEES

  AUDIT COMMITTEE

     Our audit committee consists of Messrs. Bennet, Cummins and Washing. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and evaluates our internal accounting procedures.

  COMPENSATION COMMITTEE

     Our compensation committee consists of Messrs. Bennet and Cummins. The compensation committee reviews and approves compensation and benefits for our executive officers. The compensation committee also administers our compensation and stock plans and makes recommendations to the board of directors regarding such matters.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the compensation committee has been an officer or employee of Petroleum Place at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     Other than reimbursing directors for customary and reasonable expenses incurred in attending board of directors and committee meetings, we do not currently compensate our directors.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to our president and chief executive officer for services rendered in all capacities to us during fiscal 1999. Throughout this prospectus we refer to this person as our named executive officer.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                    ANNUAL           COMPENSATION
                                                 COMPENSATION     ------------------
                                               ----------------       SECURITIES        ALL OTHER
NAME AND PRINCIPAL POSITION                     SALARY    BONUS   UNDERLYING OPTIONS   COMPENSATION
Gary R. Vickers
  President and Chief Executive Officer......  $233,384    --           61,328              --

                          OPTION GRANTS IN FISCAL 1999

     The following table sets forth information regarding options granted to the named executive officer during fiscal 1999.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF
                                      PERCENT OF                                          STOCK PRICE
                                    TOTAL OPTIONS                                         APPRECIATION
                       NUMBER OF      GRANTED TO       EXERCISE                         FOR OPTION TERM
                        OPTIONS      EMPLOYEES IN        PRICE                        --------------------
NAME                    GRANTED      FISCAL 1999       PER SHARE    EXPIRATION DATE     5%           10%
Gary R. Vickers......   61,328          18.9%            $0.75       May 31, 2009     $12,708      $28,081

     The percent of total options granted to employees in the above table is based on 323,738 total options granted to employees in fiscal 1999. Our board of directors may reprice options under the terms of our stock option plans.

     Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors on the date of grant. In making this determination, the board of directors considered a number of factors, including:

     - our historical and prospective future revenue and profitability;

     - our cash balance and rate of cash consumption;

     - the development and size of the market for our services;

     - the status of our financing activities;

     - the stability of our management team; and

     - the breadth of our service offerings.

     The amounts reflected in the "Potential Realizable Value" column of the foregoing table are calculated assuming that the fair market value of the common stock on the date of the grant as determined by the board of directors appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and the common stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future increases in the price of the common stock.

FISCAL 1999 OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth information concerning the value realized upon exercise of options during fiscal 1999 and the number and value of unexercised options held by the named executive officer at September 30, 1999. The value of the unexercised in-the-money options is based on the fair market value of our common stock as of September 30, 1999, determined by the board of directors in the manner discussed above to be $0.75 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

                                                       NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             SHARES                     SEPTEMBER 30, 1999            SEPTEMBER 30, 1999
                           ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                        EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Gary R. Vickers..........      --           --          --           61,328           --             --

STOCK PLANS

  AMENDED AND RESTATED 1999 EQUITY INCENTIVE PLAN.

     Our board of directors adopted our Amended and Restated 1999 Equity Incentive Plan on May 25, 1999 and our stockholders approved it on June 24, 1999.

     Administration. The board administers the incentive plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the incentive plan as well as to determine:

     - the grant recipients;

     - the grant dates;

     - the number of shares subject to the award;

     - the exercisability and vesting of the award;

     - the exercise price;

     - the type of consideration; and

     - the other terms of the award.

     Share Reserve. We have reserved a total of 1,250,000 shares of our common stock for issuance under the incentive plan, of which options to purchase 345,892 shares had been granted as of March 31, 2000. The share reserve for the plan is scheduled to increase each January 1 during the term of the incentive plan by the lesser of:

     - 3% of the total number of shares of the common stock outstanding on such January 1; and

     - 3% of the total number of shares of the common stock outstanding on the effective date of this offering.

     However, the automatic increase is subject to reduction by the board. If the recipient of a stock award does not purchase the shares subject to his or her stock award before the stock award expires or otherwise terminates, the shares that are not purchased again become available for issuance under the incentive plan.

     Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. The board may also grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

     - A stock option is a contractual right to purchase a specified number of our shares at a specified price (exercise price) for a specified period of time.

      - An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code. This type of option is free from regular tax at both the date of grant and the date of exercise. However, the difference between the fair market value on the date of exercise and the exercise price is an item of alternative minimum tax unless there is a disqualifying disposition in the year of exercise. If two holding period tests are met- two years between grant date and sale date and one year between exercise date and sale date- all profit on the sale of our shares acquired by exercising the incentive stock option is long-term capital gain income. However, if either of the holding periods is not met, there has been a disqualifying disposition, and a portion of any profit will be taxed at ordinary income rates.

      - A nonstatutory stock option is a stock option that either does not meet the Internal Revenue Code criteria for qualifying incentive stock options or is not intended to be an incentive stock option. It triggers a tax upon exercise. This type of option requires payment of state and federal income tax and, if applicable, FICA/FUTA on the difference between the exercise price and the fair market value on the exercise date.

     - A restricted stock purchase award consists of our offer to sell our shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered.

     Under some conditions, the board may grant an incentive stock option to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of an affiliate of ours. The exercise price of an incentive stock option in such cases must be at least 110% of the fair market value of the stock on the grant date and the option term may not exceed five years.

     Limits on Option Grants. There are limits on the number of shares that the board may grant under an option.

     - Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly-held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each officer exceeds $1,000,000. When we become subject to Section 162(m), in order to prevent options granted under the incentive plan from being included in compensation, the board may not grant options under the incentive plan to an employee covering an aggregate of more than 250,000 shares in any calendar year.

     - In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. In calculating the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the incentive plan as well as under any other stock plans that our affiliates or we maintain. We then determine the aggregate fair market value of the stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options. We treat any options covering stock in excess of $100,000 as nonstatutory stock options.

     Option Terms. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The exercise price of nonstatutory stock options may be 50% or more of fair market value. If the value of our shares declines thereafter, the board may offer optionholders the opportunity to replace their outstanding higher-priced options with new lower-priced options. To the extent required by
Section 162(m) of the Internal Revenue Code, the old repriced option is deemed to be canceled and a new option granted, but both options will be counted against the Section 162(m) limit discussed above.

     The maximum option term is ten years. Subject to this limitation, the board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service to our affiliates and to us terminates. If this termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If this termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following the optionholder's death.

     The board may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the optionholder may designate a beneficiary to exercise either type of option following the optionholder's death. If the optionholder does not designate a beneficiary, the optionholder's option rights will pass by his or her will or by the laws of descent and distribution.

     Terms of Other Stock Awards. The board determines the purchase price of other stock awards. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares that we sell or award under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of the restricted stock.

     Other Provisions. Transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend and stock split, may change the class and number of shares subject to the Incentive Plan and to outstanding awards. In that event, the board will appropriately adjust the Incentive Plan as to the class and the maximum number of shares subject to the Incentive Plan, to the cap on the number of shares available for incentive stock options and to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

     If we dissolve or liquidate, then outstanding stock awards will terminate immediately prior to this event. However, we treat outstanding stock awards differently in the following situations:

     - a sale of substantially all of our assets;

     - a merger or consolidation in which the stockholders immediately prior to such transaction own less than 50% of the voting power of the surviving entity following the transaction; or

     - any transaction or series of related transactions in which in excess of 50% of our voting power is transferred.

     In these situations, the surviving entity will either assume or replace all outstanding awards under the incentive plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate.

     In addition, if a participant's service either is involuntarily terminated without cause or is voluntarily terminated for good reason within 12 months after one of the listed transactions, then any vesting of an award, and, if applicable, the exercisability of the award, will accelerate.

     Plan Termination. The incentive plan will terminate in 2010 unless the board terminates it sooner.

  2000 EMPLOYEE STOCK PURCHASE PLAN

     On April 14, 2000, the board adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan, authorizing the issuance of 150,000 shares of common stock pursuant to purchase rights granted to our employees or to employees of any affiliate of ours. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. As of the date hereof, no shares of common stock had been purchased under the purchase plan. The share reserve for the plan is scheduled to increase each January 1 during the term of the purchase plan by the lesser of:

     - 3% of the total number of shares of the common stock outstanding on such January 1; and

     - 3% of the total number of shares of the common stock outstanding on the effective date of this offering.

     However, the board may designate a smaller increase as of any January 1.

     The purchase plan is administered by the board, but such administration may be delegated to the compensation committee. The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. The purchase plan is implemented by offerings of rights to eligible employees. Generally, all regular employees, including executive officers, who work at least 20 hours per week and are customarily employed by us or by one of our affiliates for at least five months per calendar year may participate in the purchase plan and may authorize payroll deductions of up to 15% of their earnings for the purchase of stock under the purchase plan. Under the plan, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. The first offering will begin on the effective date of this offering and be approximately 26 months in duration with purchases occurring every six months. Unless otherwise determined by the board, common stock is purchased for accounts of employees participating in the purchase plan at a price per share equal to the lower of:

     - 85% of the fair market value of a share of our common stock on the date of commencement of participation in this offering; and

     - 85% of the fair market value of a share of our common stock on the date of purchase.

     Eligible employees may be granted rights only if the rights, together with any other rights granted under employee stock purchase plans, do not permit such employee's rights to purchase stock to accrue at a rate which exceeds $25,000 of the fair market value of such stock for each calendar year in which such rights are outstanding. No employee is eligible for the grant of any rights under the purchase plan if immediately after these rights are granted, the employee has voting power over 5% or more of our outstanding capital stock, measured by vote or value.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     We have entered into an employment agreement with Gary R. Vickers, our president and chief executive officer and one of our directors, which expires on June 1, 2004. Under the agreement, we are obligated to pay Mr. Vickers an annual base salary of at least $186,000, current benefits and a bonus based on performance goals. If Mr. Vickers' employment is terminated by us without cause or by Mr. Vickers due to a constructive termination, then we are obligated to provide Mr. Vickers with a severance payment equal to two times Mr. Vickers then-current base salary.

     We have entered into an employment agreement with Kenneth R. Olive, Jr., one of our directors, with respect to his position as president and chief executive officer of the Clearinghouse, which expires on June 1, 2004. Under the agreement, we are obligated to pay Mr. Olive an annual base salary of at least $162,500, current benefits and a bonus based on performance goals. If Mr. Olive's employment is terminated by us without cause or by Mr. Olive due to a constructive termination, then we are obligated to provide Mr. Olive with a severance payment equal to two times Mr. Olive's then-current base salary.

     Under the terms of the employment agreements of Mr. Vickers and Mr. Olive, cause is generally defined as:

     - a breach by the executive of his duty of loyalty as a member of the board of directors;

     - the commission of a felony, a crime involving moral turpitude or any other act causing material harm to us;

     - the failure of the executive to use his best efforts to follow the directions of the board of directors;

     - the current illegal use of drugs; or

     - the good faith determination by the board of directors that any two consecutive years of operating losses are the result of substandard performance by the executive.

     Under the terms of these employment agreements, constructive termination is generally defined as:

     - the assignment of duties materially inconsistent with normal duties associated with the executive's then-current position;

     - conduct by the board of directors having the purpose of forcing the resignation of the executive or preventing the executive from performing his duties;

     - a material breach by us of the executive's employment agreement; or

     - a default or decrease in the executive's compensation.

     We have entered into a letter agreement with Jeffrey M. Holben, our chief financial officer, vice president of finance, treasurer and secretary. Under the agreement, if Mr. Holben's employment is terminated by us without cause or if his employment is terminated due to any merger, acquisition or corporate event, we are obligated to provide Mr. Holben with a severance payment equal to nine months of his then-current base salary. Under the terms of the letter agreement, cause is generally defined as the commission by Mr. Holben of acts involving gross misconduct that are seriously detrimental to our interests, operations, reputation or credit.

     Additionally, pursuant to our Amended and Restated 1999 Equity Incentive Plan, outstanding options will fully vest if not assumed by the surviving entity following a change in control.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURCHASES OF CAPITAL STOCK

     Since our inception, the following executive officers, directors and holders of more than 5% of our voting securities purchased securities in the amounts and as of the dates shown.

                                                                         SERIES A    SERIES C
                                                               COMMON    PREFERRED   PREFERRED
PURCHASER                                                      STOCK       STOCK       STOCK
Directors and Executive Officers
  Gary R. Vickers...........................................   500,000      -           -
  Marc Cummins(1)...........................................     -          -         152,233
5% or Greater Stockholders
  Anschutz Family Investment Company LLC(2).................     -        515,069      15,879
  Sequel Limited Partnership II, L.P.(3)....................     -        535,671      16,915
  Vickers Energy Services, LLC(4)...........................     -        666,666
Price Per Share.............................................  $   0.01   $   7.50    $  59.12
Date of Purchase............................................      1/99       2/99        3/00

------------------------------

(1) Consists of shares of Series C preferred stock purchased by Channel P2, LLC and Channel P2 Group, LLC. Mr. Cummins, one of our directors, is a managing member of Channel P2, LLC and Channel P2 Group, LLC.

(2) Mr. Bennet, one of our directors, is vice president of Anschutz Investment Company LLC, an affiliate of Anschutz Family Investment Company LLC.

(3) Includes shares of Series A preferred stock and Series C preferred stock purchased by Sequel Entrepreneurs Fund II, L.P., an affiliate of Sequel Limited Partnership II, L.P. Mr. Washing, one of our directors, is a managing member of Sequel Venture Partners II, LLC, which is the general partner of Sequel Limited Partnership II, L.P., and Sequel Entrepreneurs Fund II, L.P.

(4) Mr. Vickers, our president and chief executive officer and one of our directors, is sole manager of Vickers Energy Services, LLC.

     We have entered into an amended and restated investors' rights agreement with each of the purchasers of preferred stock shown above. This agreement provides that these and other stockholders will have registration rights with respect to the shares of common stock issuable upon conversion of their preferred stock upon completion of this offering. See "Description of Capital Stock -- Registration Rights" for a further description of these rights.

DISTRIBUTIONS OF S-CORPORATION

     In fiscal 1999, our wholly-owned subsidiary, the Clearinghouse, paid S-corporation distributions in the amount of $2.8 million to its shareholders. Mr. Olive, the president and chief executive officer of the Clearinghouse, who serves as one of our directors, received $938,280 in the fiscal 1999 distributions.

ACQUISITION OF THE CLEARINGHOUSE AND ISSUANCE OF SERIES B PREFERRED STOCK

     On June 1, 1999, we acquired 80% of the outstanding shares of capital stock of the Clearinghouse for approximately $16.8 million and, in August 1999, we acquired the remaining 20% of the outstanding shares in exchange for 455,120 shares of our Series B preferred stock. The fair market value of the 455,120 shares of our Series B preferred stock was approximately $8.6 million, as determined by our board of directors. We purchased from Mr. Olive 1,851 shares of the Clearinghouse for an aggregate purchase price of $3.75 million and 3,000 shares of the Clearinghouse in exchange for 341,340 shares of our Series B preferred stock in the acquisition.

     We have entered into an amended and restated investors' rights agreement with Mr. Olive and the other holders of Series B preferred stock. This agreement provides that these and other stockholders will have registration rights with respect to the shares of common stock issuable upon conversion of their preferred stock upon completion of this offering.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2000 for:

     - each person or group of affiliated persons known to us to own beneficially more than five percent of our common stock;

     - each of our directors;

     - our named executive officer listed in the summary compensation table; and

     - all of our directors and executive officers as a group.

     In accordance with the rules of the SEC, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options within 60 days of March 31, 2000. Unless otherwise indicated in the footnotes below and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them.

     We have calculated percent of shares beneficially owned based on 4,043,714
shares of common stock outstanding before this offering and      shares of
common stock outstanding after this offering. An asterisk indicates ownership of less than one percent.

                                                          NUMBER OF              PERCENT OF SHARES
                                                            SHARES               BENEFICIALLY OWNED
                                                         BENEFICIALLY     --------------------------------
BENEFICIAL OWNERS                                           OWNED         BEFORE OFFERING   AFTER OFFERING
Gary R. Vickers(1)...................................     1,000,000            24.7%                 %
Anschutz Family Investment Company LLC(2)............       530,948            13.1
Sequel Limited Partnership II, L.P.(3)...............       552,586            13.7
Vickers Energy Services, LLC(4)......................       500,000            12.4
Michael F. Bennet(5).................................       532,355            13.2
Marc Cummins(6)......................................       152,233             3.8
Kenneth R. Olive, Jr. ...............................       341,340             8.4
Thomas G. Washing(7).................................       552,586            13.7
All executive officers and directors as a group
  (8 persons)(8).....................................     3,078,514            76.1

------------------------------

(1) Includes 50,000 shares held by Mr. Vickers' wife, Kerry Vickers, and 500,000 shares held by Vickers Energy Services, LLC. Mr. Vickers is managing member of Vickers Energy Services, LLC and may be deemed to be an indirect beneficial owner of these shares. Mr. Vickers disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Vickers' address is The Petroleum Place, Inc., 5299 DTC Parkway, Suite 815, Englewood, Colorado 80111.

(2) The address of Anschutz Family Investment Company LLC is 555 17th Street, Suite 2400, Denver, Colorado 80202.

(3) Includes 17,967 shares held by Sequel Entrepreneurs Fund II, L.P., an affiliate of Sequel Limited Partnership II, L.P. The address of Sequel Limited Partnership II, L.P., and Sequel Entrepreneurs Fund II, L.P., is 4430 Arapahoe Avenue, Suite 220, Boulder, Colorado 80303.

(4) The address of Vickers Energy Services, LLC is 7900 East Union Avenue, Suite 1100, Denver, Colorado 80237.

(5) Includes 530,948 shares held by Anschutz Family Investment Company LLC. Mr. Bennet is vice president of Anschutz Investment company LLC, an affiliate of Anschutz Family Investment Company LLC, and may be deemed to be the indirect beneficial owner of these shares. Mr. Bennet disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(6) Consists of 138,363 shares held by Channel P2, LLC and 13,870 shares held by Channel P2 Group, LLC. Mr. Cummins is a managing member of Channel P2, LLC, and Channel P2 Group, LLC and may be deemed to be the indirect beneficial owner of these shares. Mr. Cummins disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(7) Consists of 534,619 shares held by Sequel Limited Partnership II, L.P., and 17,967 shares held by Sequel Entrepreneurs Fund II, L.P. The sole general partner of Sequel Limited Partnership II, L.P., and Sequel Entrepreneurs Fund II, L.P., is Sequel Venture Partners II, LLC. Mr. Washing is a managing member of Sequel Venture Partners II, LLC and may be deemed to be the indirect beneficial owner of these shares. Mr. Washing disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8) Includes shares included pursuant to note 1 and notes (5) through (7).

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of      shares of common stock, par
value $0.001 per share, and      shares of preferred stock, par value $0.001 per
share.

     The following description of our securities reflects changes that will be made to our certificate of incorporation and bylaws upon the closing of this offering. We have filed our restated certificate of incorporation and amended and restated bylaws as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     As of March 31, 2000, there were 4,039,375 shares of common stock outstanding and held of record by 84 stockholders and 377,712 shares issuable upon the exercise of outstanding options and warrants. Upon the closing of this
offering, there will be      shares of common stock outstanding, assuming no
exercise of the underwriters' over-allotment option.

     Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors. Accordingly, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors. In the event we liquidate, dissolve or wind up our affairs, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     Our board of directors is authorized, without further stockholder approval,
to issue up to an aggregate of      shares of preferred stock in one or more
series. The board of directors may fix or alter the designations, preferences, rights, including dividend, conversion, voting and liquidation rights, and any qualifications, limitations or restrictions of the shares of each series. The issuance of preferred stock could:

     - adversely affect the voting power of holders of common stock;

     - adversely affect the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation; and

     - delay, defer or prevent a change in control.

     We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     The holders of 3,526,747 shares of common stock to be issued upon the automatic conversion of our outstanding preferred stock upon the closing of this offering are entitled to registration rights. We refer to these shares of common stock as "registrable securities." Under the terms of an agreement between us and these stockholders, beginning 90 days following the closing of this offering, holders of more than 30% of the common stock that will have been converted from our Series A and Series C preferred stock, the "senior registrable securities," may require that we register their shares for public resale if the aggregate offering price of the shares to be sold is at least $15,000,000. We are not obligated to register these shares after we have effected two such registrations under the agreement. Additionally, the holders of more that 30% of the registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration statement provided that the value of the securities to be registered is at least $1,000,000. We are not obligated to effect more than two such S-3 registrations in any 12 month period. Furthermore, if we elect to register any of our common stock on a form that would be suitable for registration of the registrable securities, we will give the holders of registrable securities notice of such registration and include any shares of registrable securities requested for inclusion, subject however to the right of the underwriter, if any, to reduce the number of shares proposed to be registered in view of market conditions. We are generally required to bear all of the expenses of any of these registrations, except underwriting discounts and commissions. All registration rights will terminate three years after the closing of this offering or at such time as a holder of registrable securities may sell all such registrable securities in any 90 day period under Rule 144 under the Securities Act.

     The holders of 16,856 shares of common stock issued in connection with the acquisition of all of the assets of Strata Web are entitled to registration rights. We refer to these shares of common stock as "Strata Web securities." We will give the holders of Strata Web securities notice of the filing of a registration statement for purposes of an initial public offering and include any shares of Strata Web securities requested for inclusion, subject however, to the right of the underwriter, if any, to reduce the number of shares proposed to be registered in view of market conditions. If we fail to give proper notice of the filing of such registration by June 30, 2001, then the holders of Strata Web securities may require us to repurchase up to $500,000 of Strata Web securities.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Following the closing of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. Business combinations include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. With certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

     The following provisions of our restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price for the common stock:

     Classified Board of Directors. Our board of directors will be divided into three classes. The directors in class I will hold office until the first annual meeting of stockholders following this offering, the directors in class II will hold office until the second annual meeting of stockholders following this offering, and the directors in class III will hold office until the third annual meeting of stockholders following this offering. After each such election, the directors in that class will serve for terms of three years. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, since such classification generally increases the difficulty of replacing a majority of the directors.

     Board of Director Vacancies. The board of directors will be authorized to fill vacant directorships and to increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees.

     Stockholder Action; Special Meetings of Stockholders. Our stockholders will not be permitted to take action by written consent, but only at duly called annual or special meetings of stockholders. In addition, special meetings of stockholders may be called only by the chairman of the board, the chief executive officer or a majority of the board of directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must deliver a written notice to our principal executive offices within a prescribed time period. Our amended and restated bylaws also set forth specific requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for the election of directors at an annual meeting of stockholders.

     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

     Each director will continue to be subject to liability for:

     - breach of the director's duty of loyalty;

     - acts or omissions not in good faith or involving intentional misconduct;

     - knowing violations of law;

     - any transaction from which the director derived an improper personal benefit;

     - improper transactions between the director and us; and

     - improper distributions to stockholders and improper loans to directors and officers.

     We intend to enter into indemnity agreements with each of our directors and executive officers under which each director and executive officer will be indemnified against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of ours. Our board of directors has authorized our officers to investigate and obtain directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any of our directors or officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

LISTING

     We have applied for listing of the common stock on the Nasdaq National Market under the trading symbol "PPLC."

TRANSFER AGENT AND REGISTRAR

     We have appointed           to serve as the transfer agent and registrar
for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. We cannot predict what effect, if any, market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

     Upon the closing of this offering, we will have a total of      shares of
common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants. Of the outstanding
shares, the      shares being sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 as described below.

SALES OF RESTRICTED SHARES

     The remaining 4,043,714 shares of common stock held by our existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. All of these shares will be subject to "lock-up" agreements providing that the stockholder will not offer, sell or otherwise dispose of any of the shares of common stock owned by them for a period of 180 days after the date of this offering. However, the holders of these restricted shares (other than our employees) may offer, sell or otherwise dispose of 25% of their shares if the last recorded sale price on the Nasdaq National Market is at least twice the price per share in the initial public offering for 20 of the 30 trading days ending on the later of the last trading day of the 90-day period after the date of this prospectus or the second trading day after the first public release of our quarterly results. These stockholders may also offer, sell or otherwise dispose of an additional 25% of their shares 135 days after the date of this prospectus if the last recorded sale price on the Nasdaq National Market is at least twice the price per share in the initial public offering for 20 of the 30 trading days ending on the last trading day of the 135-day period after the date of this prospectus. However, Donaldson, Lufkin & Jenrette Securities Corporation, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Upon expiration of the lock-up agreements, no shares will become
eligible for sale pursuant to Rule 144(k),      shares will become eligible for
sale under Rule 144 and      shares will become eligible for sale under Rule
701.

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET
               (LISTED BY DATE UPON WHICH SHARES BECOME SALEABLE)

                                                     NUMBER OF
DATE                                                  SHARES                  COMMENTS
At the effective date..............................              All shares restricted under lock-up
                                                                 provision
90 days after the effective date or second trading
  day following first public release of quarterly
  earnings (1).....................................              Shares saleable under Rules 701 and
                                                                 144
135 days after the effective date (1)..............              Shares saleable under Rule 144
180 days after the effective date (expiration of
  lock-up).........................................              Shares saleable under Rule 144

------------------------------

(1) The number of shares listed may be offered, sold or traded provided that the last recorded sale price per share for 20 or the 30 trading days ending on that date is at least twice the initial public offering price per share.

     After the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our stock plans. Based upon the number of shares subject to outstanding options as of March 31, 2000 and currently reserved for issuance under these plans, this registration statement would cover approximately 1,250,000 shares. Shares registered under that registration statement will generally be available for sale in the open market immediately after our lock-up agreements expire. As of March 31, 2000, options and purchase rights to acquire a total of 377,712 shares of our common stock are outstanding under our stock plans, of which 10,000 are currently exercisable.

RULE 144

     In general, under Rule 144, a person, or persons whose shares are required to be aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of

     - 1% of the then-outstanding shares of common stock (approximately shares immediately after this offering); and

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of that sale is filed.

RULE 144(k)

     Under Rule 144(k), a person who is deemed to have not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of rule 144.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. However, holders of shares that would otherwise be saleable under Rule 701 are subject to the contractual restrictions described above which restrict the sale or disposition of such shares for 180 days following the effective date.

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, other than the grant of options and purchase rights under our stock plans and the issuance of common stock pursuant to those plans.

     Following this offering, some of our stockholders will have rights to have their shares of common stock registered for resale under the Securities Act. Please refer to our discussion in "Description of Securities -- Registration Rights" for further discussion of these registration rights.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement,
dated           , 2000, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc., Banc of America Securities LLC and DLJdirect Inc. have severally agreed to purchase from us the number of shares of common stock set forth opposite their names below:

UNDERWRITER                                                   NUMBER OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Salomon Smith Barney Inc. ..................................
Banc of America Securities LLC..............................
DLJdirect Inc. .............................................
                                                                  --------
          Total.............................................      $
                                                                  ========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock in this offering are conditioned on approval by their counsel of legal matters concerning this offering and satisfaction of conditions precedent by us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock in this offering, other than those shares covered by the over-allotment option described below, if any are purchased.

     The underwriters initially propose to offer some of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the
initial public offering price less a concession not in excess of $     per
share. The underwriters may allow, and those dealers may re-allow, to certain
other dealers a concession not in excess of $     per share on sales to other
dealers. After the initial offering of the common stock to the public, the representatives may change the public offering price and concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     An electronic prospectus will be available on the web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. In addition, other dealers purchasing shares from DLJdirect in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of these dealers. Other than the prospectus in electronic format, the information on these web sites relating to the offering is not part of this prospectus and has not been approved or endorsed by us or the underwriters, and should not be relied on by prospective investors.

     The following table shows the underwriting fees to be paid by us in connection with this offering. This information is presented assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                              NO EXERCISE   FULL EXERCISE
Per share...................................................   $              $
Total.......................................................   $              $

     We will pay the offering expenses, estimated to be approximately $ million. We will pay to the underwriters underwriting discounts and commissions in an amount equal to the public offering price per share of common stock less the amount the underwriters pay to us for each share of common stock sold by us.

     We have granted to the underwriters an option, exercisable within 30 days
after the date of this prospectus, to purchase up to           additional shares
of common stock at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option, each underwriter will be obligated, upon satisfaction of certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitments.

     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

     For a period ending 180 days from the date of this prospectus, subject to exceptions, we and our executive officers and directors have agreed not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities
Corporation:

     - offer, pledge, sell, contract to sell or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock,

regardless of whether any of the transactions described above is to be settled by delivery of common stock or such other securities, in cash, or otherwise. However, 25% of the shares of common stock subject to the restrictions described above (other than shares owned by employees) will be released from these restrictions if the last reported sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the later of the last trading day of the 90-day period after the date of this prospectus or the second trading day following the first public release of our quarterly results. These shares will be released on the later to occur of the 91st day period after the date of this prospectus and the second trading day after the first public release of our quarterly results. An additional 25% of the shares subject to the restrictions described above will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 135-day period after the date of this prospectus.

     In addition, during the lock-up period, we have also agreed not to file any registration statement relating to, and each of our executive officers, directors and stockholders have agreed not to make any demand for, or exercise any right relating to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Affiliates and employees of Donaldson, Lufkin & Jenrette Securities Corporation beneficially own shares of our common stock constituting approximately 3.8% of our outstanding common stock on an as-converted basis.

     Prior to this offering, no public market has existed for our common stock. We will negotiate the initial public offering price for our common stock with the representatives, but the price may not reflect the market price for our common stock after this offering. The factors considered in determining the initial public offering price include:

     - the history of and prospects for our industry in which we compete;

     - our past and present operations;

     - our historical results of operations;

     - our prospects for future operational results;

     - the recent market prices of securities of generally comparable companies; and

     - the general conditions of the securities market at the time of this offering.

     Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "PPLC" upon official notification of issuance.

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock in any jurisdiction where that would not be permitted or legal.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. The underwriters may bid for and purchase our shares of common stock in the open market to cover such syndicate short positions or to stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise, or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report which indicates that the clients of such syndicate members have "flipped" our common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to business associates, including customers, consultants and other friends. These persons must commit to purchase after the registration statement has become effective but before the open of business on the following business day. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

                                 LEGAL MATTERS

     Cooley Godward LLP, Boulder, Colorado will pass upon the validity of the shares of common stock offered hereby. Akin, Gump, Strauss, Hauer & Feld, L.L.P. will pass upon certain legal matters in connection with the offering for the underwriters.

                                    EXPERTS

     The audited financial statements of The Petroleum Place, Inc., The Oil & Gas Asset Clearinghouse, Inc. and TradeBank, Inc. included in this prospectus and elsewhere in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Paradigm Technologies, Inc. included in this prospectus have been audited by Hein + Associates LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement. For further information about us and our common stock, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. In each instance, please refer to the copy of that contract, agreement or document filed as an exhibit to the registration statement.

     You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site at www.sec.gov.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with those requirements, we will file periodic reports, proxy statements and other information with the SEC.

     We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
THE PETROLEUM PLACE, INC.
  Report of Independent Public Accountants..................  F-2
  Consolidated Balance Sheets...............................  F-3
  Consolidated Statements of Operations.....................  F-4
  Consolidated Statements of Stockholders' Equity...........  F-5
  Consolidated Statements of Cash Flows.....................  F-6
  Notes to Consolidated Financial Statements................  F-8
THE OIL AND GAS ASSET CLEARINGHOUSE, INC. (Predecessor
  Company)
  Report of Independent Public Accountants..................  F-24
  Balance Sheets............................................  F-25
  Statements of Income......................................  F-26
  Statements of Stockholders' Equity........................  F-27
  Statements of Cash Flows..................................  F-28
  Notes to Financial Statements.............................  F-29
TRADEBANK, INC.
  Report of Independent Public Accountants..................  F-32
  Balance Sheets............................................  F-33
  Statements of Operations..................................  F-34
  Statements of Stockholders' Equity........................  F-35
  Statements of Cash Flows..................................  F-36
  Notes to Financial Statements.............................  F-37
PARADIGM TECHNOLOGIES, INC.
  Report of Independent Public Accountants..................  F-39
  Balance Sheets............................................  F-40
  Statements of Income......................................  F-41
  Statements of Stockholders' Equity........................  F-42
  Statements of Cash Flows..................................  F-43
  Notes to Financial Statements.............................  F-44

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Petroleum Place, Inc.:

     We have audited the accompanying consolidated balance sheet of THE PETROLEUM PLACE, INC. (a Delaware corporation) and subsidiaries as of September 30, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 28, 1999 (inception) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Petroleum Place, Inc. and subsidiaries as of September 30, 1999, and the results of their operations and their cash flows for the period from January 28, 1999 (inception) through September 30, 1999 in conformity with accounting principles generally accepted in the United States.

                                            /s/ ARTHUR ANDERSEN LLP

Denver, Colorado,
  March 2, 2000.

                           THE PETROLEUM PLACE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                        PRO FORMA
                                                                                      STOCKHOLDERS'
                                                                                        EQUITY AT
                                                                                        MARCH 31,
                                                        SEPTEMBER 30,    MARCH 31,        2000
                                                            1999           2000        SEE NOTE 2
                                                                        (UNAUDITED)    (UNAUDITED)
                                              ASSETS

CURRENT ASSETS:
  Cash and cash equivalents...........................   $ 3,324,961    $53,108,186
  Accounts receivable.................................       128,232        376,940
  Other current assets................................        74,096         24,312
                                                         -----------    -----------
          Total current assets........................     3,527,289     53,509,438
  Property and equipment, net.........................       397,131        691,194
  Intangible assets, net..............................    20,818,777     19,382,625
  Other assets........................................        72,315         55,373
                                                         -----------    -----------
          Total assets................................   $24,815,512    $73,638,630
                                                         ===========    ===========

                                            LIABILITIES
CURRENT LIABILITIES:
  Accounts payable....................................   $   390,273    $ 2,709,036
  Accrued expenses....................................       155,811        687,935
  Payable to affiliated entities......................       118,240        121,675
  Deferred revenue....................................       100,738        125,797
  Notes payable, current portion......................       785,714        825,123
  Related party note payable, current portion.........        39,398         16,667
                                                         -----------    -----------
          Total current liabilities...................     1,590,174      4,486,233
  Line of credit......................................       800,000      2,200,000
  Notes payable, long-term portion....................     5,000,000      4,603,448
  Related party note payable, long-term portion.......         8,128          7,707
  Other long-term liabilities.........................        66,507             --
                                                         -----------    -----------
          Total liabilities...........................     7,464,809     11,297,388
                                                         -----------    -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.001 par value; 3,000,000 shares
     authorized;
     Series A preferred stock; 2,000,000 shares
       authorized, 1,906,137 shares issued and
       outstanding actual, no shares outstanding pro
       forma..........................................    14,275,411     14,275,411    $        --
     Series B preferred stock, 500,000 shares
       authorized, 455,120 issued and outstanding
       actual, no shares outstanding pro forma........     8,647,280      8,647,280             --
     Series C preferred stock, 1,300,00 shares
       authorized, 849,382 issued and outstanding
       actual, no shares outstanding pro forma........            --     47,521,049             --
  Common stock $0.001 par value, 12,000,000 shares
     authorized; 500,000 shares issued and
     outstanding,           shares outstanding pro
     forma............................................           500            500
  Additional paid-in capital..........................     5,187,972      7,646,958
  Warrants outstanding................................       233,800        558,676
  Unearned compensation...............................    (4,823,224)    (5,622,781)
  Accumulated deficit.................................    (6,171,036)   (10,685,851)
                                                         -----------    -----------    -----------
          Total stockholders' equity..................    17,350,703     62,341,242    $
                                                         -----------    -----------    -----------
          Total liabilities and stockholders'
            equity....................................   $24,815,512    $73,638,630
                                                         ===========    ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                           THE PETROLEUM PLACE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   PERIOD FROM
                                                                JANUARY 28, 1999      SIX MONTHS
                                                                 (INCEPTION) TO          ENDED
                                                                  SEPTEMBER 30,        MARCH 31,
                                                                      1999               2000
                                                                                      (UNAUDITED)
REVENUE:
  Net commission revenue....................................       $ 2,069,425        $ 4,107,493
  Interest and other revenue................................           103,913            303,181
                                                                   -----------        -----------
          Total revenue.....................................         2,173,338          4,410,674
COST OF REVENUE (excludes stock based compensation, see Note
  9)........................................................           961,255          1,847,635
                                                                   -----------        -----------
          Gross profit......................................         1,212,083          2,563,039
                                                                   -----------        -----------
OPERATING EXPENSES:
  Sales and marketing (excludes stock based compensation,
     see
     Note 9)................................................           260,937            786,274
  Research and development (excludes stock based
     compensation, see Note 9)..............................           151,582            441,565
  General and administrative (excludes stock based
     compensation, see Note 9)..............................         1,092,831          2,791,842
  Depreciation..............................................            27,757            127,053
  Amortization of intangibles...............................           790,910          1,474,908
  Amortization of unearned compensation expense (see Note
     9).....................................................           360,248          1,659,429
                                                                   -----------        -----------
          Total operating expenses..........................         2,684,265          7,281,071
                                                                   -----------        -----------
LOSS FROM OPERATIONS........................................        (1,472,182)        (4,718,032)
INVESTMENT AND OTHER INCOME.................................           101,540            453,270
INTEREST EXPENSE ON CONVERTIBLE NOTES, related party........           (46,040)                --
INTEREST EXPENSE............................................          (168,662)          (250,053)
                                                                   -----------        -----------
LOSS BEFORE MINORITY INTEREST AND INCOME TAXES..............        (1,585,344)        (4,514,815)
INCOME TAX EXPENSE..........................................           (36,587)                --
MINORITY INTEREST...........................................        (4,549,105)                --
                                                                   -----------        -----------
NET LOSS....................................................       $(6,171,036)       $(4,514,815)
                                                                   ===========        ===========
NET LOSS PER SHARE:
  Basic and diluted.........................................       $    (12.34)       $     (9.03)
                                                                   ===========        ===========
  Weighted average shares -- basic and diluted..............           500,000            500,000
                                                                   ===========        ===========
Unaudited Pro Forma Data (Note 1)
  Pro Forma Loss Per Common and Common Equivalent Share.....       $                  $
                                                                   ===========        ===========
  Shares Used in Computing Pro Forma Net Loss per Common and
     Common Equivalent Share................................
                                                                   ===========        ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           THE PETROLEUM PLACE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                             SERIES A                 SERIES B               SERIES C
                                          PREFERRED STOCK         PREFERRED STOCK         PREFERRED STOCK        COMMON STOCK
                                      -----------------------   --------------------   ---------------------   ----------------
                                       SHARES       AMOUNT      SHARES      AMOUNT     SHARES      AMOUNT      SHARES    AMOUNT
BALANCES, inception.................         --   $        --   $    --   $       --        --   $        --        --    $ --
 Issuance of common stock for cash
   at $0.01 per share on January 28,
   1999.............................         --            --        --           --        --            --   500,000     500
 Issuance of Series A preferred
   stock to founder for cash at
   $7.50 per share on February 28,
   1999.............................    666,666     4,999,995        --           --        --            --        --      --
 Issuance of Series A preferred
   stock for cash at $7.50 per share
   on May 24, 1999..................     33,333       249,998        --           --        --            --        --      --
 Issuance of Series A preferred
   stock through conversion of
   promissory note and conversion of
   accrued interest at $7.50 per
   share on June 1, 1999............  1,058,472     7,938,540        --           --        --            --        --      --
 Issuance of Series A preferred
   stock for cash at $7.50 per share
   on June 1, 1999..................    133,333       999,998        --           --        --            --        --      --
 Issuance of Series A preferred
   stock for cash at $7.50 per share
   on June 14, 1999.................     14,333       107,498        --           --        --            --        --      --
 Offering costs on Series A
   preferred stock..................         --       (20,618)       --           --        --            --        --      --
 Issuance of Series B preferred
   stock to minority shareholders of
   the Clearinghouse at $19.00 per
   share on August 4, 1999..........         --            --   455,120    8,647,280        --            --        --      --
 Issuance of warrants in conjunction
   with the acquisition of
   TradeBank........................         --            --        --           --        --            --        --      --
 Unearned compensation recorded upon
   grant of options.................         --            --        --           --        --            --        --      --
 Amortization of unearned
   compensation.....................         --            --        --           --        --            --        --      --
 Net loss...........................         --            --        --           --        --            --                --
                                      ---------   -----------   -------   ----------   -------   -----------   -------    ----
BALANCES, as of September 30,
 1999...............................  1,906,137    14,275,411   455,120    8,647,280        --            --   500,000     500
 Issuance of Series C preferred
   stock for cash of $59.12 per
   share
   (unaudited)......................         --            --        --           --   849,382    50,215,582        --      --
 Offering costs on Series C
   preferred stock (unaudited)......         --            --        --           --        --    (2,694,533)       --      --
 Unearned compensation recorded upon
   grant of options (unaudited).....         --            --        --           --        --            --        --      --
 Amortization of unearned
   compensation (unaudited).........         --            --        --           --        --            --        --      --
 Net loss (unaudited)...............         --            --        --           --        --            --                --
                                      ---------   -----------   -------   ----------   -------   -----------   -------    ----
BALANCES, as of March 31, 2000
 (unaudited)........................  1,906,137   $14,275,411   455,120   $8,647,280   849,382   $47,521,049   500,000    $500
                                      =========   ===========   =======   ==========   =======   ===========   =======    ====


                                      ADDITIONAL                                                   TOTAL
                                       PAID-IN      WARRANTS       UNEARNED     ACCUMULATED    STOCKHOLDERS'
                                       CAPITAL     OUTSTANDING   COMPENSATION     DEFICIT         EQUITY
BALANCES, inception.................  $       --   $       --    $        --    $         --    $        --
 Issuance of common stock for cash
   at $0.01 per share on January 28,
   1999.............................       4,500           --             --              --          5,000
 Issuance of Series A preferred
   stock to founder for cash at
   $7.50 per share on February 28,
   1999.............................          --           --             --              --      4,999,995
 Issuance of Series A preferred
   stock for cash at $7.50 per share
   on May 24, 1999..................          --           --             --              --        249,998
 Issuance of Series A preferred
   stock through conversion of
   promissory note and conversion of
   accrued interest at $7.50 per
   share on June 1, 1999............          --           --             --              --      7,938,540
 Issuance of Series A preferred
   stock for cash at $7.50 per share
   on June 1, 1999..................          --           --             --              --        999,998
 Issuance of Series A preferred
   stock for cash at $7.50 per share
   on June 14, 1999.................          --           --             --              --        107,498
 Offering costs on Series A
   preferred stock..................          --           --             --              --        (20,618)
 Issuance of Series B preferred
   stock to minority shareholders of
   the Clearinghouse at $19.00 per
   share on August 4, 1999..........          --           --             --              --      8,647,280
 Issuance of warrants in conjunction
   with the acquisition of
   TradeBank........................          --      233,800             --              --        233,800
 Unearned compensation recorded upon
   grant of options.................   5,183,472           --     (5,183,472)             --             --
 Amortization of unearned
   compensation.....................          --           --        360,248              --        360,248
 Net loss...........................          --           --             --      (6,171,036)    (6,171,036)
                                      ----------   ----------    -----------    ------------    -----------
BALANCES, as of September 30,
 1999...............................   5,187,972      233,800     (4,823,224)     (6,171,036)    17,350,703
 Issuance of Series C preferred
   stock for cash of $59.12 per
   share
   (unaudited)......................          --           --             --              --     50,215,582
 Offering costs on Series C
   preferred stock (unaudited)......          --      324,876             --              --     (2,369,657)
 Unearned compensation recorded upon
   grant of options (unaudited).....   2,458,986           --     (2,458,986)             --             --
 Amortization of unearned
   compensation (unaudited).........          --           --      1,659,429              --      1,659,429
 Net loss (unaudited)...............          --           --             --      (4,514,815)    (4,514,815)
                                      ----------   ----------    -----------    ------------    -----------
BALANCES, as of March 31, 2000
 (unaudited)........................  $7,646,958   $  558,676    $(5,622,781)   $(10,685,851)   $62,341,242
                                      ==========   ==========    ===========    ============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           THE PETROLEUM PLACE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   PERIOD FROM
                                                                JANUARY 28, 1999      SIX MONTHS
                                                                 (INCEPTION) TO          ENDED
                                                                  SEPTEMBER 30,        MARCH 31,
                                                                      1999               2000
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................      $ (6,171,036)       $(4,514,815)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization..........................           818,667          1,601,961
     Amortization of unearned compensation..................           360,248          1,659,429
     Minority interest in the Clearinghouse operations......           (48,175)                --
     Minority interest expense related to the 20% minority
       interest of the Clearinghouse........................         4,597,280                 --
     Interest converted to Series A preferred stock.........            46,040                 --
     Changes in current assets and liabilities --
       Accounts receivable..................................           (27,233)          (248,708)
       Prepaid assets.......................................            (1,427)            49,786
       Other assets.........................................           (61,076)           (16,283)
       Accounts payable and accrued expenses................           319,314            484,665
       Deferred revenue.....................................           (14,001)            25,058
       Other liabilities....................................           106,448            (66,507)
                                                                  ------------        -----------
          Net cash used in operating activities.............           (74,951)        (1,025,414)
                                                                  ------------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................          (330,786)          (386,403)
  Purchase of the Clearinghouse, net of $524,379 of cash
     acquired and $5,000,000 note...........................       (11,127,145)                --
  Purchase of TradeBank, net of $2,991 of cash acquired,
     $60,072 of holdback cash, and $47,526 note payable.....          (236,937)           (21,073)
  Purchase of Discovery Place assets........................          (500,000)           (19,172)
  Acquisition costs incurred................................          (180,982)                --
                                                                  ------------        -----------
          Net cash used in investing activities.............      $(12,375,850)       $  (426,648)
                                                                  ------------        -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                           THE PETROLEUM PLACE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   PERIOD FROM        SIX MONTHS
                                                                JANUARY 28, 1999         ENDED
                                                                 (INCEPTION) TO        MARCH 31,
                                                               SEPTEMBER 30, 1999        2000
                                                                                      (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of Series A preferred stock, net of
    $20,618 of offering costs...............................       $ 6,336,871        $        --
  Proceeds from sale of common stock........................             5,000                 --
  Proceeds from convertible promissory notes -- related
    party...................................................         7,892,500                 --
  Proceeds from sale of Series C preferred stock............                --         50,215,582
  Proceeds from debt........................................         6,800,000          1,400,000
  Principal payments on debt................................          (214,286)          (380,295)
  Repayment of note payable to the Clearinghouse
    shareholders............................................        (5,000,000)                --
  Capital contributed by minority interest holders of the
    Clearinghouse...........................................            87,500                 --
  Debt financing costs......................................          (131,823)                --
                                                                   -----------        -----------
         Net cash provided by financing activities..........        15,775,762         51,235,287
                                                                   -----------        -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         3,324,961         49,783,225
CASH AND CASH EQUIVALENTS, at beginning of period...........                --          3,324,961
                                                                   -----------        -----------
CASH AND CASH EQUIVALENTS, at end of period.................       $ 3,324,961        $53,108,186
                                                                   ===========        ===========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest....................................       $   212,499        $   236,871
                                                                   ===========        ===========
  Cash paid for income taxes................................       $        --        $        --
                                                                   ===========        ===========
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Conversion of promissory notes to Series A preferred
    stock...................................................       $ 7,892,500        $        --
                                                                   ===========        ===========
  Note issued to the Clearinghouse shareholders upon
    purchase of 80% Interest................................       $ 5,000,000        $        --
                                                                   ===========        ===========
  Issuance of Series B preferred stock as consideration for
    the 20% minority interest of the Clearinghouse,
    excluding charge to minority interest expense...........       $ 4,050,000        $        --
                                                                   ===========        ===========
  Note issued to TradeBank shareholder upon purchase........       $    47,526        $        --
                                                                   ===========        ===========
  Warrants issued to TradeBank shareholders upon purchase...       $   233,800        $        --
                                                                   ===========        ===========
  Unearned compensation.....................................       $ 5,183,472        $ 2,458,986
                                                                   ===========        ===========
  Warrants issued as commission for issuance of Series C
    preferred stock.........................................       $        --        $   324,876
                                                                   ===========        ===========
  Accrued offering costs relating to the issuance of the
    Series C preferred stock................................       $        --        $ 2,369,657
                                                                   ===========        ===========

     In the acquisition of the 80% ownership interest in the Clearinghouse (fully consolidated) and the 100% interest in TradeBank during the period from January 28, 1999 (inception) to September 30, 1999, Petroleum Place acquired the following, which have been recorded at their respective estimated fair values:

                                                              CLEARINGHOUSE   TRADEBANK
Accounts receivable.........................................    $ 90,999      $ 10,000
Prepaid expenses............................................      72,669            --
Other assets................................................      11,239            --
Property and equipment......................................      94,102            --
Accounts payable............................................      60,077         4,637
Accrued liabilities.........................................     160,056         2,000
Deferred revenue............................................          --       100,738
Deferred rent...............................................      80,508            --

  The accompanying notes are an integral part of these consolidated financial statements.

                           THE PETROLEUM PLACE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  THE COMPANY

     The Petroleum Place, Inc. ("Petroleum Place" or the "Company") was incorporated on January 28, 1999 ("Inception") as a Delaware corporation. Through the Company's Internet marketplace, the Company enables the online discovery, evaluation, acquisition, divesture and processing of petroleum properties. To finance these activities, as well as provide for the initial corporate and working capital needs through September 30, 1999, Petroleum Place raised approximately $14.3 million in equity financing and secured a $9.0 million credit facility (comprised of a $6.0 million senior term-loan and a $3.0 working capital revolving note.)

     The Company's revenue comes from various operating subsidiaries, all of which were acquired during 1999. These subsidiaries include The Oil & Gas Asset Clearinghouse, Inc. (the "Clearinghouse"), EAEDP, Inc. ("PetroleumPlace.com") and TradeBank Inc. ("TradeBank"). The consolidated statement of operations includes all activities of Petroleum Place since Inception, the Clearinghouse since June 1, 1999, TradeBank since September 15, 1999 and PetroleumPlace.com since September 28, 1999. As a result, the consolidated statement of operations does not reflect the revenue stream of the Company and its subsidiaries for a full fiscal year.

     In March 2000, Petroleum Place closed on the sale of 849,382 shares of Series C preferred stock at a price of $59.12 per share resulting in total gross proceeds to the Company of $50.2 million. Offering costs associated with this offering totaled $2.7 million, including $325,000, which approximate fair value allocated to warrants for the purchase of 18,522 shares of Series C preferred stock at an exercise price of $59.12 per warrant.

     The Company is subject to various risks and uncertainties frequently encountered by companies in the new and rapidly evolving market for Internet-based products and services. Such risks and uncertainties include, but are not limited to, its limited operating history for internet-based products and services, evolving and unpredictable technology and market demands and the management of rapid growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service, attract, retain and motivate qualified personnel and secure the capital needed to support its operations and anticipated growth. There can be no guarantee that the Company will be successful in addressing such risks. The Company believes that its cash on hand at March 31, 2000 will be sufficient to fund its operations for at least the next twelve months.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED FINANCIAL INFORMATION

     The financial statements as of March 31, 2000 and for the six months then ended are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim financial statements reflect all adjustments, consisting solely of normal recurring adjustments necessary for a fair presentation of

                           THE PETROLEUM PLACE, INC.

the unaudited interim financial statements on a basis consistent with the audited statements. These financial statements and are not necessarily indicative of the results to be obtained for a full year.

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The financial statements are consolidated and include the accounts of the Company and its majority owned subsidiaries (see Note 2). As of September 30, 1999 and March 31, 2000, the Company's subsidiaries included the Clearinghouse, PetroleumPlace.com and TradeBank, all of which are wholly owned as of these dates. All significant intercompany balances and transactions have been eliminated in consolidation. For the period from June 1, 1999 through August 4, 1999, 20% of the Clearinghouse was not owned by the Company, and the minority interest share of operations for that period have been reflected in the statement of operations for the period from Inception to September 30, 1999.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with financial institutions that the Company believes to be of high credit quality. The Company's accounts receivable are derived from revenue earned from customers located in the United States and Canada.

     During the period from Inception to September 30, 1999 and the six months ended March 31, 2000, commissions earned from one customer accounted for $622,498 or 16% and $395,302 (unaudited) or 11% (unaudited) of net revenues, respectively.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. All bank debt is variable rate debt, and as such its recorded value approximates its fair value.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three years.

  INTANGIBLE ASSETS

     Identifiable intangible assets resulting from the acquisition of the Clearinghouse, TradeBank, and PetroleumPlace.com were estimated by management to be primarily associated with employment contracts (including non-competition agreements) and customer lists. Any additional intangible assets, not specifically identifiable, were allocated to goodwill. Recorded goodwill and other intangible assets are amortized on a straight-line basis over the estimated periods of benefit, which range from three to ten years. See Note 2 -- Acquisitions.

                           THE PETROLEUM PLACE, INC.

  REVENUE RECOGNITION

     Revenues are derived primarily from commissions earned upon the sale of oil and gas properties at auctions held by the Clearinghouse. Revenues are recognized upon the completion of the auction as a percentage of the seller's sales price. The Clearinghouse does not, under any circumstances, take title to any property listed for sale at its auctions. Additional revenues are earned through subscriptions and sales of petroleum related data. Subscription revenues are earned over the subscription period applicable to the service provided, and sales of data are recognized upon purchase by customers. Interest income is earned on amounts held in escrow by the Clearinghouse.

  RESEARCH AND DEVELOPMENT

     Research and development includes expenses incurred by the Company to develop and enhance the Company's web site and related supporting technology infrastructure. Research and development costs are expensed as incurred.

  ADVERTISING EXPENSE

     Advertising costs are expensed as incurred and totaled $17,134 and $124,618 (unaudited) during the period from Inception to September 30, 1999 and for the six months ended March 31, 2000, respectively.

  STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Unearned compensation expense has been recorded for the difference, if any, on the date of the grant, between the estimated fair market value of the Company's stock for financial reporting purposes and the exercise price of the grant. The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans. Expense associated with stock-based compensation is being amortized consistent with the method described in Financial Accounting Standards Board Interpretation No. 28 ("FIN 28") over the vesting period for the individual options.

  INCOME TAXES

     Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current period and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

  NET INCOME (LOSS) PER SHARE

     The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provision of SFAS No. 128 and SAB 98, basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding

                           THE PETROLEUM PLACE, INC.

during the period. Common equivalent shares are composed of incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of preferred stock, and are included in diluted net income (loss) per share to the extent such shares are dilutive. As the Company is in a net loss position for the period from Inception to September 30, 1999 and the six months ended March 31, 2000, there are no dilutive securities. However, at September 30, 1999 potential dilutive securities include 323,738 options granted to employees, 10,000 warrants and 1,906,137 shares of Series A and Series B preferred stock that are convertible to common stock on a 1:1 ratio upon the consummation of certain events. As of March 31, 2000 additional, potential dilutive securities include 849,382 (unaudited) shares of Series C preferred stock convertible to common stock on a 1:1 ratio, however the conversion ratio of the Series C shares can be adjusted as defined in the stock purchase agreement and 18,522 (unaudited) warrants to purchase Series C preferred stock and 22,154 (unaudited) options to purchase common stock.

     The following table sets forth the computation of basic and diluted net loss per share for the period from Inception to September 30, 1999 and the six months ended March 31, 2000 (unaudited):

                                                             PERIOD FROM      SIX MONTHS
                                                             INCEPTION TO        ENDED
                                                            SEPTEMBER 30,      MARCH 31,
                                                                 1999            2000
Numerator:
  Net loss attributable to common stockholders...........    $(6,171,036)     $(4,514,815)
                                                             ===========      ===========
Denominator:
  Weighted average shares................................        500,000          500,000
                                                             -----------      -----------
  Denominator for basic calculation......................        500,000          500,000
  Weighted average effect of dilutive securities-
     Series A, Series B and Series C Preferred Stock.....             --               --
     Employee stock options..............................             --               --
     Warrants outstanding................................             --               --
                                                             -----------      -----------
Denominator for diluted calculation......................        500,000          500,000
                                                             ===========      ===========
Net loss per share:
  Basic and diluted......................................    $    (12.34)     $     (9.03)
                                                             ===========      ===========

     PRO FORMA SHAREHOLDERS' EQUITY (UNAUDITED)

     If the offering contemplated by this prospectus is consummated, all of the preferred stock will be converted into common stock. The unaudited pro forma balance sheet as of March 31, 2000 reflects the conversion of outstanding
preferred stock into      (unaudited) shares of common stock.

     PRO FORMA NET LOSS PER COMMON SHARE AND EQUIVALENT (UNAUDITED)

     Pro forma net loss per share for the year ended September 30, 1999 and the six months ended March 31, 2000 is computed using the net loss and weighted average number of common shares outstanding, including the pro forma effects of the assumed conversion of the Company's preferred stock into shares of the Company's common stock if such conversion occurred on the date of original issuance. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of
     and      shares for the period from Inception through September 30, 1999 and the six months ended March 31, 2000, respectively. The pro forma effects of these transactions are unaudited.

                           THE PETROLEUM PLACE, INC.

     As a portion of the proceeds of the offering contemplated by this prospectus will be used to repay the Citicorp U.S.A., Inc. debt (see Note 4), the following pro forma information for the period from Inception to September 30, 1999 and the six month period ended March 31, 2000, is presented:

                                                                      UNAUDITED
                                                             ----------------------------
                                                              PERIOD FROM     SIX MONTHS
                                                             INCEPTION TO       ENDED
                                                             SEPTEMBER 30,    MARCH 31,
                                                                 1999            2000
Net loss from continuing operations........................   $(6,171,036)   $(4,514,815)
Adjustment to reflect pro forma repayment of Citicorp debt
  from proceeds on October 1, 1998.........................       212,499        236,871
                                                              -----------    -----------
Pro forma net loss from continuing operations..............   $(5,958,537)   $(4,277,944)
                                                              ===========    ===========
Pro forma weighted average shares outstanding..............       500,000        500,000
Add: Additional pro forma shares required to retire
  Citicorp debt (assuming $     per share).................
                                                              -----------    -----------
          Total pro forma shares...........................
Pro forma loss per share:..................................
                                                              ===========    ===========

  COMPREHENSIVE LOSS

     Comprehensive loss, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive loss and net loss and comprehensive loss are the same.

  NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The statement is not expected to have a significant impact on the Company's financial statements.

     In December 1999, the staff of the Securities Exchange Commission released Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition" to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. The Company believes that its revenue recognition practices are in conformity with SAB 101.

     In March 2000, the Emerging Issues Task Force reached consensus on Issue No. 00-2, "Accounting for Website Development Costs." The guidance of this consensus must be applied to the Company's financial statements beginning after July 1, 2000.

     In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44"). The Interpretation clarifies the application of APB No. 25 for certain issues related to equity based instruments issued to employees. FIN No. 44 is effective on July 1, 2000, except for certain transactions, and will be applied on a prospective basis. Management believes that FIN No. 44 will not have a significant impact on its financial statements.

                           THE PETROLEUM PLACE, INC.

2. ACQUISITIONS:

     On June 1, 1999, the Company acquired 80% of the outstanding shares of the Clearinghouse, which coordinates and conducts auctions of oil and gas properties using a live bid process. The total purchase price for the 80% acquisition of $16,794,391 was paid in the form of cash of $11,651,524, debt of $5,000,000 and includes capitalized acquisition costs of $142,867. This debt was subsequently paid in full, (see Note 4). The Clearinghouse acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price of approximately $16.8 million has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values, as estimated by management, on the acquisition date. As part of the original acquisition, the remaining 20% minority shareholders of the Clearinghouse received a put option, whereby these minority shareholders of the Clearinghouse could put their remaining shares to Petroleum Place for a fixed number of shares of Petroleum Place Series B preferred stock and Petroleum Place received a call with the same terms. Based on the terms of this put agreement, the 20% minority owners of the Clearinghouse could be issued shares of Petroleum Place with a value in excess of the underlying fair value of the remaining 20% of the Clearinghouse business. Petroleum Place recognized a charge to income, included in minority interest, of $4,597,280 representing the fair value of the Series B preferred shares that were transferred to the 20% minority owners of the Clearinghouse in excess of the fair value of the 20% interest in the Clearinghouse obtained by Petroleum Place.

     The call option for the 20% portion of the Clearinghouse exercised by Petroleum Place on August 4, 1999, and resulted in the Petroleum Place issuing 455,120 shares of Series B preferred stock, valued at $19.00 per share for total consideration of $8,647,280. The purchase of the remaining 20% of the Clearinghouse was recorded at estimated fair value of $4,050,000 as a step-acquisition accounted for using the purchase method of accounting. The estimated fair value of assets acquired, liabilities assumed, and consideration paid in the transactions with the Clearinghouse (including the 80% and the 20% purchases) are as follows:

Consideration:
  Cash to former Clearinghouse shareholders............   $ 9,951,524
  Cash placed in escrow................................     1,700,000
  Debt issued to former Clearinghouse shareholders.....     5,000,000
  Series B Preferred Stock issued to the 20% minority
     Clearinghouse shareholders........................     8,647,280
  Acquisition costs incurred by Petroleum Place........       142,867
                                                          -----------
                                                           25,441,671
Less -- net assets acquired:
  Property and equipment...............................       (94,102)
  Working capital......................................      (559,739)
  Net long-term liabilities............................        69,269
                                                          -----------
                                                           24,857,099
  Expense to minority interest for value of shares
     issuable in excess of fair market value of
     interest acquired.................................    (4,597,280)
                                                          -----------
  Goodwill and other intangible assets.................   $20,259,819
                                                          ===========

     Of the $20,259,819, $3.0 million was allocated to an employment agreement with a key employee which includes non-competition provisions to be amortized over six years, $3.0 million was allocated to customer lists to be amortized over five years, and the remaining $14,259,819, was allocated to goodwill to be amortized over ten years. The acquisition was structured as an asset purchase for tax purposes, thereby allowing the basis of the assets and liabilities acquired to be recorded at their fair value for tax purposes.

                           THE PETROLEUM PLACE, INC.

     As part of the acquisition of 80% of the outstanding shares of the Clearinghouse, the Company retained $1,700,000 of the purchase price and placed the funds with a third-party escrow agent. This escrowed amount supports the representations and warranties made by the Clearinghouse during the purchase and, if the Company does not make a claim, will be released to the selling shareholders on a pro rata basis in two payments: $850,000 on June 1, 2000 and $850,000 on June 1, 2001. If any of these amounts are refunded to Petroleum Place, goodwill will be reduced by the amount of cash received.

     On September 15, 1999, Petroleum Place acquired 100% of the common stock outstanding of TradeBank, a Texas corporation, for a purchase price of $581,326. This purchase consideration consisted of cash, a non-interest bearing note payable valued at a discounted amount of $47,526 ($39,398 payable in fiscal 2000 and $8,128 payable in fiscal 2001) and two warrants with a contractual term of ten years, which allow the seller to purchase 5,000 shares of Petroleum Place common stock at an exercise price of $0.75 per share. These warrants were valued at $233,800 using the Black-Scholes option pricing method. The assumptions used in the Black-Scholes model were as follows:

Estimated market price per share of the Clearinghouse
  common stock on the date of grant........................  $  23.98
Risk free interest rate....................................       5.6%
Dividend yield.............................................       0.0%
Expected volatility........................................        50%
Contractual term...........................................  10 years

     This acquisition has been accounted for using the purchase method of accounting. The estimated fair value of assets acquired, liabilities assumed and consideration paid in the transaction with TradeBank are as follows:

Consideration:
  Cash to former TradeBank shareholders...................  $300,000
  $50,000 note (discounted value).........................    47,526
  Warrants of Petroleum Place.............................   233,800
                                                            --------
                                                             581,326
  Working capital deficit assumed.........................    68,604
                                                            --------
Customer lists............................................  $649,930
                                                            ========

     The customer lists have been assigned a life of three years and will be amortized over that life. Included in cash to former TradeBank shareholders is a holdback of $60,072 which is recorded as a payable to affiliated entity.

     On September 28, 1999, Petroleum Place acquired certain assets from a subsidiary of World Web Technologies (referred to as PetroleumPlace.com) that operates an internet portal for a cash purchase price of $500,000. Acquisition costs of $38,115 were also capitalized. The acquisition has been accounted for using the purchase method of accounting. The purchase price was allocated to customer lists with an estimated life of three years.

     The following unaudited pro forma consolidated financial information reflects the results of operations for the two fiscal years ended September 30, 1999 as if the Clearinghouse and TradeBank acquisitions, defined as businesses, had occurred at the beginning of each fiscal year, and after giving effect to purchase accounting adjustments, amortization of goodwill and acquired intangibles and adding back the excess minority interest charge related to the excess paid over the underlying fair value. PetroleumPlace.com is not included in the unaudited pro forma consolidated financial information or the results of operations for the period from Inception to September 30, 1999.

                           THE PETROLEUM PLACE, INC.

     These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on the first day of the fiscal year presented, and may not be indicative of future operating results:

                                                                 FISCAL YEARS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1998          1999
                                                              (UNAUDITED)   (UNAUDITED)
Revenue.....................................................  $6,949,200    $ 8,246,700
                                                              ==========    ===========
Income (loss) from operations...............................  $  236,000    $(1,418,200)
                                                              ==========    ===========
Net loss....................................................  $ (247,000)   $(2,049,400)
                                                              ==========    ===========
Net loss per share --
  Basic and diluted.........................................  $    (0.49)   $     (4.10)
                                                              ==========    ===========
  Weighted average shares...................................     500,000        500,000
                                                              ==========    ===========

3. BALANCE SHEET COMPONENTS:

                                                             SEPTEMBER 30,    MARCH 31,
                                                                 1999           2000
                                                                             (UNAUDITED)
PROPERTY AND EQUIPMENT, net:
  Computer equipment and software..........................   $   275,666    $   442,551
  Office equipment.........................................        79,698        317,122
  Furniture and fixtures...................................        68,124        223,343
  Leasehold improvements...................................         1,400             --
                                                              -----------    -----------
                                                                  424,888        983,016
  Less: Accumulated depreciation and amortization..........       (27,757)      (291,822)
                                                              -----------    -----------
                                                              $   397,131    $   691,194
                                                              ===========    ===========
INTANGIBLE ASSETS, net:
  Employment contracts including non-competition
     agreements............................................   $ 3,000,000    $ 3,000,000
  Customer lists...........................................     3,941,065      3,941,065
  Software.................................................       246,980        246,980
  Goodwill.................................................    14,289,819     14,336,469
  Loan costs...............................................       131,823        137,115
                                                              -----------    -----------
                                                               21,609,687     21,661,629
  Less: Accumulated amortization...........................      (790,910)    (2,279,004)
                                                              -----------    -----------
                                                              $20,818,777    $19,382,625
                                                              ===========    ===========

                           THE PETROLEUM PLACE, INC.

4. DEBT:

  CONVERTIBLE PROMISSORY NOTES

     During the period from Inception to September 30, 1999, the Company issued a series of Convertible Promissory Notes bearing interest at 5.0%. The notes were issued on the following dates to Series A preferred stockholders for the following amounts:

DATE ISSUED                                             AMOUNT OF NOTES
March 25, 1999........................................    $2,942,500
March 30, 1999........................................        57,500
April 30, 1999........................................     4,000,000
May 25, 1999..........................................       892,500

     Each of these Convertible Promissory Notes together with accrued interest totaling $46,040 were subsequently converted into 1,058,472 shares of Series A preferred stock on June 1, 1999.

  LOAN AND SECURITY AGREEMENT

     On July 28, 1999, Petroleum Place entered into a Loan and Security Agreement with Citicorp U.S.A., Inc. ("Citicorp"). This agreement is comprised of two separate facilities. The first facility is the Senior Term Loan Facility ("Term Loan") which has a face amount of $6,000,000. Repayment of the Term Loan is in 59 equal monthly installments commencing on August 1, 1999 with full repayment of any unpaid principal amount on July 27, 2004. The full amount was borrowed and the proceeds were used for repayment of the Clearinghouse purchase note and for general corporate purposes.

     The second facility is the Working Capital Facility (the "Working Capital Line"), which has an available line of credit of $3,000,000. Amounts drawn on the Working Capital Line are fully repayable on the earlier of the completion of an initial public offering and July 27, 2004. A fee of 0.25% is due to the bank for non-use of the available line of credit. During the period from inception (January 28, 1999) to September 30, 1999 and the six months ended March 31, 2000, $800,000 and $2.2 million, respectively, had been drawn under this facility. As of March 31, 2000, Petroleum Place has $800,000 available for drawn under the Working Capital Line.

     Each facility bears interest at varying rates based on elections made by the Company for borrowings under either a prime rate plus applicable margin or a LIBOR rate plus an applicable margin. As of September 30, 1999 and as of March 31, 2000, the interest rate on the Term Loan was 8.25% and 9.0%, respectively. The weighted average interest rate for borrowings under the Working Capital Line was 8.25% and 8.52% for the period from Inception to September 30, 1999 and the six months ended March 31, 2000, respectively.

     The borrowings with Citicorp are secured by substantially all of the Company's assets, including its investments in subsidiaries and subjects the Company to financial and non-financial covenants.

                           THE PETROLEUM PLACE, INC.

     As of September 30, 1999, the future payments under the Term Loan and the Working Capital Line are as follows:

                                                                 SEPTEMBER 30, 1999
                                                              -------------------------
                                                                             WORKING
                                                              TERM LOAN    CAPITAL LINE
Fiscal Year Ended September 30,
  2000......................................................  $  785,714     $     --
  2001......................................................     857,143           --
  2002......................................................     857,141           --
  2003......................................................     857,141           --
  2004......................................................   2,428,575      800,000
                                                              ----------     --------
                                                               5,785,714      800,000
Less current portion........................................    (785,714)          --
                                                              ----------     --------
     Long-term portion......................................  $5,000,000     $800,000
                                                              ==========     ========

5. COMMITMENTS AND CONTINGENCIES:

  OPERATING LEASES

     The Company leases office space and equipment under non-cancelable operating leases with various expiration dates through the year 2009. Rent expense for the period from Inception to September 30, 1999 and the six months ended March 31, 2000 totaled $148,089 and $371,362, respectively.

     Future minimum lease payments under non-cancelable operating leases, including lease commitments entered into subsequent to September 30, 1999 are as follows:

Fiscal Year Ended September 30,
  2000..................................................   $  622,925
  2001..................................................      537,843
  2002..................................................      535,797
  2003..................................................      533,751
  2004..................................................      528,340
  Thereafter............................................    2,861,719
                                                           ----------
  Total minimum lease payments..........................   $5,620,375
                                                           ==========

  LITIGATION

     In December 1999, the Company's subsidiary, the Clearinghouse, received a notice from a third party asserting a claim that the Clearinghouse had violated certain duties to the third party in connection with an auction transaction. The Company and the Clearinghouse, however, are not parties to any lawsuit involving this third party. It is the opinion of the Company's management that the Clearinghouse has no responsibility in this matter and that they will vigorously defend this claim. Accordingly, no liability has been established by the Company related to this claim.

     Additionally, the former stockholders of TradeBank are subject to an ongoing legal dispute. Petroleum Place held back $60,072 of cash, which has been accrued, from the former TradeBank shareholders as part of the purchase transaction, to be used to pay any amounts resulting from this claim. The Company's management and former TradeBank stockholders believe that the claim is without merit and intend to vigorously defend this action.

                           THE PETROLEUM PLACE, INC.

6. INCOME TAXES:

     The provision for income taxes consists of the following for the period from Inception to September 30, 1999:

Current:
  Federal.................................................   $    --
  State...................................................    36,587
                                                             -------
                                                              36,587
Deferred:
  Federal.................................................        --
  State...................................................        --
                                                             -------
                                                             $36,587
                                                             =======

     The following is a reconciliation of the difference between the actual provision for income taxes and the provision computed by applying the federal statutory rate of 34% to loss before income taxes for the period from Inception to September 30, 1999:

Benefit at statutory rate..............................   $(2,098,152)
Unearned compensation..................................       134,011
Other..................................................        20,331
Valuation allowance....................................     2,165,229
State taxes, net of federal benefit....................      (184,832)
                                                          -----------
                                                          $    36,587
                                                          ===========

     Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets and liabilities consist of the following as of September 30, 1999:

Current deferred tax assets and liabilities:
  Deferred revenue.....................................   $    41,195
Long-term deferred tax assets (liabilities)
  Property and equipment...............................       (12,607)
  Intangibles..........................................     1,798,199
  Net operating loss carryforward......................       338,442
Valuation allowance....................................    (2,165,229)
                                                          -----------
Net deferred tax asset (liability).....................   $        --
                                                          ===========

     The net deferred income tax asset has been reduced by a valuation allowance as the Company's management cannot be assured at the current time that utilization of this net deferred tax asset is more likely than not. The Tax Reform Act of 1986 contains provisions which limit the net operating loss carryforwards available to be used in any given year if certain events occur, including significant charges in owner interests.

                           THE PETROLEUM PLACE, INC.

7. PREFERRED STOCK:

     The Company's Certificate of Incorporation, as amended, authorized the Company to issue 6,500,000 shares of preferred stock. There are 2,000,000 shares of preferred stock designated as Series A preferred, 500,000 shares designated as Series B preferred and 1,300,000 shares of preferred stock designated as Series C preferred. The Series A preferred shares, Series B preferred stockholders and Series C preferred stockholders are entitled to receive, when and if declared by the Board, cash dividends at the rate of 10% of the original issuance price, as defined, per annum on each share of Series A preferred, Series B preferred and Series C preferred (as adjusted for stock splits and other specified events). No dividends have been declared. The following items describe the additional rights of the Series A preferred, Series B preferred and Series C preferred stockholders:

Voting Rights --                       Series A preferred, Series B preferred and Series C
                                       preferred shares vote with the shares of the common stock
                                       and not as a separate class based on the conversion ratio in effect at the time of a vote.
                                       A separate vote of each of the Series A preferred, the
                                       Series B preferred and the Series C preferred stockholders is required if there are at least 200,000 shares of Series A preferred, 200,000 shares of Series B preferred and 150,000 shares of Series C preferred stockholders remaining
                                       outstanding for specific transactions including: amendment to the Articles of Incorporation; any change in the number of members of the Board to less than three; any redemption, repurchase, payment of dividends with respect to common
                                       stock; any change in the number of common or preferred
                                       shares authorized; any agreement of the Company regarding
                                       the acquisition of, or the sale of substantially all of the assets of the Company; any new authorization of shares.
Election of Board --                   Series A preferred stockholders as a class may select two
                                       board members, common stockholders may elect three board
                                       members, and the combined group of common and preferred
                                       (Series A, B and C) stockholders may elect any other
                                       members.
Liquidation --                         Upon any liquidation, the holders of Series A preferred
                                       stock are entitled to the greater of (i) the original issue price of the Series A preferred shares plus all declared and unpaid dividends or (ii) all amounts the Series A preferred stockholders would have received upon conversion to common stock, immediately prior to liquidation. The holders of such
                                       Series B preferred stock are entitled to the greater of (i)
                                       the original issue price of the Series B preferred shares
                                       plus all declared and unpaid dividends or (ii) all amounts the Series B preferred stockholders would have received upon conversion to common stock, immediately prior to
                                       liquidation. The holders of Series C preferred stock are
                                       entitled to the greater of (i) the original issue price of the Series C preferred shares plus all declared and unpaid dividends or (ii) all amounts the Series C preferred
                                       stockholders would have received upon conversion to common stock, immediately prior to liquidation. If, upon any such liquidation the assets of the Company shall be insufficient to make payment in full to all holders of preferred stock as described above, then such assets shall be distributed among the holders of preferred stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                           THE PETROLEUM PLACE, INC.

Conversion --                          Conversion is at the option of the holder (Series A, Series
                                       B and Series C), at any time, into common shares based upon the applicable conversion rate. The conversion rate for
                                       Series A, Series B and Series C preferred is a one-to-one
                                       conversion rate subject to certain adjustments for the sale of any shares below the Series A, Series B and Series C
                                       preferred conversion prices.
                                       Conversion is automatic at the then-effective Series A
                                       conversion price and Series B conversion price upon (1) the affirmative election of the holders of at least a majority of the outstanding preferred shares (Series A and Series B together) or (2) upon the closing of a firmly underwritten initial public offering of at least $15 million (gross
                                       proceeds). All declared and unpaid dividends, if any shall be paid at the time of automatic conversion. The shares
                                       shall be converted to common stock, then all dividends
                                       declared and unpaid shall be paid in cash, if funds are
                                       legally available or in common stock based on equivalent
                                       fair value.
                                       Conversion is automatic at the then-effective Series C
                                       conversion price upon (1) the affirmative election of the
                                       holders of at least a majority of the outstanding shares of
                                       Series C preferred stock or (2) immediately upon the closing of a firmly underwritten initial public offering in which
                                       its gross proceeds are at least $35 million and in which the initial public offering price is at least $103.46 if the
                                       closing occurs during 2000 or $118.24 if the closing occurs after December 31, 2000 subject to any adjustments. If the price per share in the Company's initial public offering is less than the above stated prices, the Series C conversion price shall be adjusted and shall be equal to 57.14% of the
                                       Public Offering Price. Upon such conversion, any declared
                                       and unpaid dividends shall be paid in cash, if funds are
                                       legally available or in common stock based on equivalent
                                       fair value. This conversion adjustment feature results in a contingent deemed dividend to the holders of the Series C
                                       preferred in the form of a beneficial conversion feature.
                                       Should this adjustment feature be invoked, the Company would record a deemed dividend of $44.8 million as a charge
                                       against net income available to common shareholders.

8. COMMON STOCK:

     The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 15,000,000 shares of common stock. As of March 31, 2000, there were 500,000 shares outstanding.

     As of March 31, 2000, the Company had reserved shares of common stock for future issuance as follows, (unaudited):

Conversion of Series A preferred stock...................   1,906,137
                                                            =========
Conversion of Series B preferred stock...................     455,120
                                                            =========
Conversion of Series C preferred stock...................     849,382*
                                                            =========
Exercise of options under stock option plan..............     500,000
                                                            =========
Warrants issued to former TradeBank shareholders.........      10,000
                                                            =========
Warrants issued to underwriters..........................      18,522
                                                            =========

                           THE PETROLEUM PLACE, INC.

---------------

* Subject to the conversion adjustment feature discussed above.

9. EMPLOYEE BENEFIT PLANS:

  STOCK OPTION PLANS

     On June 24, 1999, the Company's Board of Directors adopted the 1999 Equity Incentive Plan (the "Plan") which reserved 500,000 shares of Common Stock for issuance. In March 2000 the Company increased the shares reserved for issuance to 833,000 and then to 1,250,000 in April 2000. The Plan provides for the granting of stock options to employees, directors, and consultants of the Company. Options granted under the Plan may be either incentive stock options ("ISO"), nonstatutory stock options ("NSO"), stock appreciation rights ("SARs"), stock bonuses and rights to acquire restricted stock. ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs, SARs, stock bonuses and rights to acquire restricted stock may be granted to Company employees and consultants.

     Options under the Plans may be granted for periods of up to ten years. Other than as described below, grants are to be made at a price equal to the estimated fair value of the shares on the date of grant, as determined by the Board of Directors, provided, however, that the exercise price of an ISO granted to a 10% shareholder may not be less than 110% of the estimated fair value of the shares on the date of grant; such shares are not exercisable after the expiration of five years from the date of grant. The exercise price of each NSO shall not be less than 50% of the fair market value of the stock on the date the option is granted.

     The following table summarizes activity under the Plan for the period from Inception to September 30, 1999 and to March 31, 2000 (unaudited):

                                                                             WEIGHTED
                                                               WEIGHTED       AVERAGE
                                                               AVERAGE     MINIMUM VALUE
                                                               EXERCISE    PER OPTION OF
                                                     SHARES     PRICE     OPTIONS GRANTED
Granted during the period from Inception to
  September 30, 1999...............................  323,738    $0.75         $15.70
                                                     -------    -----         ======
Outstanding as of September 30, 1999...............  323,738     0.75
Granted during the six months ended March 31, 2000
  (unaudited)......................................   50,815     0.75         $48.73
                                                                              ======
Forfeiture.........................................  (28,661)      --
                                                     -------    -----
Outstanding as of March 31, 2000 (unaudited).......  345,892    $0.75
                                                     =======    =====
Options exercisable as of September 30, 1999.......       --    $  --
                                                     =======    =====         ======
Options exercisable as of March 31, 1999
(unaudited)........................................    4,339    $0.75
                                                     =======    =====

     The following table summarizes information about fixed stock options outstanding as of September 30, 1999 and March 31, 2000 (unaudited):

                                                                         WEIGHTED
                                                        NUMBER OF        AVERAGE           WEIGHTED
                                                         SHARES         REMAINING          AVERAGE
                                     EXERCISE PRICE    OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE
September 30, 1999.................       $0.75          323,738        9.8 years           $0.75
March 31, 2000 (unaudited).........       $0.75          345,892        9.4 years           $0.75

                           THE PETROLEUM PLACE, INC.

  FAIR VALUE DISCLOSURES

     The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions during the period from Inception to September 30, 1999 and for the six months ended March 31, 2000:

                                                             PERIOD FROM       SIX MONTHS
                                                              INCEPTION          ENDED
                                                           TO SEPTEMBER 30,    MARCH 31,
                                                                 1999             2000
                                                                              (UNAUDITED)
Risk-free interest rates.................................     5.5 - 5.7%            6.1%
Expected lives (in years)................................       4 years         4 years
Dividend yield...........................................           0.0%            0.0%
Expected volatility......................................         0.001%          0.001%

     The pro forma compensation cost associated with the Company's stock-based compensation plans, determined using the minimum value method prescribed by SFAS No. 123, results in a pro forma charge of $2,200 and $6,600 (unaudited) to the reported net loss during the period from Inception to September 30, 1999 and the six month period ended March 31, 2000, respectively.

                                                               PERIOD FROM      SIX MONTHS
                                                                INCEPTION          ENDED
                                                             TO SEPTEMBER 30,    MARCH 31,
                                                                   1999            2000
                                                                                (UNAUDITED)
Loss per share as reported.................................      $(12.34)         $(9.03)
Pro forma adjustment.......................................           --           (0.01)
                                                                 -------          ------
Pro forma net loss per share...............................      $(12.34)         $(9.04)
                                                                 =======          ======

  UNEARNED STOCK-BASED COMPENSATION

     In connection with certain stock option grants during the period from Inception to September 30, 1999 and the six month period ended March 31, 2000, the Company recognized unearned compensation totaling $5,183,472, and $2,458,986 (unaudited), respectively, which is being amortized over the four year vesting periods of the related options in accordance with FIN 28. Amortization expense recognized during the period from Inception to September 30, 1999, and the six month period ended March 31, 2000, totaled $360,248 and $1,659,429 (unaudited), respectively.

     The Company has classified this expense as stock based compensation in the accompanying statements of operations. The allocation of this expense to the statement of operations captions is as follows:

                                                              PERIOD FROM      SIX MONTHS
                                                               INCEPTION          ENDED
                                                            TO SEPTEMBER 30,    MARCH 31,
                                                                  1999            2000
                                                                               (UNAUDITED)
Cost of revenue...........................................      $ 28,379       $  133,195
Sales and marketing.......................................        57,839          280,677
Research and development..................................       114,955          620,753
General and administrative................................       159,075          624,804
                                                                --------       ----------
                                                                $360,248       $1,659,429
                                                                ========       ==========

                           THE PETROLEUM PLACE, INC.

10. SUBSEQUENT EVENTS (UNAUDITED):

  ACQUISITION OF STRATA WEB SYSTEMS LTD.

     In April 2000, the Company acquired all the assets of Strata Web Systems Ltd. ("Strata Web"), an electronic data distribution and services company based in Calgary, Alberta. Under the terms of this acquisition, the Company granted 16,856 shares of its common stock to Tricom Partners of Calgary, Alberta, a venture capital firm that owned the outstanding shares of Strata Web. Based on the estimated fair value of the Company's common stock on the date of the acquisition, the common stock used in the transaction was valued at $996,527. The purchase price was allocated $36,830 to net assets acquired, $231,010 to software acquired and $231,010 to acquired customer lists, both with a life of two years, and the remaining $497,677 to goodwill with a life of ten years. The acquisition will be accounted for using the purchase method of accounting.

  ACQUISITION OF PARADIGM TECHNOLOGIES, INC.

     Subsequent to the end of the second quarter of 2000, the Company entered into a definitive agreement to purchase 100% of the stock of Paradigm Technologies, Inc. ("Paradigm"), a back office software accounting system provider for the oil and gas industry. Under the terms of this agreement, the shareholders of Paradigm will receive $12.0 million in cash and 151,216 shares of Series D preferred stock with an estimated total value of $16.4 million assuming the price per share of this offering exceeds a specified minimum price per share. The Company has not yet set a closing date for this transaction and therefore there can be no assurance that the transaction will close.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Oil & Gas Asset Clearinghouse, Inc.:

     We have audited the accompanying balance sheets of THE OIL & GAS ASSET CLEARINGHOUSE, INC. (a Texas corporation) as of September 30, 1998 and May 31, 1999, and the related statements of income, stockholders' equity and cash flows for each of the two years ended September 30, 1998 and the eight month period from October 1, 1998 through May 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Oil & Gas Asset Clearinghouse, Inc. as of September 30, 1998 and May 31, 1999 and the results of its operations and its cash flows for each of the two years in the period ended September 30, 1998 and the eight month period from October 1, 1998 through May 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                               /s/ ARTHUR ANDERSEN LLP

Denver, Colorado,
  February 15, 2000.

                    THE OIL & GAS ASSET CLEARINGHOUSE, INC.

                                 BALANCE SHEETS

                                                              SEPTEMBER 30,    MAY 31,
                                                                  1998          1999
                                        ASSETS

CURRENT ASSETS:
  Cash......................................................   $  395,270     $ 524,379
  Accounts receivable.......................................    1,103,595        90,999
  Prepaid expenses..........................................       37,229        72,669
                                                               ----------     ---------
          Total current assets..............................    1,536,094       688,047
                                                               ----------     ---------
PROPERTY AND EQUIPMENT:
  Furniture and fixtures....................................      116,749       119,916
  Office equipment..........................................      175,313       210,139
                                                               ----------     ---------
                                                                  292,062       330,055
  Less: accumulated depreciation............................     (189,088)     (235,953)
                                                               ----------     ---------
                                                                  102,974        94,102
                                                               ----------     ---------
MEMBERSHIP IN EXCHANGE......................................       11,239        11,239
                                                               ----------     ---------
          Total assets......................................   $1,650,307     $ 793,388
                                                               ==========     =========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $   77,562     $  60,077
  Accrued expenses..........................................      100,023       160,055
                                                               ----------     ---------
          Total current liabilities.........................      177,585       220,132
                                                               ----------     ---------
LONG-TERM DEFERRED RENT.....................................      140,014        80,508
                                                               ----------     ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $0.10 par value, 1,000,000 shares
     authorized; 10,000 issued and outstanding..............        1,000         1,000
  Additional paid-in capital................................       37,168        37,168
  Retained earnings.........................................    1,294,540       454,580
                                                               ----------     ---------
          Total stockholders' equity........................    1,332,708       492,748
                                                               ----------     ---------
          Total liabilities and stockholders' equity........   $1,650,307     $ 793,388
                                                               ==========     =========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                    THE OIL & GAS ASSET CLEARINGHOUSE, INC.

                              STATEMENTS OF INCOME

                                                                           EIGHT
                                               FISCAL YEARS ENDED       MONTH PERIOD   SIX MONTHS
                                                  SEPTEMBER 30,            ENDED          ENDED
                                            -------------------------     MAY 31,       MARCH 31,
                                               1997          1998           1999          1999
                                                                                       (UNAUDITED)
REVENUES:
  Net commission revenue..................  $ 5,269,865   $ 6,322,594   $ 5,546,531    $ 4,776,036
  Other associated revenues...............      270,102       361,931       316,499        277,019
                                            -----------   -----------   -----------    -----------
          Total revenues..................    5,539,967     6,684,525     5,863,030      5,053,055
COST OF COMMISSIONS.......................   (1,978,573)   (2,762,533)   (2,289,595)    (1,759,041)
                                            -----------   -----------   -----------    -----------
          Gross profit....................    3,561,394     3,921,992     3,573,435      3,294,014
OPERATING EXPENSES........................   (1,454,325)   (1,592,975)   (1,613,223)    (1,241,629)
                                            -----------   -----------   -----------    -----------
          Income from operations..........    2,107,069     2,329,017     1,960,212      2,052,385
OTHER EXPENSE.............................         (693)       (2,055)         (172)          (172)
                                            -----------   -----------   -----------    -----------
NET INCOME................................  $ 2,106,376   $ 2,326,962   $ 1,960,040    $ 2,052,213
                                            ===========   ===========   ===========    ===========
BASIC AND DILUTED EARNINGS PER SHARE......  $    210.64   $    232.70   $    196.00    $    205.22
                                            ===========   ===========   ===========    ===========
WEIGHTED AVERAGE NUMBER OF SHARES.........       10,000        10,000        10,000    $    10,000
                                            ===========   ===========   ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                    THE OIL & GAS ASSET CLEARINGHOUSE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                        COMMON STOCK
                                       ---------------                                       TOTAL
                                       SHARES   AMOUNT     ADDITIONAL       RETAINED     STOCKHOLDERS'
                                       ------   ------   PAID-IN CAPITAL    EARNINGS        EQUITY
SEPTEMBER 30, 1996...................  10,000   $1,000       $19,105       $   715,021    $   735,126
  Net income.........................      --      --             --         2,106,376      2,106,376
  Distributions......................      --      --             --        (1,700,000)    (1,700,000)
                                       ------   ------       -------       -----------    -----------
SEPTEMBER 30, 1997...................  10,000   1,000         19,105         1,121,397      1,141,502
  Net income.........................      --      --             --         2,326,962      2,326,962
  Distributions......................      --      --             --        (2,153,819)    (2,153,819)
  Contributions......................      --      --         18,063                --         18,063
                                       ------   ------       -------       -----------    -----------
SEPTEMBER 30, 1998...................  10,000   1,000         37,168         1,294,540      1,332,708
  Net income.........................      --      --             --         1,960,040      1,960,040
  Distributions......................      --      --             --        (2,800,000)    (2,800,000)
                                       ------   ------       -------       -----------    -----------
MAY 31, 1999.........................  10,000   $1,000       $37,168       $   454,580    $   492,748
                                       ======   ======       =======       ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                    THE OIL & GAS ASSET CLEARINGHOUSE, INC.

                            STATEMENTS OF CASH FLOWS

                                                FISCAL YEARS ENDED         EIGHT MONTH     SIX MONTHS
                                                   SEPTEMBER 30,           PERIOD ENDED      ENDED
                                           -----------------------------     MAY 31,       MARCH 31,
                                               1997            1998            1999           1999
                                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income.............................   $ 2,106,376     $ 2,326,962    $ 1,960,040    $ 2,052,213
  Adjustments to reconcile net income to
     cash flows provided by operating
     activities:
  Depreciation...........................        51,085          95,817         46,865         35,015
  (Increase) decrease in accounts
     receivable..........................        (6,290)     (1,053,426)     1,012,596       (104,815)
  (Increase) decrease in prepaid
     expenses............................       (13,492)        (15,837)       (35,440)        30,472
  Increase (decrease) in accounts
     payable.............................         4,200          47,528        (17,485)        25,689
  Increase (decrease) in accrued
     expenses............................       (14,376)         43,854         60,032        113,030
  Increase (decrease) in deferred rent
     liability...........................            --         140,014        (59,506)       (52,505)
                                            -----------     -----------    -----------    -----------
Net cash flows provided by operating
  activities.............................     2,127,503       1,584,912      2,967,102      2,099,099
                                            -----------     -----------    -----------    -----------
Cash flows from investing activities:
  Purchases of property and equipment....      (124,406)        (66,766)       (37,993)       (34,184)
                                            -----------     -----------    -----------    -----------
Net cash flows used by investing
  activities.............................      (124,406)        (66,766)       (37,993)       (34,184)
                                            -----------     -----------    -----------    -----------
Cash flows from financing activities:
  Distributions to stockholders..........    (1,700,000)     (2,153,819)    (2,800,000)    (1,500,000)
  Contributions from stockholders........            --          18,063             --             --
                                            -----------     -----------    -----------    -----------
Net cash flows used by financing
  activities.............................    (1,700,000)     (2,135,756)    (2,800,000)    (1,500,000)
                                            -----------     -----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents............................       303,097        (617,610)       129,109        564,915
Cash and cash equivalents, beginning of
  year...................................       709,783       1,012,880        395,270        395,270
                                            -----------     -----------    -----------    -----------
Cash and cash equivalents, end of
  period.................................   $ 1,012,880     $   395,270    $   524,379    $   960,185
                                            ===========     ===========    ===========    ===========
Supplemental information:
  Interest paid..........................   $       182     $        --    $       172    $       172
                                            ===========     ===========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                    THE OIL & GAS ASSET CLEARINGHOUSE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS:

     The Oil & Gas Asset Clearinghouse, Inc. ( the "Company" or the "Clearinghouse") was incorporated in the state of Texas on September 13, 1993. The Company is a broker/dealer engaged in the marketing and sale of oil and gas properties in the United States. The Company utilizes auction sales, sealed bid and negotiated sales, property due diligence and data room services in its operations. The Company's primary revenues are commissions earned on the sale of properties.

     On June 1, 1999, 80% of the common stock of the Company was sold to The Petroleum Place, Inc. ("Petroleum Place") for a total purchase price of $16.8 million. The total purchase price was comprised of a base purchase amount of $16.2 million, delivered working capital of $451,524 and legal fees incurred by Petroleum Place of $142,867. As a result of the purchase of 80% of the Clearinghouse common stock, the tax status of the Company changed to a Subchapter C corporation. The remaining 20% of the Clearinghouse common stock was purchased by Petroleum Place effective August 4, 1999 pursuant to the exercise of Petroleum Place's call provision which allowed Petroleum Place to purchase the remaining 20% minority interest 30 or more days after the original purchase on June 1, 1999. As consideration for the remaining 20% of the Clearinghouse common stock, the 20% minority shareholders received 455,120 shares of Petroleum Place Series B Preferred Stock valued at $19.00 per share. As a result, the Clearinghouse is now a wholly owned subsidiary of Petroleum Place.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the repeated amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED FINANCIAL INFORMATION

     The financial statements for the six months ended March 31, 1999 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of management the unaudited interim financial statements reflect all adjustments, consisting solely of normal recurring adjustments necessary for a fair presentation of the unaudited interim financial statements on a basis consistent with the audited statements. These financial statements are not necessarily indicative of the results to be obtained for a full year.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures that significantly increase the useful lives of assets are capitalized. The cost of repairs and maintenance are charged to operations as incurred. For financial reporting purposes, the Company provides for depreciation using the straight-line method over estimated useful lives of three to five years.

                    THE OIL & GAS ASSET CLEARINGHOUSE, INC.

  MEMBERSHIP IN EXCHANGE

     The exchange membership is carried at cost. Management estimates no permanent impairment of value of the membership.

  INCOME TAXES

     The Company has elected Subchapter S Corporation status under the provisions of the Internal Revenue Code. Under this election, all taxable income passes to the shareholders, with no tax liability to the Company. Accordingly, no provision for Federal income taxes has been made.

  REVENUE RECOGNITION

     Revenues are derived primarily from commissions earned upon the sale of oil and gas properties at auction. Revenues are recognized upon the completion of the auction, as a percentage of the seller's sales price. The Clearinghouse does not, under any circumstances, take title to any property listed for sale at its auction.

     Operating revenue includes commissions, filing fees and fees for negotiated sales. The Company also receives reimbursement for sales taxes, file shipping charges, preparation of data packages and a fixed percentage of the auction costs from the sellers at auction. As these reimbursements offset operating expenses, they are included in the costs of sales to reduce the costs of the auction.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions. The balance, at times, may exceed federally insured limits. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and the methodology in place for collecting from its customers.

3. STOCKHOLDERS' EQUITY:

     During fiscal 1997 and 1998, the period from October 1, 1998 to May 31, 1999 and the six months ended March 31, 1999 the Board of Directors approved cash distributions to the Company's stockholders totaling $1,700,000, $2,153,819, $2,800,000 and $1,500,000 (unaudited), respectively. These funds were distributed on a pro rata basis in proportion to each stockholder's weighted-average percentage ownership of the Company's common stock.

4. NET CAPITAL:

     Pursuant to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, the Company is required to maintain a minimum net capital as defined under such provisions. The provisions also require that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to
1. Net capital and the related net capital ratio may fluctuate on a daily basis. At September 30, 1998 and May 31, 1999, the Company had net capital of $67,747 and $215,568, respectively.

5. COMMITMENTS AND CONTINGENCIES:

  OPERATING LEASES

     The Company's operating lease commitments include office equipment through March 2004 and office space under an agreement expiring in March 2002.

                    THE OIL & GAS ASSET CLEARINGHOUSE, INC.

     The Company received a lease incentive of $210,021, which was recorded as deferred rent and is being amortized over the life of the lease. Future minimum rental payments are as follows:

Fiscal Year --
  1999....................................................  $ 95,992
  2000....................................................   164,558
  2001....................................................   164,558
  2002....................................................    48,608
  2003....................................................     9,276
  Thereafter..............................................     1,933
                                                            --------
          Total...........................................  $484,925
                                                            ========

     Rent expense for the years ended September 30, 1997 and 1998, the eight month period ended May 31, 1999 and the six months ended March 31, 1999 (unaudited) was $90,161, $109,837, $75,891 and $67,972 (unaudited), respectively.

  LITIGATION

     In December 1999, the Company received notice from a third party asserting a claim that the Company had violated certain duties to the third party in connection with an auction transaction. The Company, however, is not party to any lawsuit involving this third party. It is the opinion of the Company's management that the Company has no responsibility in this matter and that they will vigorously defend this claim. Accordingly, no liability has been established by the Company related to this claim.

6. MAJOR CUSTOMERS:

     Commissions earned from customers in excess of 10% were:

                        FISCAL YEARS ENDED SEPTEMBER 30,                            SIX MONTHS
                       ----------------------------------      EIGHT MONTHS      ENDED MARCH 31,
                                                1998            ENDED 1999             1999
                             1997                                                  (UNAUDITED)
Customer A...........  $782,108     15%     $--       --      $629,628    11%    $629,628     13%
Customer B...........        --     --       --       --       815,110    15%     815,110     17%
Customer C...........        --     --       --       --            --    --      490,626     10%

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To TradeBank, Inc.:

     We have audited the accompanying balance sheets of TRADEBANK, INC. (a Texas corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TradeBank, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Denver, Colorado,
  May 9, 2000.

                                                  /s/ ARTHUR ANDERSEN LLP

                                TRADEBANK, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                             ---------------------    JUNE 30,
                                                               1997        1998         1999
                                                                                     (UNAUDITED)
                                             ASSETS

CURRENT ASSETS:
  Cash.....................................................  $  43,891   $  31,136    $  17,226
  Accounts receivable......................................     40,000      45,000       55,000
                                                             ---------   ---------    ---------
          Total current assets.............................     83,891      76,136       72,226
                                                             ---------   ---------    ---------
EQUIPMENT:
  Computer equipment.......................................      3,144       3,144        3,144
  Accumulated depreciation.................................     (3,144)     (3,144)      (3,144)
                                                             ---------   ---------    ---------
          Total equipment..................................         --          --           --
                                                             ---------   ---------    ---------
OTHER ASSETS:
  Goodwill.................................................    150,000     150,000      150,000
  Accumulated amortization.................................    (67,500)    (97,500)    (112,500)
                                                             ---------   ---------    ---------
          Total other assets...............................     82,500      52,500       37,500
                                                             ---------   ---------    ---------
          Total assets.....................................  $ 166,391   $ 128,636    $ 109,726
                                                             =========   =========    =========

                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable.........................................  $      --   $   8,000    $  15,500
  Payable to affiliate.....................................         --      25,000       25,000
  Deferred revenue.........................................    147,144     207,500      183,249
                                                             ---------   ---------    ---------
          Total current liabilities........................    147,144     240,500      223,749
                                                             ---------   ---------    ---------
CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.01 par value, 1,000,000 shares
     authorized, 1,000 shares issued and outstanding.......         10          10           10
  Additional paid-in capital...............................    245,960     245,960      245,960
  Accumulated deficit......................................   (226,723)   (357,834)    (359,993)
                                                             ---------   ---------    ---------
          Total stockholders' equity (deficit).............     19,247    (111,864)    (114,023)
                                                             ---------   ---------    ---------
          Total liabilities and stockholders' equity
            (deficit)......................................  $ 166,391   $ 128,636    $ 109,726
                                                             =========   =========    =========

                See accompanying notes to financial statements.

                                TRADEBANK, INC.

                            STATEMENTS OF OPERATIONS

                                                        YEARS ENDED            SIX MONTH PERIODS
                                                       DECEMBER 31,             ENDED JUNE 30,
                                                   ---------------------   -------------------------
                                                     1997        1998         1998          1999
                                                                           (UNAUDITED)   (UNAUDITED)
MEMBERSHIP FEE INCOME............................  $ 206,190   $ 264,644    $ 117,684     $149,251
                                                   ---------   ---------    ---------     --------
OPERATING EXPENSES:
  Selling, general and administrative............    195,765     187,132      102,086       79,910
  Compensation charge for stock transfer loan to
     an employee from the sole stockholder.......     95,970          --           --           --
  Failed merger attempt..........................         --     109,123      109,123           --
  Maintenance fees...............................         --      30,000           --       30,000
  Commissions....................................         --      17,500           --       11,500
  Amortization...................................     30,000      30,000       15,000       15,000
                                                   ---------   ---------    ---------     --------
          Total operating expenses...............    321,735     373,755      226,209      136,410
                                                   ---------   ---------    ---------     --------
NET INCOME (LOSS)................................  $(115,545)  $(109,111)   $(108,525)    $ 12,841
                                                   =========   =========    =========     ========
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE......  $ (115.55)  $ (109.11)   $ (108.53)    $  12.84
                                                   =========   =========    =========     ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES.........      1,000       1,000        1,000        1,000
                                                   =========   =========    =========     ========
DIVIDENDS PAID...................................  $  15,000   $  22,000    $      --     $ 15,000
                                                   =========   =========    =========     ========
DIVIDENDS PAID PER SHARE.........................  $   15.00   $   22.00    $      --     $  15.00
                                                   =========   =========    =========     ========

                See accompanying notes to financial statements.

                                TRADEBANK, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                               COMMON STOCK          ADDITIONAL
                                        --------------------------     PAID-IN     ACCUMULATED
                                           SHARES         AMOUNT       CAPITAL       DEFICIT       TOTAL
BALANCES at December 31, 1996.........      1,000          $10        $149,990      $ (96,178)   $  53,822
  Distributions.......................         --           --              --        (15,000)     (15,000)
  Stock transfer to an employee from
     the sole shareholder.............         --           --          95,970             --       95,970
  Net loss............................         --           --              --       (115,545)    (115,545)
                                            -----          ---        --------      ---------    ---------
BALANCES at December 31, 1997.........      1,000           10         245,960       (226,723)      19,247
  Distributions.......................         --           --              --        (22,000)     (22,000)
  Net loss............................         --           --              --       (109,111)    (109,111)
                                            -----          ---        --------      ---------    ---------
BALANCES at December 31, 1998.........      1,000           10         245,960       (357,834)    (111,864)
  Distributions (unaudited)...........         --           --              --        (15,000)     (15,000)
  Net income (unaudited)..............         --           --              --         12,841       12,841
                                            -----          ---        --------      ---------    ---------
BALANCES at June 30, 1999
  (unaudited).........................      1,000          $10        $245,960      $(359,993)   $(114,023)
                                            =====          ===        ========      =========    =========

                See accompanying notes to financial statements.

                                TRADEBANK, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                     SIX MONTH PERIODS
                                                     YEARS ENDED DECEMBER 31,         ENDED JUNE 30,
                                                     -------------------------   -------------------------
                                                        1997          1998          1998          1999
                                                                                 (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)................................   $(115,545)    $(109,111)    $(108,525)     $12,841
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities --
     Compensation charge recorded on transfer of
       stock to an employee from sole
       shareholder.................................      95,970            --            --           --
     Amortization..................................      30,000        30,000        15,000       15,000
     Net change in --
       Accounts receivable.........................     (10,000)       (5,000)       (5,000)     (10,000)
       Deferred revenue............................      21,311        60,356        31,128      (24,251)
       Accounts payable............................          --         8,000            --        7,500
                                                      ---------     ---------     ---------      -------
       Net cash provided by (used in) operating
          activities...............................      21,736       (15,755)      (67,397)       1,090
                                                      ---------     ---------     ---------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advance from stockholder.........................          --        25,000        25,000           --
  Distributions....................................     (15,000)      (22,000)           --      (15,000)
                                                      ---------     ---------     ---------      -------
       Net cash provided by (used in) financing
          activities...............................     (15,000)        3,000        25,000      (15,000)
                                                      ---------     ---------     ---------      -------
NET INCREASE (DECREASE) IN CASH....................       6,736       (12,755)      (42,397)     (13,910)
CASH, beginning of year............................      37,155        43,891        43,891       31,136
                                                      ---------     ---------     ---------      -------
CASH, end of year..................................   $  43,891     $  31,136     $   1,494      $17,226
                                                      =========     =========     =========      =======

                See accompanying notes to financial statements.

                                TRADEBANK, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION

     TradeBank, Inc. (the "Company" or "TradeBank") was formed on September 29, 1995 and is a petroleum property listing service based in Dallas, Texas. TradeBank compiles, organizes and markets a property database listing of oil and gas properties in which its members have interests. Entities operating within the oil and gas industry subscribe for a membership with TradeBank to access information in the TradeBank database.

     On September 15, 1999, the TradeBank stockholders sold 100% of their common stock to The Petroleum Place, Inc. ("Petroleum Place") for $300,000 in cash, $50,000 in the form of a note payable and warrants to purchase 10,000 shares of Petroleum Place common stock.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  UNAUDITED FINANCIAL INFORMATION

     The financial statements as of June 30, 1998 and 1999 and for the six month periods ended June 30, 1998 and 1999 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted according principles for complete financial statements. In the opinion of management the unaudited interim financial statements reflect all adjustments, consisting solely of normal recurring adjustments necessary for a fair presentation of the unaudited financial statements on a basis consistent with the audited statements. These financial statements are not necessarily indicative of the results to be obtained for a full year.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with financial institutions that the Company believes to be of high credit quality. The Company's accounts receivable are derived from customers located in the United States.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and deferred revenue, are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

                                TRADEBANK, INC.

  EQUIPMENT

     Equipment is stated at historical cost. Depreciation of equipment is provided using the straight-line method over three years. There was no depreciation expense for any period presented, as the related assets were fully depreciated but still in use.

  REVENUE RECOGNITION

     The Company invoices its members the month prior to their membership renewal date. The Company classifies the dues as deferred revenue when invoiced and recognizes the revenue ratably over the membership term.

  INCOME TAXES

     The Company has elected Subchapter S corporation status under the provisions of the Internal Revenue Code. Under this election, all taxable income passes to the shareholders, with no tax liability to the Company. Accordingly, no provision for income taxes has been made.

  GOODWILL

     Goodwill represents the amount paid by the Company for the business concept and is being amortized on a straight-line basis over five years. Amortization expense charged to operations for the years ended December 31, 1997 and 1998 was $30,000 a year and was $15,000 (unaudited) for each of the six month periods ended June 30, 1998 and 1999.

2. FAILED MERGER ATTEMPT:

     During the first half of 1998, TradeBank incurred $109,123 of costs associated with a failed merger attempt with a company. These costs were expensed in the six month period ended June 30, 1998.

     During the period from July 1, 1998 to June 30, 1999, TradeBank entered into an agreement to pay to this company a maintenance fee related to maintaining the TradeBank property listing web site for $5,000 per month. Additionally, TradeBank agreed to pay a commission to this company of 10% for all new and renewal TradeBank memberships during this period. During the year ended December 31, 1998, and the six month period ended June 30, 1999, TradeBank recorded $17,500 and $11,500 (unaudited) of costs related to the commissions obligation.

3. CONTINGENCIES:

     TradeBank's stockholders are subject to an ongoing legal dispute. TradeBank management believes this claim is without merit and intends to vigorously defend this action.

4. STOCKHOLDERS' EQUITY:

     On July 1, 1997, the sole stockholder of TradeBank transferred 500 of the 1,000 shares of stock owned by him to an employee. The Company recorded a compensation charge of $95,970 on this date, which represented the estimated fair value of the 500 shares of TradeBank stock.

     Distributions of $15,000, $22,000 and $15,000 (unaudited) were paid to the stockholders of TradeBank in the years ended December 31, 1997 and 1998 and the six month period ended June 30, 1999 (unaudited).

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Paradigm Technologies, Inc.
Denver, Colorado

We have audited the accompanying balance sheets of Paradigm Technologies, Inc. as of December 31, 1998 and 1999, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paradigm Technologies, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Hein + Associates LLP
  Denver Colorado

March 3, 2000

                          PARADIGM TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1998         1999      MARCH 31, 2000
                                                                                    (UNAUDITED)
                                             ASSETS

CURRENT ASSETS:
  Cash and cash equivalents............................  $2,041,908   $1,118,733    $ 1,989,787
  Marketable securities................................     529,961           --             --
  Trade accounts receivable, net of allowance for
     doubtful accounts of $90,000, $106,650 and $88,388
     (unaudited), respectively.........................   1,397,894    1,806,727      1,888,941
  Inventory............................................      17,895        7,740         13,693
  Other current assets.................................      81,588       58,523        102,222
                                                         ----------   ----------    -----------
          Total current assets.........................   4,069,246    2,991,723      3,994,643
PROPERTY AND EQUIPMENT:
  Computer equipment...................................   1,233,261    1,317,215      1,235,700
  Office furniture and other...........................     241,560      241,560        236,684
                                                         ----------   ----------    -----------
                                                          1,474,821    1,558,775      1,472,384
  Less accumulated depreciation........................  (1,189,369)  (1,326,888)    (1,209,311)
                                                         ----------   ----------    -----------
          Property and equipment, net..................     285,452      231,887        263,073
CAPITALIZED SOFTWARE, net of amortization of $0,
  $521,448 and $730,828 (unaudited), respectively......   1,554,216    2,283,483      2,250,004
OTHER ASSETS...........................................      45,835       45,981         46,783
                                                         ----------   ----------    -----------
          TOTAL ASSETS.................................  $5,954,749   $5,553,074    $ 6,554,503
                                                         ==========   ==========    ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.....................................  $  201,680   $  252,006    $   221,701
  Accrued liabilities..................................     475,978      382,090        663,097
  Deferred income......................................     423,697      519,233        787,371
  Deferred rent -- current portion.....................      70,487       78,356         58,767
                                                         ----------   ----------    -----------
          Total current liabilities....................   1,171,842    1,231,685      1,730,936
DEFERRED RENT..........................................     274,228      201,079        201,079
OTHER LONG-TERM LIABILITIES............................          --       74,933             --
                                                         ----------   ----------    -----------
          Total liabilities............................   1,446,070    1,507,697      1,932,015
COMMITMENTS (Notes 4 and 5)
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; 3,000,000 shares
     authorized, 2,010,480 shares issued...............      20,105       20,105         20,105
  Additional paid-in capital...........................     484,871      727,207        910,692
  Retained earnings....................................   4,876,173    4,156,371      4,536,549
  Less treasury stock, 1,264,858, 1,244,283 and
     1,230,536 (unaudited) shares, at cost,
     respectively......................................    (872,470)    (858,306)      (844,858)
                                                         ----------   ----------    -----------
          Total stockholders' equity...................   4,508,679    4,045,377      4,622,488
                                                         ----------   ----------    -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...  $5,954,749   $5,553,074    $ 6,554,503
                                                         ==========   ==========    ===========

             See accompanying notes to these financial statements.

                          PARADIGM TECHNOLOGIES, INC.

                              STATEMENTS OF INCOME

                                                                              FOR THE THREE
                                                FOR THE YEARS ENDED           MONTHS ENDED
                                                   DECEMBER 31,                 MARCH 31,
                                             -------------------------   -----------------------
                                                1998          1999          1999         2000
                                                                               (UNAUDITED)
REVENUES:
  Consulting and maintenance...............  $ 7,938,189   $ 8,557,299   $2,295,219   $2,360,561
  Software sales and upgrades..............    3,257,902     2,245,479      507,328      760,247
  Sales of computer equipment..............      748,413       548,938      173,281      266,694
                                             -----------   -----------   ----------   ----------
          Total revenues...................   11,944,504    11,351,716    2,975,828    3,387,502
COSTS AND EXPENSES:
  Cost of computer equipment and
     software..............................    1,095,773       861,330      234,552      309,572
  Software support.........................    2,918,986     3,345,030      794,046      991,463
  Technical support........................    1,088,495     1,184,761      294,387      386,621
  Research and development.................    2,005,516     2,658,726      416,063      858,883
  Selling and marketing....................      874,429       878,053      193,283      242,952
  General and administrative...............    2,292,210     1,739,464      471,412      169,986
  Pension and profit sharing...............      216,018       242,146       60,556       62,869
                                             -----------   -----------   ----------   ----------
          Total expenses...................   10,491,427    10,909,510    2,464,299    3,022,346
                                             -----------   -----------   ----------   ----------
INCOME FROM OPERATIONS.....................    1,453,077       442,206      511,529      365,156
OTHER INCOME (EXPENSE):
  Interest income..........................      136,481       121,787       16,422       17,856
  Miscellaneous............................      117,116       116,205        1,984        7,703
  Gain (loss) on disposition of investments
     and equipment.........................        1,683            --                   (10,537)
                                             -----------   -----------   ----------   ----------
                                                 255,280       237,992       18,406       15,022
                                             -----------   -----------   ----------   ----------
NET INCOME.................................  $ 1,708,357   $   680,198   $  529,935   $  380,178
                                             ===========   ===========   ==========   ==========

             See accompanying notes to these financial statements.

                          PARADIGM TECHNOLOGIES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
            FOR THE PERIOD FROM JANUARY 1, 1998 TO DECEMBER 31, 1999
           AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

                                                 ADDITIONAL                                TOTAL
                                       COMMON     PAID-IN      RETAINED    TREASURY    STOCKHOLDERS'
                                        STOCK     CAPITAL      EARNINGS      STOCK        EQUITY
BALANCES, JANUARY 1, 1998............  $20,105    $484,871    $3,967,816   $(872,470)   $3,600,322
  Distributions to stockholders......       --          --      (800,000)         --      (800,000)
  Net income.........................       --          --     1,708,357          --     1,708,357
                                       -------    --------    ----------   ---------    ----------
BALANCES, DECEMBER 31, 1998..........   20,105     484,871     4,876,173    (872,470)    4,508,679
  Employee stock purchases...........       --     242,336            --      14,164       256,500
  Distributions to stockholders......       --          --    (1,400,000)         --    (1,400,000)
  Net income.........................       --          --       680,198          --       680,198
                                       -------    --------    ----------   ---------    ----------
BALANCES, DECEMBER 31, 1999..........   20,105     727,207     4,156,371    (858,306)    4,045,377
  Employee stock purchases
     (unaudited).....................       --     117,250            --       9,750       127,000
  Repurchase of treasury stock
     (unaudited).....................       --      (4,736)           --        (264)       (5,000)
  Issuance of stock for acquisition
     of Antares (unaudited)..........       --      70,971            --       3,962        74,933
  Net income (unaudited).............       --          --       380,178          --       380,178
                                       -------    --------    ----------   ---------    ----------
BALANCES, MARCH 31, 2000
  (UNAUDITED)........................  $20,105    $910,692    $4,536,549   $(844,858)   $4,622,488
                                       =======    ========    ==========   =========    ==========

             See accompanying notes to these financial statements.

                          PARADIGM TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                              FOR THE THREE
                                                FOR THE YEARS ENDED              MONTHS
                                                   DECEMBER 31,              ENDED MARCH 31,
                                             -------------------------   -----------------------
                                                1998          1999          1999         2000
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................  $ 1,708,357   $   680,198   $  529,935   $  380,178
  Adjustments to reconcile net income to
     net cash from operating activities:
     Depreciation and amortization.........      181,481       658,967       35,953      234,000
     Loss on disposition of equipment......        1,683            --           --       10,537
     Allowance for bad debts...............       90,000        16,650         (381)     (18,262)
     Changes in operating assets and
       liabilities:
       (Increase) decrease in:
          Trade accounts receivable........       60,230      (425,483)    (453,203)     (63,952)
          Inventory........................      (11,009)       10,155      (16,617)      (5,953)
          Other............................       10,069        22,919        1,529      (44,501)
       Increase (decrease) in:
          Accounts payable and accrued
            liabilities....................     (137,781)      (43,562)     (13,886)     250,702
          Deferred income..................       48,501        95,536      125,403      268,138
          Deferred rent....................      344,715       (65,280)     (15,342)     (19,589)
                                             -----------   -----------   ----------   ----------
          Net cash provided by operating
            activities.....................    2,296,246       950,100      193,391      991,298
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment......     (119,912)      (83,954)     (28,635)     (66,723)
  Capitalized software.....................     (878,045)     (675,782)    (270,263)    (175,141)
  Proceeds from sale or maturity of
     investments...........................           --       529,961           --           --
  Purchase of Antares......................           --      (500,000)          --           --
  Repurchase of treasury stock.............           --            --           --       (5,380)
  Purchase of investments..................      (27,659)           --           --           --
                                             -----------   -----------   ----------   ----------
          Net cash used in investing
            activities.....................   (1,025,616)     (729,775)    (298,898)    (247,244)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholders............     (800,000)   (1,400,000)          --           --
  Proceeds from the sale of stock..........           --       256,500           --      127,000
                                             -----------   -----------   ----------   ----------
          Net cash (used in) provided by
            financing activities...........     (800,000)   (1,143,500)          --      127,000
                                             -----------   -----------   ----------   ----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..............................      470,630      (923,175)    (105,507)     871,054
CASH AND CASH EQUIVALENTS, beginning of
  year.....................................    1,571,278     2,041,908    2,041,908    1,118,733
                                             -----------   -----------   ----------   ----------
CASH AND CASH EQUIVALENTS, end of year.....  $ 2,041,908   $ 1,118,733   $1,936,401   $1,989,787
                                             ===========   ===========   ==========   ==========
NONCASH INVESTING AND FINANCING
  TRANSACTIONS:
  Accrued payable for Antares
     acquisition...........................  $        --   $    74,933   $       --   $       --
                                             ===========   ===========   ==========   ==========

             See accompanying notes to these financial statements.

                          PARADIGM TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Nature of Operations -- Paradigm Technologies, Inc. (the "Company") is engaged in buying and selling computer hardware and software, developing and marketing computer software, and providing software consulting services to customers in the oil and gas industry.

     Revenue Recognition -- Revenue from the sale of computer hardware and software is generally recognized upon delivery. Timesharing, consulting, and maintenance revenues are recognized as the services are performed.

     Deferred Income -- Deferred income is a result of payments received in advance for the sale of computer hardware, software, and maintenance agreements.

     Inventory -- Inventory represents computer equipment and software purchased for resale and is stated at the lower of cost, determined by the specific identification method, or market.

     Marketable Securities -- Marketable securities consist of an investment in a certificate of deposit (CD). The carrying amount of the CD approximated the fair market value at December 31, 1998.

     Property and Equipment -- Property and equipment is stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives, generally five years, of the respective assets. Depreciation expense of $135,406 and $137,519 was charged to operations for the years ended December 31, 1998 and 1999, respectively.

     Maintenance and repairs are charged to operations as incurred. When assets are retired, or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is credited or charged to income.

     Impairment of Long-Lived Assets -- In the event that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

     Software License Agreement -- The Company has entered into an agreement with another software company to provide an upstream oil and gas exploration package that is sold with the other company's software solution. Both companies share in the revenue of the software package based on various percentages determined by who initiates the sale and where the sale takes place. The Company has minimum sales quotas in order for the agreement to continue.

     Software Development Costs -- In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed, software development costs, which consist primarily of salaries and related costs, purchased software, contract labor costs, and other direct expenses, are expensed as research and development costs prior to the establishment of technological feasibility. Technological feasibility for the Company's software products is generally based upon achievement of a detailed program design free of high risk development issues. After technological feasibility is established for a product, all software development costs are capitalized until the product is ready for delivery. Subsequent software maintenance costs are expensed as operating costs as incurred. Amortization of capitalized computer software costs is provided on a product-by-product basis at the greater of the amount computed using the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or the straight-line method over the remaining estimated useful economic life of the product (generally, for three years). The Company has capitalized $1,554,216 and

                          PARADIGM TECHNOLOGIES, INC.

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

$2,804,931 in software development costs at December 31, 1998 and 1999, respectively. Amortization of completed software development costs was $0 and $521,448 in 1998 and 1999, respectively.

     Cash Equivalents -- The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Income Taxes -- Effective April 1, 1987, the Company elected to be treated as an "S" corporation under Subchapter S of the Internal Revenue Code, and is no longer a taxable entity. Accordingly, no provision or liability for income taxes is recorded by the Company, other than an expense for Texas franchise taxes which totaled approximately $48,000 and $1,198 for 1998 and 1999, respectively.

     Deferred Rent -- Rent expense is recognized on the straight-line basis over the term of office leases. The difference between rent expense and actual payments made is recorded as deferred rent.

     Use of Estimates -- The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

     Unaudited Information -- The information set forth in these financial statements as of March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999, is unaudited. This information reflects all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for these periods. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

2. ACCRUED LIABILITIES:

     Included in accrued liabilities are the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
Accrued salaries and bonuses................................  $225,080   $307,922
Accrued commissions payable.................................    86,213     16,130
Accrued pension and profit sharing expense..................   116,017     37,146
Accrued Texas franchise tax.................................    22,553      1,198
Other accrued liabilities...................................    26,115     19,694
                                                              --------   --------
                                                              $475,978   $382,090
                                                              ========   ========

3. LINE-OF-CREDIT:

     The Company has a $250,000 revolving line-of-credit from a bank which matures April 30, 2000. The line-of-credit bears interest at the bank's prime rate (8.5% at December 31, 1999). As of December 31, 1999 and 1998, the Company had no outstanding borrowings under this line-of-credit. The line-of-credit is collateralized by the Company's accounts receivable, inventory, equipment, and contract rights, and is guaranteed by certain officers/directors/stockholders of the Company.

4. COMMITMENT AND CONTINGENCIES:

     It is the policy of the Company to generally act as a self-insurer for certain insurable risks consisting of employee health insurance programs.

                          PARADIGM TECHNOLOGIES, INC.

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

     The Company leases certain office space under long-term noncancelable operating leases. The leases provide for annual escalations for utilities, taxes and service costs. Rent expense for the years ended December 31, 1998 and 1999 was $595,698 and $697,521, respectively.

     At December 31, 1999, future minimum payments due under noncancelable operating leases with remaining terms of one year or more consist of the following:

YEAR ENDING
DECEMBER 31,
  2000..................................................   $  721,334
  2001..................................................      708,498
  2002..................................................      708,498
  2003..................................................      372,253
  Thereafter............................................           --
                                                           ----------
                                                           $2,510,583
                                                           ==========

5. PENSION AND PROFIT SHARING PLANS:

     The Company has a defined contribution pension plan covering all full-time employees with one or more years of service with the Company. The Company contributes an amount equal to 4.3% of each participant's compensation, up to the Social Security compensation base, and 8.6% of compensation in excess of this base. Employees become fully "vested" in employer contributions after 6 years of service. The employer contributions to the plan for the years ended December 31, 1998 and 1999 were $216,018 and $242,146, respectively.

     The Company also has a contributory profit sharing plan covering all full-time employees with six or more months of service. There were no discretionary employer contributions to the plan for the years ended December 31, 1998 and 1999.

6. CONCENTRATION OF CREDIT RISK:

     Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions described below. In accordance with SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, the credit risk amounts shown do not take into account the value of any collateral or security.

     The Company operates in one industry segment, oil and gas software and software consulting. A geographic concentration exists because the Company's customers are generally located in the Southwestern and Western United States. Financial instruments that subject the Company to credit risk consist principally of accounts receivable. The Company generally does not require collateral from its customers.

     At December 31, 1999, the Company maintained cash balances with a commercial bank which were approximately $618,495 in excess of FDIC insurance limits. Additionally, the Company had approximately $399,141 in a money market mutual fund that was not insured.

     Sales to Significant Customers -- The Company had no sales to a single customer greater than 10% of gross revenues in 1999. The Company had sales to a single customer of $1,276,373 (11% of gross revenues) for 1998.

                          PARADIGM TECHNOLOGIES, INC.

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

7. RELATED PARTIES:

     During 1998, certain stockholders of the Company purchased an interest in one of the Company's customers. Sales to this customer were $118,151 and $66,366 for 1998 and 1999, respectively. As of December 31, 1998 and 1999, the related Company's accounts receivable balance was $44,700 and $37,767, respectively.

8. EQUITY:

     On January 1, 1999, under a non-compensatory stock purchase plan, the Company received $217,500 from 17 employees who participated in purchasing 16,663 shares of the Company's common stock from treasury stock. Under the plan, employees can sell their shares back to the Company at any time and are required to sell their shares to the Company if they leave the Company. The Company will return the initial stock contribution plus 5% interest if the shares are sold back to the Company within 2 years of issuance. Shares sold back to the Company after 2 years from issuance will receive the fair market value of the shares at that time.

     In January 1999, the Company received $39,000 from an officer of the Company for 3,912 shares of the Company's common stock from treasury stock.

9. ACQUISITION OF ANTARES ENERGY SOLUTIONS, LLC (ANTARES):

     In November 1999, the Company acquired substantially all of the assets of Antares Energy Solutions L.L.C. (Antares) for $500,000 and a restricted right to receive 5,742 shares of common stock valued at $74,933. Antares, a software development company, owned and operated an upstream oil and gas software product. The Antares acquisition has been recorded using the purchase method of accounting and the operating results of Antares were included in the Company's consolidated results of operations commencing October 1, 1999.

     The purchase agreement stipulates that the three former owners of Antares (who at closing, became employees of Paradigm) have a restricted right to receive in proportion to their membership interest in Antares, an additional 12,300 shares of the Company's common stock. The Company is treating the issuance of these shares as compensation expense and is expensing this cost over the 3-year service period.

     The restricted right is subject to the following vesting schedule:

          1. 4,100 shares of the stock shall be issued on the first anniversary of the effective date.

          2. 4,100 shares of the stock shall be issued on the second anniversary of the effective date.

          3. 4,100 shares of the stock shall be issued on the third anniversary of the effective date.

     If a member is not employed on the vesting dates specified in subparagraphs a, b, or c, above, then Paradigm shall not be required to issue the shares of stock otherwise distributable to such employee. In the event of a sale or change in ownership of the Company, the shares immediately vest and compensation will be recorded for the outstanding shares at the date of acquisition.

                          PARADIGM TECHNOLOGIES, INC.

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

     The following pro-forma presentation has been prepared as if the Antares acquisition had occurred on January 1, 1998.

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                             -------------------------
PRO-FORMA (UNAUDITED)                                           1998          1999
Net sales..................................................  $12,926,901   $12,190,688
Net income.................................................    2,028,281     1,083,340

     The pro-forma amounts presented above include adjustments to historical amounts for amortization of revalued software. The pro-forma information is not necessarily indicative of the results of operations of the combined company had these events occurred on January 1, 1998.

10. SUBSEQUENT EVENTS (UNAUDITED):

     Subsequent to December 31, 1999, under a non-compensatory stock purchase plan, the Company received $127,000 from 12 employees who participated in purchasing 8,388 shares of the Company's common stock from treasury stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            , 2000

                                     [LOGO]

                                       SHARES OF COMMON STOCK

                          ----------------------------

                                   PROSPECTUS
                          ----------------------------

                          DONALDSON, LUFKIN & JENRETTE

                              SALOMON SMITH BARNEY

                         BANC OF AMERICA SECURITIES LLC

                                 DLJDIRECT INC.

--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of The Petroleum Place, Inc. have not changed since the date hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Until             , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $   26,400.00
NASD filing fee.............................................      10,500.00
Nasdaq National Market listing application fee..............      90,000.00
Blue Sky fees and expenses..................................      10,000.00
Printing and engraving expenses.............................     200,000.00
Legal fees and expenses.....................................     500,000.00
Accounting fees and expenses................................     200,000.00
Transfer agent and registrar fees...........................      10,000.00
Miscellaneous expenses......................................      49,800.00
                                                              -------------
          Total.............................................  $1,096,700.00
                                                              =============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

     Each director will continue to be subject to liability for:

     - breach of the director's duty of loyalty to the Petroleum Place;

     - acts or omissions not in good faith or involving intentional misconduct;

     - knowing violations of law;

     - any transaction from which the director derived an improper personal benefit;

     - improper transactions between the director and the Petroleum Place; and

     - improper distributions to stockholders and improper loans to directors and officers.

     We intend to enter into indemnity agreements with each of our directors and executive officers under which each director and executive officer will be indemnified against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of the Petroleum Place. Our board of directors has authorized our officers to investigate and obtain directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving a director or officer of The Petroleum Place, Inc. as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise. We have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Described below is information regarding all securities that have been issued by us during the past three years.

     On January 29, 1999, we issued and sold 500,000 shares of our common stock to Gary R. Vickers, our founder, chief executive officer, president and one of our directors for an aggregate purchase price of $5,000. We relied on the exemption provided by Rule 701 under the Securities Act.

     On June 1, 1999, we issued and sold an aggregate of 1,906,137 shares of our Series A preferred stock to six accredited investors at a purchase price of $7.50 per share for cash proceeds in the aggregate amount of $14.3 million. From March to May 1999, we raised $7.9 million in the form of convertible promissory notes, which on June 1, 1999, converted into shares of our Series A preferred stock. From February to June 1999, we raised $6.4 million from the sale of shares of our Series A preferred stock. We relied on the exemption provided by Rule 506 under the Securities Act.

     On September 13, 1999, we issued two warrants to two accredited investors, each to purchase 5,000 shares of our common stock at an exercise price of $0.75 per share. We relied on the exemption provided by Rule 506 under the Securities Act.

     In conjunction with the purchase of the Clearinghouse, we issued 455,120 shares of our Series B preferred stock to nine accredited investors in exchange for 4,000 shares of common stock of the Clearinghouse. These shares of Series B preferred stock had a fair market value of $8.6 million. We relied on the exemption provided by Rule 506 under the Securities Act.

     In March, April and May 2000, we issued and sold an aggregate of 1,010,070 shares of our Series C preferred stock to 53 accredited investors at a purchase price of $59.12 per share for an aggregate purchase price of $59.7 million. We relied on the exemption provided by Rule 506 under the Securities Act.

     In March, 2000, we issued warrants to Donaldson, Lufkin & Jenrette Securities Corporation, an accredited investor, to purchase up to 18,522 shares of our Series C preferred stock at an exercise price of $59.12 per share. We relied on the exemption provided by Rule 506 under the Securities Act.

     On April 1, 2000, we issued 16,856 shares of our common stock to four accredited investors in exchange for all the assets of Strata Web. These shares of common stock had an aggregate fair market value of approximately $1.0 million. We relied on the exemption provided by Rule 506 under the Securities Act.

     On April 30, 2000, we issued a warrant to Donaldson, Lufkin & Jenrette Securities Corporation, an accredited investor, to purchase up to 3,298 shares of our Series C preferred stock at an exercise price of $59.12 per share. We relied on the exemption provided by Rule 506 under the Securities Act.

     On various dates between January 1999 and April 14, 2000, we authorized the grant of stock options to employees and officers to purchase an aggregate of 413,253 shares of its common stock at exercise prices ranging from $0.75 per share to $50.00 per share. Of these option grants, no shares have been exercised. We relied on the exemption provided by Rule 701 of the Securities Act.

     The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view for distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          1.1*           -- Form of Underwriting Agreement.
          2.1            -- Stock Purchase Agreement among The Petroleum Place and
                            the Shareholders of The Oil & Gas Asset Clearinghouse,
                            Inc., dated June 1, 1999.
          2.2            -- Stock Purchase Agreement among The Petroleum Place and
                            the Shareholders of TradeBank, Inc., dated September 15,
                            1999.
          2.3            -- Asset Purchase Agreement by and among EAEDP, Inc., World
                            Web Technologies Inc., Frank Verhagen, Michael Lazar, Kim
                            Lerner and Jean Brockman, dated September 20, 1999.
          2.4            -- Asset Purchase Agreement among EAESW, Inc., Strata Web
                            Systems Ltd., Jimmy W. Chow, William S. Klym, Alberta
                            International Capital Ltd. and Armstrong Holdings Ltd.
                            dated April 1, 2000.
          2.5            -- Agreement and Plan of Merger by and among The Petroleum
                            Place, Paradigm Technologies, Inc., and the stockholders
                            of Paradigm Technologies, Inc., dated May 17, 2000.
          3.1*           -- Restated Certificate of Incorporation.
          3.2*           -- Certificate of Amendment to Restated Certificate of
                            Incorporation.
          3.3*           -- Form of Restated Certificate of Incorporation to become effective upon the closing of this offering.
          3.4            -- Bylaws.
          3.5            -- Amended and Restated Bylaws to become effective upon the closing of this offering.
          4.1            -- Reference is made to Exhibits 3.1 through 3.4.
          4.2*           -- Specimen stock certificate representing shares of common stock of The Petroleum Place.
          5.1*           -- Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
         10.1            -- Amended and Restated 1999 Equity Incentive Plan.
         10.2            -- 2000 Employee Stock Purchase Plan.
         10.3            -- Third Amended and Restated Investors' Rights Agreement,
                            among The Petroleum Place and certain of its
                            stockholders, dated March 2, 2000.
         10.4            -- Form of Indemnity Agreement to be entered into between
                            The Petroleum Place and each of its directors and
                            executive officers.
         10.5            -- Series A Preferred Stock Purchase Agreement, among The
                            Petroleum Place and the parties named therein dated
                            February 28, 1999.
         10.6            -- Series B Preferred Stock Purchase Agreement, among The
                            Petroleum Place and the parties named therein, dated
                            December 30, 1999.
         10.7            -- Series C Preferred Stock Purchase Agreement, among The
                            Petroleum Place and the parties named therein, dated
                            March 2, 2000.
         10.8            -- Warrant to purchase 5,000 shares of the common stock of
                            The Petroleum Place, issued to Michael Allen on September
                            28, 1999.
         10.9            -- Warrant to purchase 5,000 shares of the common stock of
                            The Petroleum Place, issued to Steve Fitzgerald on
                            September 28, 1999.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.10*          -- Warrant to purchase 18,522 shares of Series C preferred stock of The Petroleum Place, issued to Donaldson, Lufkin
                            & Jenrette Securities Corporation on March 2, 2000.
         10.11*          -- Warrant to purchase 3,298 shares of Series C preferred
                            stock of The Petroleum Place, issued to Donaldson, Lufkin
                            & Jenrette Securities Corporation on April 30, 2000.
         10.12           -- Employment Agreement between The Oil & Gas Asset
                            Clearinghouse, Inc. and Kenneth R. Olive, Jr., dated June
                            1, 1999.
         10.13           -- Employment Agreement between The Petroleum Place and Gary
                            R. Vickers, dated June 1, 1999, as amended.
         10.14           -- Letter Agreement between The Petroleum Place and Jeffrey
                            M. Holben, dated September 21, 1999.
         10.15           -- Loan and Security Agreement between The Petroleum Place and Citicorp U.S.A., Inc., dated July 28, 1999.
         10.16           -- Office Lease Agreement dated May 12, 2000 between The
                            Petroleum Place and Prentice Point Limited Partnership.
         10.17           -- Office Lease Agreement dated August 18, 1999 between The
                            Petroleum Place and McCaslin Greenspoint I, Ltd.
         21.1            -- List of Subsidiaries of Registrant.
         23.1*           -- Consent of Cooley Godward LLP (included in Exhibit 5.1).
         23.2            -- Consent of Arthur Andersen LLP.
         23.3            -- Consent of Hein + Associates LLP.
         24.1            -- Powers of attorney (included on Page II-5).
         27              -- Financial Data Schedule.

------------------------------

* To be filed by amendment.

     (b) Financial Statement Schedules.

     Not applicable.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, County of Denver, State of Colorado, on May 19, 2000.

                                            By:      /s/ GARY R. VICKERS
                                              ----------------------------------
                                                       Gary R. Vickers
                                                President and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary R. Vickers and Jeffrey M. Holben, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                 /s/ GARY R. VICKERS                   President, Chief Executive         May 19, 2000
-----------------------------------------------------    Officer and Director
                   Gary R. Vickers                       (Principal Executive Officer)

                /s/ JEFFREY M. HOLBEN                  Vice President of Finance, Chief   May 19, 2000
-----------------------------------------------------    Financial Officer, Treasurer
                  Jeffrey M. Holben                      and Secretary (Principal
                                                         Financial and Accounting
                                                         Officer)

                /s/ MICHAEL F. BENNET                  Director                           May 19, 2000
-----------------------------------------------------
                  Michael F. Bennet

                  /s/ MARC CUMMINS                     Director                           May 19, 2000
-----------------------------------------------------
                    Marc Cummins

              /s/ KENNETH R. OLIVE JR.                 Director                           May 19, 2000
-----------------------------------------------------
                Kenneth R. Olive Jr.

                /s/ THOMAS G. WASHING                  Director                           May 19, 2000
-----------------------------------------------------
                  Thomas G. Washing

                                 EXHIBIT INDEX

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          1.1*           -- Form of Underwriting Agreement.
          2.1            -- Stock Purchase Agreement among The Petroleum Place and
                            the Shareholders of The Oil & Gas Asset Clearinghouse,
                            Inc., dated June 1, 1999.
          2.2            -- Stock Purchase Agreement among The Petroleum Place and
                            the Shareholders of TradeBank, Inc., dated September 15,
                            1999.
          2.3            -- Asset Purchase Agreement by and among EAEDP, Inc., World
                            Web Technologies Inc., Frank Verhagen, Michael Lazar, Kim
                            Lerner and Jean Brockman, dated September 20, 1999.
          2.4            -- Asset Purchase Agreement among EAESW, Inc., Strata Web
                            Systems Ltd., Jimmy W. Chow, William S. Klym, Alberta
                            International Capital Ltd. and Armstrong Holdings Ltd.
                            dated April 1, 2000.
          2.5            -- Agreement and Plan of Merger by and among The Petroleum
                            Place, Paradigm Technologies, Inc., and the stockholders
                            of Paradigm Technologies, Inc., dated May 17, 2000.
          3.1*           -- Restated Certificate of Incorporation.
          3.2*           -- Certificate of Amendment to Restated Certificate of
                            Incorporation.
          3.3*           -- Form of Restated Certificate of Incorporation to become effective upon the closing of this offering.
          3.4            -- Bylaws.
          3.5            -- Amended and Restated Bylaws to become effective upon the closing of this offering.
          4.1            -- Reference is made to Exhibits 3.1 through 3.4.
          4.2*           -- Specimen stock certificate representing shares of common stock of The Petroleum Place.
          5.1*           -- Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
         10.1            -- Amended and Restated 1999 Equity Incentive Plan.
         10.2            -- 2000 Employee Stock Purchase Plan.
         10.3            -- Third Amended and Restated Investors' Rights Agreement,
                            among The Petroleum Place and certain of its
                            stockholders, dated March 2, 2000.
         10.4            -- Form of Indemnity Agreement to be entered into between
                            The Petroleum Place and each of its directors and
                            executive officers.
         10.5            -- Series A Preferred Stock Purchase Agreement, among The
                            Petroleum Place and the parties named therein dated
                            February 28, 1999.
         10.6            -- Series B Preferred Stock Purchase Agreement, among The
                            Petroleum Place and the parties named therein, dated
                            December 30, 1999.
         10.7            -- Series C Preferred Stock Purchase Agreement, among The
                            Petroleum Place and the parties named therein, dated
                            March 2, 2000.
         10.8            -- Warrant to purchase 5,000 shares of the common stock of
                            The Petroleum Place, issued to Michael Allen on September
                            28, 1999.
         10.9            -- Warrant to purchase 5,000 shares of the common stock of
                            The Petroleum Place, issued to Steve Fitzgerald on
                            September 28, 1999.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.10*          -- Warrant to purchase 18,522 shares of Series C preferred stock of The Petroleum Place, issued to Donaldson, Lufkin
                            & Jenrette Securities Corporation on March 2, 2000.
         10.11*          -- Warrant to purchase 3,298 shares of Series C preferred
                            stock of The Petroleum Place, issued to Donaldson, Lufkin
                            & Jenrette Securities Corporation on April 30, 2000.
         10.12           -- Employment Agreement between The Oil & Gas Asset
                            Clearinghouse, Inc. and Kenneth R. Olive, Jr., dated June
                            1, 1999.
         10.13           -- Employment Agreement between The Petroleum Place and Gary
                            R. Vickers, dated June 1, 1999, as amended.
         10.14           -- Letter Agreement between The Petroleum Place and Jeffrey
                            Holben, dated September 21, 1999.
         10.15           -- Loan and Security Facility Agreement between The
                            Petroleum Place and Citicorp U.S.A., Inc., dated July 28,
                            1999.
         10.16           -- Office Lease Agreement dated May 12, 2000 between The
                            Petroleum Place and Prentice Point Limited Partnership.
         10.17           -- Office Lease Agreement dated August 18, 1999 between The
                            Petroleum Place and McCarlin Greenspoint I, Ltd.
         21.1            -- List of Subsidiaries of Registrant.
         23.1*           -- Consent of Cooley Godward LLP (included in Exhibit 5.1).
         23.2            -- Consent of Arthur Andersen LLP.
         23.3            -- Consent of Hein + Associates LLP.
         24.1            -- Powers of attorney (included on Page II-5).
         27              -- Financial Data Schedule.

------------------------------

* To be filed by amendment.